Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT (NOR SHALL IT BE CONSTRUED AS) AN OFFER TO SELL OR BUY, OR THE SOLICITATION OF AN OFFER TO SELL OR BUY, ANY SECURITIES OR AN ACCEPTANCE OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT IN ALL RESPECTS TO THE COMPLETION OF DEFINITIVE DOCUMENTS REFLECTING THE TERMS AND CONDITIONS SET FORTH IN THIS RESTRUCTURING SUPPORT AGREEMENT. THE CLOSING OF ANY SUCH TRANSACTIONS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE CONSENT RIGHTS OF THE PARTIES SET FORTH HEREIN AND THEREIN.

UNTIL THE COMPANY AGREEMENT EFFECTIVE DATE, THIS RESTRUCTURING SUPPORT AGREEMENT IS CONFIDENTIAL AND IS SUBJECT IN ALL RESPECTS TO THE CONFIDENTIALITY AGREEMENTS ENTERED INTO AND BY THE RECIPIENTS OF THIS RESTRUCTURING SUPPORT AGREEMENT AND THE COMPANY ENTITIES (INCLUDING BUT NOT LIMITED TO ANY OBLIGATION TO INCLUDE THIS RESTRUCTURING SUPPORT AGREEMENT IN THE CLEANSING MATERIALS), AND MAY NOT BE SHARED WITH ANY THIRD PARTY OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENTS. PRIOR TO THE AGREEMENT EFFECTIVE DATE, THIS RESTRUCTURING SUPPORT AGREEMENT TOGETHER WITH THE ASSOCIATED RESTRUCTURING TERM SHEET WAS PROVIDED AS PART OF A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND VERSIONS PRIOR TO THE AGREEMENT EFFECTIVE DATE ARE ENTITLED TO PROTECTION FROM ANY USE OR DISCLOSURE TO ANY PARTY OR PERSON PURSUANT TO FEDERAL RULE OF EVIDENCE 408 AND ANY APPLICABLE STATUTES, DOCTRINES, OR RULES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION EXCHANGED IN THE CONTEXT OF SETTLEMENT DISCUSSIONS.

RESTRUCTURING SUPPORT AGREEMENT1

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, and, together with the Restructuring Term Sheet and the other exhibits hereto, this “Agreement”), dated as of December 18, 2023, is entered into by and among the following parties:

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 hereof or the Restructuring Term Sheet, as applicable.

(i) the undersigned First Lien Lenders, and such additional First Lien Lenders who become party hereto from time to time pursuant to a Joinder Agreement in the form attached hereto as Exhibit 3 (collectively, the “Consenting First Lien Lenders”);

(ii) the undersigned Second Lien Noteholders, and such additional Second Lien Noteholders who become party hereto pursuant to a Joinder Agreement in the form attached hereto as Exhibit 3 (collectively, the “Consenting Second Lien Noteholders”); and

(iii) following the occurrence of the Company Agreement Effective Date (as defined below), Audacy, Inc. (“Audacy”), and each of its subsidiaries listed on Annex 1 hereto (each, including Audacy, a “Company Entity,” and collectively, as the context may require, the “Company” or the “Company Entities”).

Each of the Company Entities, Consenting First Lien Lenders, and Consenting Second Lien Noteholders are referred to as the “Parties” and individually as a “Party.”2

WHEREAS, the transactions described herein and in the Restructuring Term Sheet together constitute the “Restructuring” to be consummated through voluntary cases under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) in the Bankruptcy Court on the terms set forth in this Agreement;

WHEREAS, as of the date hereof, the Consenting First Lien Lenders Beneficially Own, in the aggregate, approximately 82.2% of the aggregate outstanding principal amount of the First Lien Claims;

WHEREAS, as of the date hereof, the Consenting Second Lien Noteholders Beneficially Own, in the aggregate, approximately 73.6% of the aggregate outstanding principal amount of the Second Lien Notes Claims;

WHEREAS, the Parties intend that additional First Lien Lenders, Second Lien Noteholders, and other holders of Company Claims/Interests will be encouraged to join this Agreement and/or otherwise support the Restructuring, in accordance with the terms hereof;

WHEREAS, initially the Agreement is being executed and delivered as of the Agreement Effective Date among the Consenting Lenders only but with the understanding that the Consenting Lenders shall continue negotiating in good faith with the Company so that the Company shall join this Agreement as a Party and thereby cause the Company Agreement Effective Date (as defined below) to occur no later than the Milestone (as defined below) for such purpose provided in Section 3; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement.

[2]

For the avoidance of doubt, the term “Parties” or “Party” as and when used in this Agreement (i) refers to the individual signatories to this Agreement, and not to the Consenting Lenders as a whole, unless provided for expressly and (ii) shall not include the Company Entities until the Company Agreement Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Certain Definitions.

In this Agreement, (i) the capitalized terms in the preamble and the recitals shall have the meanings ascribed to them therein; (ii) the following capitalized terms shall have the meanings specified in this Section 1 or the sections in this Agreement where such terms are defined; and (iii) capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet.

a. “2027 Notes” means Audacy Capital Corp.’s 6.500% Senior Secured Second Lien Notes due 2027.

b. “2029 Notes” means Audacy Capital Corp.’s 6.750% Senior Secured Second Lien Notes due 2029.

c. “Ad Hoc Groups Advisors” means the Ad Hoc First Lien Group Advisors and the Ad Hoc Second Lien Group Advisors.

d. “Ad Hoc Groups” means the Ad Hoc First Lien Group and the Ad Hoc Second Lien Group.

e. “Ad Hoc First Lien Group” means the ad hoc group of holders of First Lien Claims represented by the Ad Hoc First Lien Group Advisors.

f. “Ad Hoc First Lien Group Advisors” means Gibson Dunn & Crutcher, LLP, Greenhill & Co., Inc., Wiley Rein LLP, and Howley Law PLLC.

g. “Ad Hoc Second Lien Group” means the ad hoc group of holders of the Second Lien Notes represented by the Ad Hoc Second Lien Group Advisors.

h. “Ad Hoc Second Lien Group Advisors” means Akin Gump Strauss Hauer & Feld LLP, Evercore Group, LLC, and local counsel in the Southern District of Texas retained by or representing the Ad Hoc Second Lien Group.

i. “Agreement” has the meaning set forth in the preamble hereto.

j. “Agreement Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered to Latham and the Ad Hoc Groups Advisors by (i) Consenting First Lien Lenders that are Beneficial Owners of more than 66.7% in outstanding principal amount of the First Lien Claims and (ii) Consenting Second Lien Noteholders that are Beneficial Owners of more than 66.7% of the Second Lien Notes Claims, in accordance with Section 13 hereof.

k. “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, plan, proposal, recapitalization, receivership (or otherwise any enforcement of security over any of the shares or assets of any of the Company Entities), examinership, assignment for the benefit of creditors, merger, tender offer, exchange offer, scheme of arrangement, takeover, reverse takeover, consolidation, business combination, joint venture, partnership, sale of assets, equity financing (debt or equity), restructuring, or similar transaction of or by any of the Company Entities, other than the transactions contemplated by and in accordance with this Agreement. For the avoidance of doubt, an Alternative Transaction shall not include (I) any transactions contemplated by the DIP Budget (as defined in the Restructuring Term Sheet), (II) the Restructuring pursuant to this Agreement and the Plan and related transactions, (III) ordinary course debt financing or asset sales, or (IV) any transactions solely among Audacy or any of its subsidiaries.

l. “Audacy” has the meaning set forth in the recitals to this Agreement.

m. “Audacy Capital Corp.” means Audacy Capital Corp. (formerly Entercom Media Corp.).

n. “Audacy Receivables” means Audacy Receivables, LLC.

o. “Backstop” means a DIP Backstop or an Exit Backstop, as applicable.

p. “Backstop Party” has the meaning set forth in Section 4(c)(iii) of this Agreement.

q. “Bankruptcy Code” means title 11 of the United States Code.

r. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

s. “Beneficial Ownership” means the direct or indirect economic ownership (which shall be deemed to include any unsettled trades) of, and/or the power, whether by contract or otherwise (including, for the avoidance of doubt, by participation), to direct the exercise of the voting rights and the disposition of, the applicable Claims or Interests or the right to acquire such Claims or Interests. This definition shall include terms such as “Beneficially Own” and “Beneficially Owned” and other conjugations as the context may require.

t. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City, New York.

u. “Cash Collateral” has the meaning set forth set forth in section 363(a) of the Bankruptcy Code.

v. “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Causes of Action also include (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to Claims or Interests, (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, or state law fraudulent transfer or similar claims, and (iv) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

w. “Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

x. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

y. “Company” has the meaning set forth in the recitals to this Agreement.

z. “Company Advisors” means the Company’s advisors and professionals, including FTI Consulting, Inc., PJT Partners, Inc., Epiq Corporate Restructuring LLC, FGS Global (US) LLC, Porter Hedges LLP, and Latham.

aa. “Company Agreement Effective Date” means the date on which (i) counterpart signature pages to this Agreement shall have been executed and delivered to Latham by (a) each Company Entity, (b) Consenting First Lien Lenders that Beneficially Own more than 66.7% in outstanding principal amount of the First Lien Claims, and (c) Consenting Second Lien Noteholders that Beneficially Own more than 66.7% of the Second Lien Notes Claims and (ii) the Company has paid in full all reasonable fees and expenses of the Ad Hoc Groups Advisors accrued through the Company Agreement Effective Date pursuant to the existing engagement letters with the Company and invoices delivered to the Company one Business Day before such date.

bb. “Company Claims/Interests” means any Claim against the Company or Existing Equity Interest.

cc. “Company Entity” has the meaning set forth in the recitals to this Agreement.

dd. “Company Termination Event” has the meaning set forth in Section 7(c) of this Agreement.

ee. “Confidentiality Agreement” has the meaning set forth in Section 4(b)(iii) of this Agreement.

ff. “Confirmation Order” means any order confirming the Plan.

gg. “Consenting First Lien Lenders” has the meaning set forth in the recitals to this Agreement.

hh. “Consenting First Lien Lender Termination Event” has the meaning set forth in Section 7(a) of this Agreement.

ii. “Consenting Lenders” means, together and collectively, the Consenting First Lien Lenders and the Consenting Second Lien Noteholders.

jj. “Consenting Second Lien Noteholders” has the meaning set forth in the recitals to this Agreement.

kk. “Consenting Second Lien Noteholder Termination Event” has the meaning set forth in Section 7(b) of this Agreement.

ll. “Debtors” means the Company Entities that commence Chapter 11 Cases, which shall consist of all affiliates of Audacy, Inc. other than Audacy Receivables, LLC.

mm. “Definitive Documents” has the meaning set forth in Section 2 of this Agreement.

nn. “DIP Agent” means the collateral agent and administrative agent under the DIP Credit Agreement.

oo. “DIP Backstop” has the meaning set forth in Section 4(c)(i) of this Agreement.

pp. “DIP Backstop Party” has the meaning set forth in Section 4(c)(i) of this Agreement.

qq. “DIP Credit Agreement” means, collectively, that certain credit agreement attached hereto (by the Company Agreement Effective Date) in agreed form as Exhibit 4, and all exhibits, schedules, and supplements thereto.

rr. “DIP Facility” means a new money postpetition senior secured debtor-in-possession financing on the terms set forth in the Restructuring Term Sheet attached hereto as Exhibit 2 and the DIP Credit Agreement attached hereto (by the Company Agreement Effective Date) as Exhibit 4.

ss. “DIP Facility Documents” means, collectively, the DIP Credit Agreement, the DIP Motion, and the DIP Orders.

tt. “DIP Lender” means any lender under the DIP Facility.

uu. “DIP Motion” means the motion seeking approval of the DIP Facility from the Bankruptcy Court.

vv. “DIP Orders” means the Interim DIP Order and the Final DIP Order.

ww. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

xx. “Disclosure Statement Order” means any order of the Bankruptcy Court approving the Disclosure Statement and solicitation materials, and establishing procedures for the solicitation of votes on the Plan, whether such order approves the foregoing on a conditional basis or a final basis.

yy. “Existing Equity Interests” means any issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, or other instrument evidencing an ownership interest in Audacy, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Plan Effective Date.

zz. “Exit Agent” means the collateral agent and administrative agent under the Exit Credit Agreement (as defined below).

aaa. “Exit Backstop” has the meaning set forth in Section 4(c)(ii) of this Agreement.

bbb. “Exit Backstop Party” has the meaning set forth in Section 4(c)(ii) of this Agreement.

ccc. “Exit Credit Agreement” means the credit agreement between the Reorganized Debtors and the lenders party thereto to effectuate the Exit Facility.

ddd. “Exit Facility” means an exit financing facility on such terms described in and as defined in the Restructuring Term Sheet.

eee. “Final DIP Order” means the order granting the DIP Motion on a final basis.

fff. “First Lien Agent” means Wilmington Savings Fund Society, FSB, as administrative agent under the First Lien Credit Agreement or, as applicable, any successors, assignees, or delegees thereof.

ggg. “First Lien Claim” means any Claim on account of the First Lien Loans or arising under the First Lien Credit Documents.

hhh. “First Lien Credit Agreement” means that certain Credit Agreement, as amended, restated, modified, or supplemented from time to time, among Audacy Capital Corp., as the Borrower (as defined in the First Lien Credit Agreement), the guarantors party thereto, Wilmington Savings Fund Society, FSB or, as applicable, any successors, assignees, or delegees thereof, as administrative agent, collateral agent, the swing line lender and an L/C Issuer (as defined in the First Lien Credit Agreement), and each lender from time to time party thereto.

iii. “First Lien Credit Documents” means the First Lien Credit Agreement together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

jjj. “First Lien Credit Facility” means the credit facility that provides for the First Lien Loans and is memorialized by the First Lien Credit Agreement.

kkk. “First Lien Lenders” means the lenders that extended First Lien Loans under the First Lien Credit Agreement.

lll. “First Lien Loans” means the First Lien Term Loans and the First Lien Revolver Loans.

mmm. “First Lien Revolver Loans” means the revolving loans made under the First Lien Credit Agreement.

nnn. “First Lien Term Loans” means the term loans made under the First Lien Credit Agreement.

ooo. “Fund Affiliates” has the meaning given in Section 4(c)(iv) of this Agreement.

ppp. “Interest” means an equity interest, including the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any of Audacy or its affiliates, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any of Audacy or any Company Entity or its affiliates (whether or not arising under or in connection with any employment agreement).

qqq. “Intercreditor Agreement” means that certain Second Lien Intercreditor Agreement dated as of April 30, 2019, by and among Audacy Capital Corp. as borrower, the guarantors party thereto from time to time, JPMorgan Chase Bank, N.A. as the Senior Representative (together with any successors thereto) for the General Credit Facilities Secured Parties, Deutsche Bank Trust Company Americas as the Initial Second Priority Representative, and each additional Representative party thereto from time to time party thereto.

rrr. “Interim DIP Order” means any order granting the DIP Motion on an interim basis.

sss. “Joinder Agreement” means the form of joinder agreement attached hereto as Exhibit 3.

ttt. “Latham” means Latham & Watkins LLP.

uuu. “Mutual Termination Event” has the meaning set forth in Section 7(d) of this Agreement.

vvv. “New Governance Documents” means any organizational or constitutional documents, including charters, bylaws, operating agreements, warrant agreements (including, for the avoidance of doubt, the New Warrants), option agreements, management services agreements, shareholder and member-related agreements, registration rights agreements or other governance documents, in each case, relating to the Reorganized Debtors or affiliates.

www. “New Second Lien Warrants Agreement” means the agreement governing the New Second Lien Warrants.

xxx. “New Second Lien Warrants” has the meaning set forth in the Restructuring Term Sheet.

yyy. “Party(ies)” has the meaning set forth in the recitals to this Agreement.

zzz. “Permitted Assignment” has the meaning set forth in Section 4(c)(iv) of this Agreement.

aaaa. “Permitted Transfer” has the meaning set forth in Section 4(b) of this Agreement.

bbbb. “Permitted Transferee” has the meaning set forth in Section 4(b) of this Agreement.

cccc. “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

dddd. “Petition Date” has the meaning set forth on Exhibit 1 to this Agreement.

eeee. “Plan” means the joint prepackaged chapter 11 plan (as may be amended, modified, or supplemented from time to time, including the Plan Supplement) implementing the Restructuring in accordance with this Agreement, and attached hereto (by the Company Agreement Effective Date) in agreed form as Exhibit 8.

ffff. “Plan Effective Date” means the date on which the transactions contemplated under the Restructuring Term Sheet have been consummated and the Plan has become effective.

gggg. “Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of this Agreement and as may be amended, modified, or supplemented from time to time on or prior to the Plan Effective Date.

hhhh. “Qualified Marketmaker” has the meaning set forth in Section 4(b)(i) of this Agreement.

iiii. “Receivables Facility” means that certain accounts receivable securitization facility entered into as of July 15, 2021 through agreements including (i) a Receivables Purchase Agreement entered into by and among Audacy Operations, Inc., Audacy Receivables, LLC, the investors party thereto, and DZ BANK AG Deutsche ZentralGenossenschaftsbank, Frankfurt AM Main, as agent; (ii) a Sale and Contribution Agreement by and among Audacy Operations, Inc., Audacy New York, LLC, and Audacy Receivables, LLC; and (iii) a Purchase and Sale Agreement by and among certain of Audacy’s wholly-owned subsidiaries, Audacy Operations, Inc. and Audacy New York, LLC.

jjjj. “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan or any successor thereto.

kkkk. “Representatives” means, with respect to any Person, such Person’s affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, and other representatives.

llll. “Required Consenting First Lien Lenders” means at least three (3) unaffiliated Consenting First Lien Lenders holding at least 50.01% in aggregate principal amount of the First Lien Claims Beneficially Owned by Consenting First Lien Lenders, the approval of which may be communicated to the Debtors by email from the Ad Hoc First Lien Group Advisors and the Debtors shall be entitled to rely on such email.

mmmm. “Required Consenting Lenders” means, together and collectively, the Required Consenting First Lien Lenders and, only to the extent the Second Lien Consent Right is implicated, the Required Consenting Second Lien Noteholders.

nnnn. “Required Consenting Second Lien Noteholders” means Consenting Second Lien Noteholders party to this Agreement as of the Agreement Effective Date holding at least 50.01% in aggregate principal amount of the Second Lien Claims Beneficially Owned by Consenting Second Lien Noteholders as of the Agreement Effective Date, the approval of which may be communicated to the Debtors by email from the Ad Hoc Second Lien Group Advisors and the Debtors shall be entitled to rely on such email.

oooo. “Required DIP Lenders” has the meaning set forth in the DIP Credit Agreement.

pppp. “Restructuring” has the meaning set forth in the recitals to this Agreement.

qqqq. “Restructuring Term Sheet” means the term sheet annexed hereto as Exhibit 2.

rrrr. “Second Lien Consent Right” has the meaning set forth in Section 2 of this Agreement.

ssss. “Second Lien Notes Claim” means any Claim on account of the Second Lien Notes or arising under the Second Lien Notes Documents tttt. “Second Lien Noteholders” means the holders of Second Lien Notes pursuant to the Second Lien Notes Indentures.

uuuu. “Second Lien Notes” means the 2027 Notes and the 2029 Notes.

vvvv. “Second Lien Notes Documents” means the Second Lien Notes Indentures together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

wwww. “Second Lien Notes Indentures” means (i) the indenture governing the 2027 Notes, dated as of April 30, 2019 (as supplemented and amended from time to time), and (ii) the indenture governing the 2029 Notes, dated as of March 25, 2021 (as supplemented and amended from time to time), in each case among Audacy Capital Corp., as issuer, the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee and notes collateral agent.

xxxx. “Second Lien Trustee” means Deutsche Bank Trust Company Americas, as trustee and notes collateral agent under the Second Lien Notes Indentures or, as applicable, any successors, assignees, or delegees thereof.

yyyy. “Support Period” means (a) with respect to the Consenting Lenders, the period commencing on the Agreement Effective Date and (b) with respect to the Company Entities, the period commencing on the Company Agreement Effective Date, and, in each case, ending on the earlier of (i) the date on which this Agreement is terminated by or with respect to such Party in accordance with Section 7 hereof (other than Section 7(e)) and (ii) the Plan Effective Date.

zzzz. “Termination Event” shall mean, as applicable, a Consenting First Lien Lender Termination Event, a Consenting Second Lien Noteholder Termination Event, a Company Termination Event, a Mutual Termination Event, or the Automatic Termination provided for in Section 7(e).

aaaaa. “Transfer” has the meaning set forth in Section 4(b) of this Agreement.

2. Definitive Documents.

The definitive documents and agreements, including any amendments, supplements or modifications thereof approved in accordance with the terms of this Agreement related to or otherwise utilized to implement, effectuate, or govern the Restructuring (the “Definitive Documents”) include, without limitation: (i) the Plan (including any exhibits or supplements filed with respect thereto, including the Plan Supplement); (ii) the Disclosure Statement (including any exhibits thereto and the Disclosure Statement Motion); (iii) the New Governance Documents; (iv) the New Second Lien Warrants Agreement, (v) the New Second Lien Warrants, (vi) the Disclosure Statement Order (which may be the Confirmation Order) and the Confirmation Order; (vii) the DIP Credit Agreement; (viii) the DIP Motion; (ix) the DIP Orders; (x) the Exit Credit Agreement and related documents (including for the avoidance of doubt any documents with respect to any super-senior exit revolving facility, if applicable); (xi) all documents in connection with any “first day” and “second day” pleadings and all orders sought pursuant thereto; (xii) any employee or executive retention, incentive, or similar plan or proposal; (xiii) the documents and any motion providing for the Postpetition Receivables Facility; (xiv) the documents providing for the Exit Receivables Facility; and (xv) any amendments, supplements, exhibits, schedules, appendices, or modifications to any of the foregoing and any related notes, certificates, agreements, and instruments (as applicable). The proposed Interim DIP Order in substantially agreed form is attached hereto as Exhibit 5.

Each Definitive Document, including all exhibits, annexes, schedules and material amendments, supplements or modifications thereof relating to such Definitive Documents, shall be consistent with this Agreement and otherwise in form and substance (x) acceptable to the Required Consenting First Lien Lenders and, to the extent applicable, (y) acceptable to the Required Consenting Second Lien Noteholders to the extent any such Definitive Document (or applicable portion thereof) adversely affects (other than in an immaterial respect) the economic rights/entitlements, obligations or releases proposed to be granted to, or received by, the Second Lien Noteholders pursuant to this Agreement, it being understood that neither the Plan, the Confirmation Order nor any other Definitive Document may modify the form or amount of consideration to be provided to holders of Second Lien Notes Claims as set forth in the Restructuring Term Sheet without the consent of the Required Second Lien Noteholders; provided, however, that, notwithstanding the foregoing, the New Second Lien Warrants Agreement and the customary protections for minority equity holders in the New Governance Documents shall be in form and substance acceptable to the Required Consenting Second Lien Noteholders (the consent rights set forth in this clause (y), collectively, the “Second Lien Consent Right”). Notwithstanding anything herein to the contrary, (i) the DIP Facility Documents shall further be required to be acceptable in form and substance to the Required DIP Lenders, (ii) other than the customary protections for minority equity holders in the New Governance Documents, the New Corporate Governance Documents shall otherwise be in form and substance solely acceptable to the Required Consenting First Lien Lenders; provided, that the Consenting First Lien Lenders shall consider in good faith any comments to the New Governance Documents that may be provided by the Required Second Lien Lenders, (iii) so long as the DIP Facility Documents are consistent in all material respects with the Restructuring Term Sheet, the Second Lien Consent Right shall be deemed satisfied (provided, that any terms of the DIP Facility Documents not set forth explicitly in the Restructuring Term Sheet shall be subject to the Second Lien Consent Right set forth in clause (y) above), and (iv) nothing herein shall abrogate the consent rights of the Required Consenting First Lien Lenders and the Required DIP Lenders (as applicable) with respect to any Definitive Documents outlined in the Restructuring Term Sheet.

The Definitive Documents not executed or in a form attached to this Agreement as of the Plan Effective Date remain subject to negotiation and completion subject to the consent rights in this Agreement. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with this Agreement.

3. Milestones.

During the Support Period, the Company shall implement the Restructuring in accordance with the milestones set forth on Exhibit 1 hereto (the “Milestones”), as applicable, unless extended or waived in writing by the Required Consenting First Lien Lenders (with email from the Ad Hoc First Lien Group Advisors indicating that the Required Consenting First Lien Lenders have extended and/or waived one or more Milestones, as applicable, being sufficient to evidence such consent); provided, that extension or waiver of the Milestones with respect to (a) the occurrence of the Company Agreement Effective Date, (b) the Petition Date, (c) the entry of the Confirmation Order (solely to the extent that Required First Lien Lenders seek to extend entry of the Confirmation Order to a date on or more than 60 days from the Petition Date), and (d) the occurrence of the Plan Effective Date, in each case, shall also require the consent of the Required Consenting Second Lien Noteholders (with email from the Ad Hoc Second Lien Group Advisors indicating that the Required Consenting Second Lien Noteholders have extended and/or waived such Milestones, as applicable, being sufficient to evidence such consent, with such consent not to be unreasonably withheld or delayed).

4. Agreements of the Consenting Lenders.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof, each Consenting Lender agrees, severally (and not jointly and severally), that it shall:

(i) consult and negotiate in good faith with the Company, its Representatives, and other Consenting Lenders and their respective Representatives, including with respect to causing the Company Entities to join this Agreement following the Agreement Effective Date, and use commercially reasonable efforts to execute, perform its obligations under, and consummate the transactions contemplated by, the Definitive Documents to which it is or will be a party or for which its approval or consent is required, including, to the extent necessary or appropriate, directing the administrative, collateral agents, and/or indenture trustee(s), as applicable, under the First Lien Credit Facility, Second Lien Notes, or DIP Facility to effectuate the transactions contemplated herein; provided that notwithstanding anything else herein, the Consenting Lenders shall not be obligated to provide such agents and trustees any indemnity or incur out-of-pocket costs or liabilities similar to an indemnity (or any out-of-pocket costs or liabilities similar to an indemnity prohibited by a Party’s organizational or constitutional documents) in order to comply with this provision;

(ii) use commercially reasonable efforts to support and not object to the Restructuring, and use commercially reasonable efforts to take any reasonable action necessary or reasonably requested by the Company in a timely manner to effectuate the Restructuring in a manner consistent with this Agreement, including the timelines set forth herein; provided, that the foregoing shall not require any Consenting Lender to file any pleadings with respect thereto;

(iii) not, directly or indirectly, seek, solicit, support, encourage, propose, assist, consent to, vote for, or enter or participate in any discussions or any agreement regarding, any Alternative Transaction;

(iv) use commercially reasonable efforts to cooperate with and assist the Company Entities in obtaining additional support for the Restructuring from the Company Entities’ other creditors and interest holders;

(v) use commercially reasonable efforts to support and not object to the DIP Motion and entry of the DIP Orders in accordance with this Agreement (provided that such DIP Motion and DIP Orders are in form and substance consistent with the forms of such documents attached to this Agreement and otherwise acceptable to the Required Consenting First Lien Lenders, the Required DIP Lenders and, solely to the extent they implicate the Second Lien Consent Right, the Required Second Lien Noteholders); provided, that the foregoing shall not require any Consenting Lender to file any pleadings with respect thereto;

(vi) support and not object to the Plan or entry of the Disclosure Statement Order, or the Confirmation Order (provided that such Plan, Disclosure Statement Order, and Confirmation Order are in form and substance acceptable to the Required Consenting First Lien Lenders and, solely to the extent they implicate the Second Lien Consent Right, the Required Second Lien Noteholders);

(vii) subject to the receipt of the Disclosure Statement and related solicitation materials, vote all Claims of such Consenting Lender (including those Claims over which such Consenting Lender has Beneficial Ownership) to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed ballot in connection therewith no later than the applicable deadline set forth in the Disclosure Statement Order; provided, however, that such vote may be revoked or changed (and upon such revocation or change, the prior vote being deemed void ab initio) by such Consenting Lender if this Agreement has been terminated in accordance with its terms with respect to such Consenting Lender (it being understood by the Parties that any modification of the Plan that results in a termination of this Agreement pursuant to Section 7 hereof shall entitle such Consenting Lender to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Disclosure Statement and related solicitation materials with respect to the Plan shall be consistent with this proviso);

(viii) not, directly or indirectly, encourage any other Person to, directly or indirectly, subject to the terms hereof, (A) object to, delay, postpone, challenge, oppose, impede, or take any other action or any inaction to interfere with or delay the acceptance, implementation, or consummation of the Restructuring and the transactions contemplated in this Agreement (including the DIP Facility) on the terms set forth in this Agreement, the Restructuring Term Sheet, the DIP Credit Agreement, the Plan, and any other applicable Definitive Document, including commencing or joining with any Person in commencing any litigation or involuntary case for relief under the Bankruptcy Code against any Company Entity or any subsidiary thereof; (B) solicit, negotiate, propose, file, support, enter into, consummate, file with the Bankruptcy Court, vote for, or otherwise knowingly take any other action in furtherance of any restructuring, workout, plan of arrangement, or chapter 11 plan for the Company (except a chapter 11 plan pursued in compliance with this Agreement); (C) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Company or any direct or indirect subsidiaries of the Company that do not file for chapter 11 relief under the Bankruptcy Code, except in a manner consistent with this Agreement or (D) object to or oppose, or support any other Person’s efforts to object to or oppose, any motions filed by the Company that are consistent with this Agreement;

(ix) not direct any administrative agent, collateral agent or indenture trustee (as applicable) or other such agent or trustee to take any action inconsistent with such Consenting Lender’s obligations under this Agreement and, if any applicable administrative agent, collateral agent or indenture trustee or other such agent or trustee (as applicable) takes any action inconsistent with such Consenting Lender’s obligations under this Agreement, such Consenting Lender shall use its commercially reasonable efforts to direct such administrative agent, collateral agent or indenture trustee or other such agent or trustee (as applicable) to cease and refrain from taking any such action; provided that notwithstanding anything else herein, the Consenting Lenders shall not be obligated to provide such agents and trustees any indemnity or incur out-of-pocket costs or liabilities similar to an indemnity (or any out-of-pocket costs or liabilities similar to an indemnity prohibited by a Party’s organizational or constitutional documents) in order to comply with this provision; and

(x) to the extent any legal or structural impediment arises that would prevent, hinder or delay the consummation of the Restructuring, negotiate with the Debtors and the other Consenting Lenders in good faith appropriate additional or alternative provisions to address any such legal or structural impediment to the Restructuring, provided that no Consenting First Lien Lender shall be obligated to agree to or negotiate any such alternative provision that has or could have any adverse effect (other than in an immaterial respect) on the form, substance, or amount of such Consenting First Lien Lender’s recovery or any of the rights or remedies available to it under this Agreement or otherwise contemplated pursuant to this Agreement, the Term Sheet, the contemplated Definitive Documents, or the Restructuring; provided further that no Consenting Second Lien Noteholder shall be obligated to agree to any such alternative provision that has or could have any adverse effect (other than in an immaterial respect) on the form, substance, or amount of such Consenting Second Lien Noteholder’s recovery or any of the rights or remedies available to it under this Agreement or otherwise contemplated pursuant to this Agreement, the Term Sheet, the contemplated Definitive Documents, or the Restructuring.

b. Transfers.

During the Support Period, each Consenting Lender agrees, solely with respect to itself, that it shall not sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, donate, permit the participation in, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions) (each, a “Transfer”) any ownership (including any Beneficial Ownership) interest in its Claims against, or Interests in, any Company Entity or any assets or properties thereof, or any option thereon or any right or interest therein (including by granting any proxies or depositing any interests in such Claims or Interests into a voting trust or by entering into a voting agreement with respect to such Claims or Interests), unless (1) the intended transferee is another Consenting Lender, (2) as of the date of such Transfer, the Consenting Lender controls, is controlled by, or is under common control with such transferee or is an affiliate, affiliated fund, or affiliated entity with a common investment advisor as such transferee, or (3) the intended transferee executes and delivers to counsel to the Company and either (A) Gibson Dunn & Crutcher LLP (if such Consenting Lender is a First Lien Lender) or (B) Akin Gump Strauss Hauer and Feld LLP (if such Consenting Lender is a Second Lien Noteholder) an executed Joinder Agreement before such Transfer is effective (it being understood that any Transfer shall not be effective as against the Company until notification of such Transfer and a copy of the executed Joinder Agreement (if applicable) is received by counsel to the Company) (each such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”). Upon satisfaction of the foregoing requirements in this Section 4(b), (i) the Permitted Transferee shall be deemed to be a Consenting Lender hereunder to the same extent as such Permitted Transferee’s transferor (it being understood that, for purposes of the foregoing, to the extent the Claims or Interests transferred to the Permitted Transferee were transferred by a Qualified Marketmaker (as defined below), the transferor shall be deemed to be the Party that last held such Claims or Interests prior to the Qualified Marketmaker), and, for the avoidance of doubt, a Permitted Transferee is bound as a Consenting Lender under this Agreement with respect to any and all Claims against, or Interests in, any of the Company Entities, whether held at the time such Permitted Transferee becomes a Party or later acquired by such Permitted Transferee, and each Permitted Transferee is deemed to make all of the representations and warranties of a Consenting Lender set forth in this Agreement and (ii) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.

(i) Notwithstanding anything to the contrary herein, a Consenting Lender may Transfer any ownership in its Claims against, or Interests in, any Company Entity, or any option thereon or any right or interest therein, to a Qualified Marketmaker that acquires Claims against any Company Entity with the purpose and intent of acting as a Qualified Marketmaker for such Claims or Interests, and such Qualified Marketmaker shall not be required to execute and deliver to counsel to any Party a Joinder Agreement in respect of such Claims or Interests if (A) such Qualified Marketmaker subsequently Transfers such Claims or Interests within five (5) Business Days of its acquisition to an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker, (B) the transferee otherwise is a Permitted Transferee, and (C) the Transfer otherwise is a Permitted Transfer. To the extent that a Consenting Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in any Claims against, or Interests in, any Company Entity that such Consenting Lender acquires in its capacity as a Qualified Marketmaker from a holder of such Claims or Interests who is not a Consenting Lender without regard to the requirements set forth in this Section 4(b). As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company Entities (or enter with customers into long and short positions in claims against the Company Entities), in its capacity as a dealer or market maker in claims against the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(ii) This Agreement shall in no way be construed to preclude the Consenting Lenders from acquiring additional Claims against, or Interests in, any Company Entity; provided, that (A) if any Consenting Lender acquires additional Claims against, or Interests in, any Company Entity during the Support Period, such Consenting Lender shall report its updated holdings to the Company within ten (10) Business Days of such acquisition, which notice may be deemed to be provided by the filing of a statement with the Bankruptcy Court as required by Rule 2019 of the Federal Rules of Bankruptcy Procedures, if necessary, as determined by the legal advisor to the Ad Hoc First Lien Group and the legal advisor to the Ad Hoc Second Lien Group, as applicable and in such advisor’s sole discretion, including revised holdings information for such Consenting Lender, and (B) any acquired Claims or Interests shall automatically and immediately upon acquisition by a Consenting Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given).

(iii) This Section 4(b) shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Lender to Transfer any Claim. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreement.

(iv) Any Transfer made in violation of this Section 4(b) shall be void ab initio.

(v) Notwithstanding anything to the contrary in this Section 4, the restrictions on Transfer set forth in this Section 4(b) shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

(vi) The Company understands that many of the Consenting Lenders are engaged in a wide range of financial services and businesses and, in furtherance of the foregoing, the Company acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Lender that principally manage(s) and/or supervise(s) the Consenting Lender’s investment in the Company, and shall not apply to any other trading desk or business group of the Consenting Lender, so long as they are not acting at the direction or for the benefit of such Consenting Lender or in connection with such Consenting Lender’s investment in the Company.

(vii) In addition, other than pursuant to a Permitted Transfer, any holder of First Lien Claims shall become a Party, and become obligated as a Consenting First Lien Lender, solely to the extent (i) such holder executes a Joinder Agreement, (ii) such joinder is delivered to counsel to the Company Entities and the Ad Hoc First Lien Group within five (5) Business Days following execution thereof, and (iii) such holder is reasonably acceptable to the Company Entities; provided that, for the avoidance of doubt, the Company Entities shall have no ability to object to, and their consent shall not be required to effectuate, any transfer to any party that would qualify as a Permitted Transferee, and such party shall become a Permitted Transferee notwithstanding anything set forth in this clause (iii) to the extent it complies with Section 4(b) of this Agreement.

(viii) Other than pursuant to a Permitted Transfer, any holder of Second Lien Notes Claims shall become a Party, and become obligated as a Consenting Second Lien Noteholder, solely to the extent (i) such holder executes a Joinder Agreement, (ii) such joinder is delivered to counsel to the Company Entities and the Ad Hoc Second Lien Group within five (5) Business Days following execution thereof, and (iii) such holder is reasonably acceptable to the Company Entities; provided that, for the avoidance of doubt, the Company Entities shall have no ability to object to, and their consent shall not be required to effectuate, any transfer to any party that would qualify as a Permitted Transferee, and such party shall become a Permitted Transferee notwithstanding anything set forth in this clause (iii) to the extent it complies with Section 4(b) of this Agreement.

c. Backstop.

(i) Each of the entities set forth on Exhibit 6 hereto (together with their respective successors and permitted assignees, each a “DIP Backstop Party”) hereby notifies the Company that such DIP Backstop Party (or funds or accounts affiliated with, managed or advised by such DIP Backstop Party) shall backstop the DIP Facility, on a several (and not joint and several) basis in the percentages set forth opposite each such DIP Backstop Party’s name on Exhibit 6 (collectively, the “DIP Backstop”) upon the terms set forth or referred to in this Section 4(c) and the DIP Credit Agreement.

(ii) Each of the entities set forth on Exhibit 7 hereto (together with their respective successors and permitted assignees, each an “Exit Backstop Party”) hereby notifies the Company that such Exit Backstop Party (or funds or accounts affiliated with, managed or advised by such Exit Backstop Party) shall backstop the Exit Term Loan Facility, on a several (and not joint and several) basis in the percentages set forth opposite each such DIP Backstop Party’s name on Exhibit 7 (collectively, the “Exit Backstop”) upon the terms set forth or referred to in this Section 4(c) and the Exit Term Loan Credit Agreement.

(iii) The obligations of each of the DIP Backstop Parties and Exit Backstop Parties (together, the “Backstop Parties”) under this Section 4(c) shall be several (and not joint and several), and no failure of any Backstop Party to comply with any of its obligations hereunder shall prejudice the rights of any other Backstop Party.

(iv) Each Backstop Party may assign all or a portion of its Backstop hereunder to (i) any other Backstop Party, (ii) any of its affiliates or related funds/accounts or (iii) any investment funds, accounts, vehicles or other entities that are managed, advised or sub-advised by such Backstop Party, its affiliates or the same person or entity as such Backstop Party or its affiliates (all such persons described in clauses (ii) and (iii), such Backstop Party’s “Fund Affiliates” and any assignment permitted by clauses (i) through (iii), a “Permitted Assignment”); provided, that the Backstop Parties’ rights and obligations under this Section 4(c) and the Backstop hereunder shall not otherwise be assignable by the Backstop Parties without the prior written consent of the Company; provided, further, that in the case of a Permitted Assignment, the assigning Backstop Party shall provide written notice to the Company and the Required Consenting First Lien Lenders.

(v) This Section 4(c) is intended to be solely for the benefit of the Company and the Backstop Parties and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the Company and the Backstop Parties, in each case, to the extent expressly set forth herein.

5. Additional Provisions Regarding Consenting Lender Commitments.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

a. be construed to prohibit any Consenting Lender from appearing as a party-in-interest in any matter arising in the Chapter 11 Cases;

b. be construed to prohibit any Consenting Lender from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Document;

c. affect the ability of any Consenting Lender to consult with any other Consenting Lender, the Company, or any other party in interest;

d. impair or waive the rights of any Consenting Lender to assert or raise any objection not prohibited under this Agreement or any other Definitive Document in connection with the Restructuring;

e. preclude any Consenting Lender from contesting whether any matter, fact, or thing is a breach of, or inconsistent with, this Agreement or the Definitive Documents and exercising any rights or remedies under this Agreement or any Definitive Documents;

f. limit the rights of a Consenting Lender in the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Consenting Lender’s obligations hereunder;

g. limit the ability of any Consenting Lender to purchase, sell, or enter into any transactions regarding the Company Claims/Interests, subject to the terms hereof;

h. constitute a waiver or amendment of any term or provision of the First Lien Credit Agreement, the Intercreditor Agreement, or the Second Lien Notes Documents;

i. require any Consenting Lender to incur, assume, or become liable for any financial or other liability or obligation other than as expressly described in this Agreement;

j. prevent any Consenting Lender from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, and priority of its Company Claims/Interests or any lien securing any such Claim/Interests (including the filing of proofs of claim); or

k. affect any rights or obligations of the First Lien Agent, the Second Lien Trustee, the DIP Agent or the Exit Agent, each in their capacities as such under the respective credit facility for which they are agent.

l. require that any Consenting Lender give any notice, order, instruction, or direction to any administrative agent, collateral agent or indenture trustee (as applicable) or other such agent or trustee if the Consenting Lenders are required to incur any out-of-pocket costs or provide any indemnity (or confer similar rights) in connection therewith; or

m. with respect to the DIP Facility or the DIP Facility Documents, (i) be construed to prohibit any Consenting First Lien Lender, to the extent such lender is a DIP Lender, from enforcing any right, remedy, condition, consent, or approval requirement under any DIP Facility Document and (ii) impair or waive the rights of any Consenting First Lien Lender, to the extent such lender is a DIP Lender, to assert or raise any objection permitted under the DIP Facility Documents in connection with the DIP Facility.

6. Agreements of the Company.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof (including Section 10 of this Agreement), the Company agrees that it shall, and shall cause each of its subsidiaries, to:

(i) implement the Restructuring in accordance with the terms and conditions set forth herein, the Restructuring Term Sheet, and the Definitive Documents;

(ii) upon request, inform the Ad Hoc Groups Advisors as to: (A) the material business and financial (including liquidity) performance of the Company Entities; and (B) the status of obtaining any necessary or desirable authorizations (including consents) from each Consenting Lender, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(iii) (A) support and take all commercially reasonable actions necessary and appropriate, including those actions reasonably requested by the Required Consenting First Lien Lenders and, to the extent reasonably related to and implicating the Second Lien Consent Right, the Required Consenting Second Lien Noteholders, in each case, to facilitate the Restructuring, and the other transactions contemplated thereby, in accordance with this Agreement within the timeframes contemplated herein; (B) not take any action directly or indirectly that is inconsistent with, or is intended to, or that would reasonably be expected to prevent, interfere with, delay, or impede, the Restructuring or any Definitive Document (other than in an immaterial respect); (C) not, nor encourage any other Person to, take any action which would reasonably be expected to breach or be inconsistent with this Agreement, delay or impede, appeal, or take any other negative action, directly or indirectly, to interfere with any Definitive Document or the Restructuring (other than in an immaterial respect); and (D) use reasonable best efforts to obtain orders of the Bankruptcy Court approving the DIP Orders the Disclosure Statement Order, and/or the Confirmation Order, within the timeframes contemplated in this Agreement;

(iv) maintain good standing under the laws of the state or other jurisdiction in which each Company Entity or subsidiary is incorporated or organized;

(v) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring contemplated herein, support and take all steps reasonably necessary and desirable to address any such impediment and to effectuate the Restructuring in accordance with this Agreement;

(vi) not take any action, and not encourage any other Person or entity to, take any action, directly or indirectly, that would reasonably be expected to, breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the implementation of the Restructuring, the Plan, or this Agreement;

(vii) provide to the Ad Hoc Groups Advisors draft copies of all Definitive Documents and all other pleadings, motions, declarations, supporting exhibits and proposed orders and any other document that the Company intends to file with the Bankruptcy Court, to the extent practicable, at least three (3) calendar days prior to the date when the Company intends to file or execute such documents and, without limiting or modifying the consent rights set forth herein, consult in good faith with the Ad Hoc Groups Advisors regarding the form and substance of such documents;

(viii) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(ix) support and take all actions as are necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring and Plan and to cooperate with any efforts undertaken by the Consenting Lenders with respect to obtaining any required regulatory or third-party approvals in connection with the Restructuring; actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Plan or the Restructuring (including, if applicable, the filing of timely filed objections or written responses);

(x) without limiting or modifying the consent rights set forth herein, consult and negotiate in good faith with the Ad Hoc Groups Advisors regarding the execution of Definitive Documents and the implementation of the Restructuring;

(xi) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan reorganization;

(xii) promptly, and in any event, within two (2) calendar days, provide written notice to the Ad Hoc Groups Advisors during the Support Period of the occurrence of a Termination Event; and provide prompt written notice and take all reasonably necessary actions to oppose any challenge or action by any Person or entity (whether pending, threatened, or filed with the Bankruptcy Court) to the validity or priority of, or seeking to avoid, any lien securing the First Lien Loans, Second Lien Notes, or DIP Loans;

(xiii) inform the Consenting Lenders and the Ad Hoc Groups Advisors in writing promptly, and in any event, within two (2) calendar days after becoming aware of: (a) any matter or circumstance which they know, or believe is likely, to be an impediment to the implementation or consummation of the Restructuring or the Plan (and oppose such matter or circumstance); (b) any notice of any commencement of any involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any Person in respect of any Company Entity (and oppose such proceeding, suit, or securement); (c) a material breach of this Agreement by any Company Entity (and take all practicable steps to remedy such breach); and (d) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (and take all practicable steps to remedy such representation or statement);

(xiv) use commercially reasonable efforts to seek additional support for the Restructuring from their other material stakeholders;

(xv) except to the extent permitted by Section 10 hereof, not, directly or indirectly, seek, solicit, support, encourage, propose, negotiate, discuss, assist, consent to, vote for, or enter into any agreement regarding, any Alternative Transaction; provided that, if the Company receives an unsolicited written or oral proposal or expression of interest regarding any Alternative Transaction, the Company shall provide copies of any written proposals and all documentation received in connection therewith (and notice and description of any oral proposals) for any such Alternative Transactions to the Ad Hoc Groups Advisors on a professional eyes only basis no later than twenty-four (24) hours following receipt thereof by the Company; provided that if the Company is bound by a binding confidentiality agreement that was in existence prior to the Agreement Effective Date with a submitting party that prohibits the Company from providing the Ad Hoc Groups Advisors with a copy of any written proposal, the Company shall only be obligated to provide a summary of all material terms thereof to the Ad Hoc Groups Advisors no later than twenty-four (24) hours following receipt thereof by the Company;

(xvi) prior to the Plan Effective Date, continue to comply with all of its current public reporting requirements;

(xvii) promptly file and take all commercially reasonable steps within their control that are necessary to obtain approval of the Federal Communications Commission (“FCC”) to the transactions contemplated hereby, including, without limitation, submission of one or more applications seeking FCC consent for a pro forma involuntary assignment of the Company’s FCC licenses to the Debtors in Possession and one or more applications seeking FCC consent to the transfer of control of the FCC licensee entities (or assignment of the FCC licenses) to an entity owned by the First Lien Lenders and the Second Lien Noteholders as contemplated hereby, as expeditiously as possible, including (A) promptly replying to any inquiries or requests from the FCC staff related to the processing of such applications, and (B) opposing any petitions or other comments filed with the FCC opposing grant of such applications;

(xviii) a take all commercially reasonable steps within their control to cooperate with the Ad Hoc Groups Advisors and other holders of Company Claims/Interests to ensure that, to the extent requested by the Required Consenting First Lien Lenders (and, to the extent reasonably related to or implicating the Second Lien Consent Right, the Required Consenting Second Lien Noteholders), (A) the ownership structure of the reorganized Company to be proposed in the FCC application(s) (which structure may include, without limitation, the use of voting stock, limited voting stock that would be considered non-attributable for purposes of the

FCC’s ownership rules, and special warrants to be issued at emergence in lieu of the voting or limited voting stock) complies with the foreign ownership limitations under section 310(b)(4) of the Communications Act of 1934, as amended, and other applicable rules, regulations, and policies of the FCC, including policies regarding waiver of the FCC’s foreign ownership limitations, without any declaratory ruling, waiver or other form of special relief, other than that which permits the holding of special warrants that may be issued in lieu of equity and in conformance with applicable FCC rules and policies, and/or (B) the ownership structure of the Company to be proposed in any post-emergence applications submitted to the FCC (including, without limitation, any application seeking approval for the conversion of any special warrants issued to any holder of Company Claims/Interest into equity in the restructured company and/or to obtain a declaratory ruling to allow, among other things, the non-U.S. ownership of the stock of the Reorganized Debtors to exceed twenty-five percent (25%)) complies with all applicable rules, regulations, and policies of the FCC including policies regarding waiver or approval of holdings in excess of the FCC’s foreign ownership limitations.

b. Negative Covenants. The Company agrees that, for the duration of the Support Period, the Company shall not:

(i) take any action inconsistent with, or omit to take any material action required by, this Agreement, the Restructuring Term Sheet, the Plan, the Restructuring, or any of the other Definitive Documents;

(ii) object to, delay, impede, or take any other action or inaction that could reasonably be expected to interfere with or prevent acceptance, approval, implementation, or consummation of the Restructuring (other than in an immaterial respect);

(iii) absent the consent of the Required Consenting First Lien Lenders, and to the extent reasonably related to or implicating the Second Lien Consent Right, the Required Consenting Second Lien Noteholders (in each case, upon reasonable advance notice and good faith discussion, cooperation, or negotiation to pursue any potential alternatives), file any pleading, motion, declaration, supporting exhibit or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or other Definitive Documents, or that could reasonably be expected to frustrate or impede the implementation and consummation of the Restructuring, or is inconsistent with the Restructuring Term Sheet, the DIP Orders, or the DIP Credit Agreement in any respect; or

(iv) engage in any merger, consolidation, material disposition, material acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than the transactions contemplated herein in connection with the Restructuring.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict the Company’s rights under Section 10 hereof.

7. Termination of Agreement.

a. Consenting First Lien Lender Termination Events. This Agreement may be terminated with respect to the Consenting First Lien Lenders by the Required Consenting First Lien Lenders by the delivery to (x) the Company and its counsel (to the extent the Company Agreement Effective Date has occurred) and (y) the Ad Hoc Second Lien Group Advisors of a written notice in accordance with Section 22 hereof upon the occurrence and continuation of any of the following events (each, a “Consenting First Lien Lender Termination Event”):

(i) the breach by (A) any Company Entity or (B) any Consenting Second Lien Noteholder (in the event that the non-breaching Consenting Second Lien Noteholders Beneficially Own less than 66 2/3% in the aggregate principal amount outstanding of Second Lien Notes Claims at the time of such breach) of any affirmative or negative covenant contained in this Agreement or any other obligations of such breaching Company Entity or Consenting Second Lien Noteholder set forth in this Agreement, in each case, in any material respect and which breach remains uncured (to the extent curable) for a period of five (5) Business Days following the Company’s receipt of notice from the Required Consenting First Lien Lenders, as applicable, pursuant to Section 22 hereof;

(ii) any representation or warranty in this Agreement made by any Company Entity or any Consenting Second Lien Noteholder shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of five (5) Business Days following the Company’s receipt of notice from the Required Consenting First Lien Lenders, as applicable, pursuant to Section 22 hereof;

(iii) any Company Entity or any Consenting Second Lien Noteholder files any motion, pleading, or related document with the Bankruptcy Court that is materially inconsistent with this Agreement, the Restructuring Term Sheet, the DIP Orders, the DIP Credit Agreement, the Plan, or the Definitive Documents and such motion, pleading or related document has not been withdrawn within five (5) Business Days after the Company receives written notice of the foregoing from the Required Consenting First Lien Lenders, as applicable, in accordance with Section 22;

(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining, or denying the grant of any approval or consent to, the Restructuring or the consummation of any portion of the Restructuring or the Plan or rendering illegal any portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of any Company Entity, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed, vacated or stayed within fifteen (15) calendar days after such issuance (or as soon thereafter as practicable subject to the availability of the court, governmental or regulatory authority, or other body issuing such ruling, judgment, or order); provided that this termination right may not be exercised by any Consenting First Lien Lender who sought or requested such ruling or order in contravention of any obligation set forth in this Agreement;

(v) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement;

(vi) except as specifically contemplated by this Agreement, without the prior consent of the Required Consenting First Lien Lenders, any Company Entity (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except consistent with this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described below, (C) files an answer admitting the allegations of a petition filed against it in any proceeding, (D) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (E) makes a general assignment or arrangement for the benefit of creditors or (F) takes any corporate action for the purpose of authorizing any of the foregoing;

(vii) any Company Entity or any Consenting Second Lien Noteholder files or supports (or, with respect to any Company Entity, fails to timely object to) another party in filing (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any Claims held by any Consenting First Lien Lender against the Company, (B) any plan of reorganization, liquidation, dissolution, administration, moratorium, receivership, winding up, bankruptcy, or sale of all or substantially all of the Company’s assets other than as contemplated by this Agreement (including Section 2 hereof), (C) a motion, application, pleading or proceeding asserting (or seeking standing to assert) any purported claims or Causes of Action against any of the Consenting First Lien Lenders, or (D) takes any corporate action for the purpose of authorizing any of the foregoing;

(viii) any Company Entity (A) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Entity or for a substantial part of such Company Entity’s assets, (B) makes a general assignment or arrangement for the benefit of creditors, or (C) takes any corporate action for the purpose of authorizing any of the foregoing;

(ix) the Bankruptcy Court enters an order providing relief against any Consenting First Lien Lender with respect to any of the Causes of Action or proceedings specified in Section 7(a)(vii)(A) or (C);

(x) (A) any Definitive Document or any related order entered by the Bankruptcy Court in the Chapter 11 Cases is inconsistent with the terms and conditions set forth in this Agreement (including the Restructuring Term Sheet) or is otherwise not in accordance with this Agreement (including the Restructuring Term Sheet) (other than in an immaterial respect), or (B) any of the terms or conditions of any of the Definitive Documents is waived, amended, supplemented, or otherwise modified without the prior written consent of the Required Consenting First Lien Lenders, in each case, which remains uncured for five (5) Business Days after the receipt by the Company of written notice from the Required Consenting First Lien Lenders of the foregoing pursuant to Section 22 hereof;

(xi) any of the Milestones have not been achieved, extended, or waived after the required date for achieving such Milestone, unless such failure is primarily the result of any act, omission or delay on the part of a Consenting First Lien Lender in violation of its obligations under this Agreement;

(xii) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(xiii) the occurrence of the DIP Termination Date (as defined in the DIP Orders) in accordance with the DIP Orders;

(xiv) the occurrence of a Consenting Second Lien Noteholder Termination Event; or

(xv) the Company (a) publicly announces its intention not to support the Plan or the Restructuring, (b) provides notice to the Ad Hoc First Lien Group Advisors pursuant to Section 10 of this Agreement that it intends to terminate this Agreement pursuant to Section 7(c)(iv), or (c) publicly announces, or executes a definitive written agreement with respect to, an Alternative Transaction.

b. Consenting Second Lien Noteholder Termination Events. This Agreement may be terminated, solely with respect to the Consenting Second Lien Noteholders, by the Required Consenting Second Lien Noteholders by the delivery to (x) the Company and its counsel (to the extent the Company Agreement Effective Date has occurred) and (y) the Ad Hoc First Lien Group Advisors of a written notice in accordance with Section 22 hereof upon the occurrence and continuation of any of the following events (each, a “Consenting Second Lien Noteholder Termination Event”).

(i) the breach by (A) any Company Entity or (B) any Consenting First Lien Lender (in the event that the non-breaching Consenting First Lien Lenders Beneficially Own less than 66 2/3% in aggregate principal amount outstanding of First Lien Claims at the time of such breach) of any affirmative or negative covenant contained in this Agreement or any other obligations of such breaching Company Entity or Consenting First Lien Lender set forth in this Agreement, in each case, in any material respect and to the extent that such affirmative or negative covenant or other obligation was provided for the benefit of the Consenting Second Lien Noteholders and which breach remains uncured (to the extent curable) for a period of five (5) Business Days following the Company’s receipt of notice from the Required Consenting Second Lien Noteholders, as applicable, pursuant to Section 22 hereof;

(ii) any representation or warranty in this Agreement made by any Company Entity shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of five (5) Business Days following the Company’s receipt of notice from the Required Consenting Second Lien Noteholders, as applicable, pursuant to Section 22 hereof;

(iii) any Company Entity or any Consenting First Lien Lender files any motion, pleading, or related document with the Bankruptcy Court that is materially inconsistent with this Agreement, the Restructuring Term Sheet, the DIP Orders, the DIP Credit Agreement, the Plan or the Definitive Documents (in each case, to the extent such material inconsistency implicates the Second Lien Consent Right), and such motion, pleading or related document has not been withdrawn within five (5) Business Days after the Company receives written notice of the foregoing from the Required Consenting Second Lien Noteholders, as applicable, in accordance with Section 22;

(iv) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement;

(v) except as specifically contemplated by this Agreement, without the prior consent of the Required Consenting Second Lien Noteholders, any Company Entity (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except consistent with this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described below, (C) files an answer admitting the allegations of a petition filed against it in any proceeding, (D) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (E) makes a general assignment or arrangement for the benefit of creditors or (F) takes any corporate action for the purpose of authorizing any of the foregoing;

(vi) any Company Entity or Consenting First Lien Lender files or supports (or, with respect to any Company Entity, fails to timely object to) another party in filing (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any Claims held by any Consenting Second Lien Noteholder against the Company, (B) any plan of reorganization, liquidation, dissolution, administration, moratorium, receivership, winding up, bankruptcy, or sale of all or substantially all of the Company’s assets other than as contemplated by this Agreement (including Section 2 hereof), (C) a motion, application, pleading or proceeding asserting (or seeking standing to assert) any purported claims or Causes of Action against any of the Consenting Second Lien Noteholders, or (D) takes any corporate action for the purpose of authorizing any of the foregoing;

(vii) either the Company or the Required Consenting First Lien Lenders (a) publicly announces an intention not to support the Plan or the Restructuring, (b) provides notice to the Ad Hoc Second Lien Group Advisors pursuant to Section 10 of this Agreement that it intends to terminate this Agreement pursuant to Section 7(c)(iv), or (c) publicly announces, or executes a definitive written agreement with respect to, an Alternative Transaction;

(viii) the Bankruptcy Court enters an order providing relief against any Consenting Second Lien Noteholder with respect to any of the Causes of Action or proceedings specified in Section 7(b)(vi)(A) or (C);

(ix) (A) any Definitive Document or any related order entered by the Bankruptcy Court in the Chapter 11 Cases is inconsistent with the terms and conditions set forth in this Agreement (including the Restructuring Term Sheet) or is otherwise not in accordance with this Agreement (including the Restructuring Term Sheet) (other than in an immaterial respect), in each case, to the extent such Definitive Document or related order implicates the Second Lien Consent Right, or (B) any of the terms or conditions of any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent with the terms and conditions set forth in this Agreement (including Section 2 hereof) (other than in an immaterial respect), in each case, to the extent such waiver, amendment, supplement or modification implicates the Second Lien Consent Right, in each case, which remains uncured for five (5) Business Days after the receipt by the Company of written notice from the Required Consenting Second Lien Noteholders of the foregoing pursuant to Section 22 hereof;

(x) the Milestone, respectively, for occurrence of the Company Agreement Effective Date, occurrence of the Petition Date, entry of the Confirmation Order or occurrence of the Effective Date has not been achieved, extended, or waived after the required date for achieving such Milestone, unless such failure is primarily the result of any act, omission or delay on the part of a Consenting Second Lien Noteholder in violation of its obligations under this Agreement; or

(xi) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

c. Company Termination Events. On or after the Company Agreement Effective Date, this Agreement may be terminated by the Company by the delivery to the Consenting Lenders (or counsel on behalf of either the Consenting First Lien Lenders or Consenting Second Lien Noteholders, as applicable) of a written notice in accordance with Section 22 hereof, upon the occurrence and continuation of any of the following events (each, a “Company Termination Event”):

(i) any representation, warranty, or covenant in this Agreement by any Consenting Lender shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of five (5) Business Days after the receipt by the applicable Consenting Lender from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided that such breach shall not constitute a Company Termination Event in the event (a) non-breaching Consenting First Lien Lenders Beneficially Own 66 2/3% or more in aggregate principal amount outstanding of First Lien Claims at the time of such breach and (b) non-breaching Consenting Second Lien Noteholders Beneficially Own 66 2/3% or more in aggregate principal amount outstanding of Second Lien Notes Claims at the time of such breach; provided, further, that notwithstanding the immediately preceding proviso, the Company shall only be entitled to terminate this Agreement solely with respect to any breaching Consenting Lender(s);

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Restructuring or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of (or agreement by) a Consenting Lender, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance; provided that this termination right may not be exercised by the Company if any Company Entity sought or requested such ruling or order in contravention of any obligation set forth in this Agreement;

(iii) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Plan incapable of confirmation or consummation on the terms set forth in this Agreement; provided that this termination right may not be exercised by the Company if any Company Entity (1) sought or requested such ruling or order or (2) failed to oppose such ruling or order;

(iv) the board of directors or managers or similar governing body, as applicable, of any Company Entity determines (after consulting with counsel which may be external) and has provided notice to counsel to the Ad Hoc Groups Advisors in accordance with Section 10 hereof that (A) that continued performance under this Agreement (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law or (B) in the exercise of its fiduciary duties to pursue an Alternative Transaction; provided that the Consenting Lenders reserve all rights they may have, if any, to challenge the exercise by the Company Entities of their ability to terminate this Agreement pursuant to this Section 7(c)(iv);

(v) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable; or

(vi) the occurrence of a Consenting First Lien Lender Termination Event or a Consenting Second Lien Noteholder Termination Event.

d. Mutual Termination. This Agreement may be terminated in writing by mutual agreement of the Company Entities, the Required Consenting First Lien Lenders, and the Required Consenting Second Lien Noteholders (a “Mutual Termination Event”).

e. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice upon the occurrence of the Plan Effective Date.

f. Effect of Termination. Upon any termination of this Agreement in accordance with this Section 7, this Agreement shall forthwith become null and void and of no further force or effect as to any Party, and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions that it would have been entitled to take had it not entered into this Agreement; provided that (i) in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 16 hereof, including, without limitation, those set forth in this Section 7(f); and (ii) notwithstanding anything to the contrary herein, the right to terminate this Agreement under this Section 7 shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the primary cause of, or resulted in, the occurrence of the applicable Termination Event. The Parties agree that, upon the termination of this Agreement by a Party or as to all Parties, cause exists pursuant to Rule 3018 of the Federal Rules of Bankruptcy Procedure and, subject to the requirements of Rule 3018, all of such Party’s consents, votes or ballots tendered prior to the date of such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring or this Agreement, or otherwise. Other than as expressly set forth above, upon the termination of this Agreement that is limited in its effectiveness as to an individual Party or Parties in accordance with Section 7: (i) this Agreement shall become null and void and of no further force or effect with respect to the terminated Party or Parties, who shall be immediately released from its or their liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it or they would have had and such Party or Parties shall be entitled to take all actions that it or they would have been entitled to take had it or they not entered into this Agreement; provided, the terminated Party or Parties shall not be relieved of any liability for breach or non-performance of its or their obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 16 hereof; and (ii) this Agreement shall remain in full force and effect with respect to all Parties other than the terminated Party or Parties. The Company acknowledges that, after the Petition Date, the giving of notice of termination by any Party pursuant to this Agreement shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code.

8. Definitive Documents; Good Faith Cooperation; Further Assurances.

Subject to the terms and conditions described herein, during the Support Period, each Party, severally (and not jointly and severally), hereby covenants and agrees to reasonably cooperate with each other in good faith in connection with, as applicable, the negotiation, drafting, execution (to the extent such Party is a party thereto), consummation, and delivery of the Definitive Documents. Furthermore, subject to the terms and conditions hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings.

9. Representations and Warranties.

a. Each Party, severally (and not jointly and severally), represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or, in the case of any Consenting Lender who becomes a party hereto after the date hereof, as of the date such Consenting Lender becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii) the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, its charter, or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of, or constitute a default under any material contractual obligation to which it is a party (provided, however, that with respect to the Company, it is understood that commencing the Chapter 11 Cases may result in a breach of or constitute a default under such obligations);

(iii) this Agreement is, and each of the other Definitive Documents to which such Party is a party prior to its execution and delivery will be, duly authorized;

(iv) except as expressly provided in this Agreement or the Bankruptcy Code, the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of or notice to, or other action with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required by the Bankruptcy Court; and

(v) this Agreement, and each of the Definitive Documents to which such Party is a party will be following execution and delivery thereof, is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

b. Each Consenting Lender severally (and not jointly and severally) represents and warrants to the other Parties that, as of the date hereof (or, if later, as of the date such Consenting Lender becomes a party hereto), (i) such Consenting Lender is the Beneficial Owner of (or investment manager, advisor, or subadvisor to one or more Beneficial Owners of) the aggregate principal amount of Company Claims/Interests set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Lender that becomes a Party hereto after the date hereof), (ii) such Consenting Lender has, with respect to the Beneficial Owners of such Consenting Lender’s First Lien Claims and/or Second Lien Notes Claims (as may be set forth on a schedule to such Consenting Lender’s signature page(s) hereto unless otherwise noted on the applicable signature page with regard to unsettled trades only), (A) sole investment or voting discretion with respect to such Company Claims/Interests, (B) full power and authority to vote on and consent to matters concerning such Company Claims/Interests, and to exchange, assign, and transfer such Company Claims/Interests, and (C) full power and authority to bind or act on the behalf of such Beneficial Owners, (iii) other than pursuant to this Agreement, such Company Claims/Interests, as applicable, are free and clear of any pledge, lien, security interest, charge, claim, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Consenting Lender’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed, and (iv) such Consenting Lender is not the Beneficial Owner of (or investment manager, advisor, or subadvisor to one or more Beneficial Owners of) any other Company Claims/Interests against (or in) any Company Entity.

c. Each Company Entity represents and warrants to each other Party that as of the Company Agreement Effective Date and on the Plan Effective Date: (i) entry into this Agreement and the performance of its obligations hereunder is consistent with the exercise of such Company Entity’s fiduciary duties; and (ii) to the best of its knowledge having made all reasonable inquiries, no order has been made, petition presented or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it or any other Company Entity, and no analogous procedure has been commenced in any jurisdiction.

10. Additional Provisions Regarding Parties’ Commitments.

a. Nothing in this Agreement shall require any director, manager or officer of any Company Entity, acting in good faith and after consultation with counsel (which may be external) to take or refrain from taking any action inconsistent with his, her or its fiduciary duties to such Company Entity. No action or inaction on the part of any director, manager or officer of any Company Entity that such directors, managers or officers believe in good faith (after consultation with counsel which may be external) is required by their fiduciary duties to such Company Entity shall be limited or precluded by this Agreement; provided, however, that no such action or inaction taken in good faith shall be deemed to prevent any of the Consenting Lenders from taking actions that they are permitted to take as a result of such actions or inactions, including terminating their obligations hereunder; provided, further, that, if any Company Entity or director, manager, or officer thereof decides, in the exercise of its fiduciary duties acting in good faith after consultation with counsel (which may be outside counsel), to (i) pursue, assist, consent to, vote for, or enter into any agreement regarding, any unsolicited Alternative Transaction in accordance with this Section 10, or (ii) that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law, the Company Entities shall give prompt, and in any event on not less than 1 calendar days written notice (with email being sufficient) to the Ad Hoc Groups Advisors.

b. Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 10(a), each Company Entity and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (i) consider any unsolicited proposals for Alternative Transactions, (ii) provide access to non-public information concerning any Company Entity to any person or enter into confidentiality agreements or nondisclosure agreements with any person in connection with an unsolicited proposal for an Alternative Transaction (or the exploration or formulation of the same) and executes and delivers a reasonable and customary confidentiality or nondisclosure agreement with the Company, provided that, from and after the Company Agreement Effective Date, the Company shall not enter into any confidentiality agreement to the extent that such confidentiality agreement would restrict its ability to share any documents or terms concerning an Alternative Proposal with the Ad Hoc Groups Advisors on a professional eyes only basis; (iii) receive, respond to, maintain and continue discussions with respect to any such unsolicited proposal for an Alternative Transaction if such person or entity determines, in good faith upon advice of counsel (which may be outside counsel) that failure to take such action would be inconsistent with the fiduciary duties of such person under applicable law; and (iv) enter into or continue discussions or negotiations with any Consenting Lender, any official committee and/or the United States Trustee regarding the Restructuring or any unsolicited proposal for an Alternative Transaction. The Company shall provide copies of any written proposals and all documentation received in connection therewith (and notice and description of all material terms of any oral proposals) for any Alternative Transactions to the Ad Hoc Groups Advisors no later than twenty-four (24) hours following receipt thereof by the Company on a professional eyes only basis; provided that if the Company is bound by a binding confidentiality agreement that was in existence prior to the Agreement Effective Date with a submitting party that prohibits the Company from providing the Ad Hoc Groups Advisors with a copy of any written proposal, the Company shall only be obligated to provide a summary of all material terms thereof to the Ad Hoc Groups Advisors no later than twenty-four (24) hours following receipt thereof by the Company. The Company shall further promptly provide such information to the Ad Hoc First Lien Group Advisors and the Ad Hoc Second Lien Group Advisors regarding such discussions or any actions or inactions pursuant to this Section (including copies of an materials provided to, or provided by, the Company with respect to the applicable proposed Alternative Transaction to the extent allowed under any applicable confidentiality agreements in existence prior to the Agreement Effective Date) as necessary to keep the Ad Hoc Groups Advisors contemporaneously informed as to the status and substance of the foregoing. For the avoidance of doubt, nothing in this Section 10 shall be read to abrogate the obligations of the Consenting Lenders, including those set forth in Section 4(a)(iii).

c. Notwithstanding anything to the contrary herein, nothing in this Agreement shall create or impose any additional fiduciary obligations upon any Company Entity or any of the Consenting Lenders, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other Representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party, that such entities did not have prior to the Agreement Effective Date.

d. Nothing in this Agreement shall: (i) impair or waive the rights of any Company Entity to assert or raise any objection permitted under this Agreement in connection with the Restructuring, or (ii) prevent any Company Entity from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

11. Filings and Public Statements.

To the extent reasonably practicable, the Company shall submit drafts to the Ad Hoc Groups Advisors of any press releases and communications plans with respect to the Restructuring and public documents and any and all filings with the SEC or the Bankruptcy Court that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least forty-eight (48) hours prior to making any such disclosure, publicizing any such press release, or implementing such communications plan, and shall afford the Ad Hoc

Groups Advisors a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall consider any such comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Company on the one hand, and any Consenting Lender, on the other hand, no Party or its advisors (including counsel to any Party) shall (A) use the name of any Consenting Lender in any public manner (including in any press release) with respect to this Agreement, the Restructuring or any of the Definitive Documents or (B) disclose to any Person (including other Consenting Lenders), other than the Company Advisors, the principal amount or percentage of any Claims or Interests or any other securities of the Company held by any other Party, in each case, without such Party’s prior written consent; provided that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (including by way of a protective order) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims or Interests held by all the Consenting First Lien Lenders and/or Consenting Second Lien Noteholders. Any public filing of this Agreement with the Bankruptcy Court or the SEC shall not include the executed signature pages to this Agreement. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between the Company and any Consenting Lender.

12. Amendments and Waivers.

During the Support Period, this Agreement, including the Term Sheet and any other exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in a writing signed by the Company Entities (but solely on or after the Company Agreement Effective Date) and the Required Consenting Lenders; provided that: (i) any waiver, modification, amendment, or supplement to any Definitive Document that is an exhibit hereto shall be subject to the consent rights of the respective Parties set forth herein; (ii) any waiver, modification, amendment or supplement to Exhibits 6 and 7 shall require only the consent of the Required Consenting First Lien Lenders, (iii) any waiver, modification, amendment, or supplement to the definition of (a) “Required Consenting First Lien Lenders” shall require the prior written consent of each Consenting First Lien Lender and (b) “Required Consenting Second Lien Noteholders” shall require the prior written consent of each Consenting Second Lien Noteholder; and (iv) any waiver, modification, amendments, or supplement that has a material, disproportionate, and adverse effect on any of the (a) First Lien Claims held by any Consenting First Lien Lender as compared to the other Consenting First Lien Lenders or (b) Second Lien Notes Claims held by any Consenting Second Lien Noteholder as compared to the other Second Lien Noteholders shall require the consent of such affected Consenting First Lien Lender or Consenting Second Lien Noteholders, as applicable, to effectuate such waiver, modification, amendments, or supplement. Amendments to any Definitive Document shall be governed as set forth in this Agreement or such Definitive Document, as applicable. Any consent required to be provided pursuant to this Section 12 may be delivered by email from the applicable Consenting Lender.

13. Effectiveness.

This Agreement shall become effective and binding only between and among the Consenting Lenders on the Agreement Effective Date and between and among the Consenting Lenders and the Company on the Company Agreement Effective Date; provided that signature pages executed by Consenting Lenders shall be delivered to (a) other Consenting Lenders, and counsel to other Consenting Lenders (if applicable), in a redacted form that removes such Consenting Lenders’ holdings of Claims and Interests and any schedules to such Consenting Lenders’ holdings (if applicable) and (b) the Company, the Company Advisors (but in each case only following the Company Agreement Effective Date), and the Ad Hoc Groups Advisors in an unredacted form.

14. Governing Law; Jurisdiction; Waiver of Jury Trial.

a. Except to the extent superseded by the Bankruptcy Code, this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

b. Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in (a) the Bankruptcy Court, for so long as the Chapter 11 Cases are pending, and (b) otherwise, the courts of the State of New York sitting in New York City in the Borough of Manhattan, or the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Subject to the foregoing, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement, any claim (i) that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15. Specific Performance/Remedies.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity.

16. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, the agreements and obligations of the Parties set forth in Sections 7(f), 12, 14 through 28 (inclusive) hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement also shall survive such termination.

17. Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

18. Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and Representatives; provided that nothing contained in this Section 18 shall be deemed to permit Transfers of interests in any Claims against any Company Entity other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, several and neither joint nor joint and several. For the avoidance of doubt, the obligations arising out of this Agreement are several, and not joint and several, with respect to each Consenting Lender, in accordance with its proportionate interest hereunder, and the Parties agree not to proceed against any Consenting Lender for the obligations of another.

19. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person or entity shall be a third-party beneficiary hereof.

20. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Restructuring Term Sheet), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any Confidentiality Agreements (if any) heretofore executed between the Company and any Consenting Lender shall continue in full force and effect in accordance with their terms.

21. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

22. Notices.

All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier or by registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(1) If to the Company, to:

Audacy, Inc. 2400 Market Street, 4th Floor Philadelphia, Pennsylvania 19103
Tel:	(610) 660-5655
Attn:	Andrew Sutor
Email:	Andrew.sutor@audacy.com

with a copy (which shall not constitute notice) to: Latham & Watkins LLP 300 North Wabash Avenue, Suite 2800 Chicago, IL 60611
Tel:	(312) 876-7700
Attn:	Caroline A. Reckler; Joseph C. Celentino
Email:	caroline.reckler@lw.com; joe.celentino@lw.com

(2) If to a Consenting First Lien Lender, to the addresses set forth below such Consenting First Lien Lender’s signature to this Agreement or the applicable Joinder Agreement, as the case may be,

with a copy (which shall not constitute notice) to:
Gibson Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166
Tel:	(212) 351-4000
Attn:	Scott J. Greenberg; Steven A. Domanowski; Matthew J. Williams; AnnElyse Gains
Email:	sgreenberg@gibsondunn.com; sdomanowski@gibsondunn.com; mjwilliams@gibsondunn.com; agains@gibsondunn.com

(3) If to a Consenting Second Lien Noteholder, to the addresses set forth below such Consenting Second Lien Noteholder’s signature to this Agreement or the applicable Joinder Agreement, as the case may be, with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP One Bryant Park Bank of America Tower New York, NY 10036
Tel:	(212) 872-1025
Attn:	Michael S. Stamer; Jason P. Rubin; Stephen B. Kuhn
Email:	mstamer@akingump.com; jrubin@akingump.com; skuhn@akingump.com

Any notice given by electronic mail, delivery, mail, or courier shall be effective when received.

23. Reservation of Rights; No Admission.

a. Nothing contained herein shall (i) limit (A) the ability of any Party to consult with other Parties, or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is consistent with such Party’s obligations hereunder; (ii) limit the ability of any Consenting Lender to sell or enter into any transactions in connection with the Claims, or any other claims against or interests in the Company, subject to the terms of Section 4(b) hereof; or (iii) constitute a waiver or amendment of any provision of any applicable credit agreement or indenture or any agreements executed in connection with such credit agreement or indenture.

b. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

24. Relationship Among Consenting Lenders.

It is understood and agreed that no Consenting Lender has any fiduciary duty or any other duty of trust or confidence in any kind or form to any other Consenting Lender, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Lender may trade in the debt of the Company without the consent of the Company or any other Consenting Lender, subject to applicable securities laws, the terms of this Agreement, and any Confidentiality Agreement entered into with the Company; provided that no Consenting Lender shall have any responsibility for any such trading by any other Consenting Lender by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Lenders shall in any way affect or negate this understanding and agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of any of the Company Entities and shall not be deemed, as a result of its entering into and performing its obligations under this Agreement, to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 promulgated thereunder. No Consenting Lender shall, nor shall any action taken by a Consenting Lender pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Lender with respect to the obligations under this Agreement, nor shall this Agreement create a presumption that the Consenting Lenders are in any way acting as a group.. Each Party’s decision to commit to enter into the transactions contemplated by this Agreement has been made independently and is based upon its own business judgment with the understanding that no Company Entity has made any representations or warranties as to the success of the Restructuring or, ultimately, the confirmation of the Plan.

25. No Solicitation; Representation by Counsel; Adequate Information.

a. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of any plan in the Chapter 11 Cases.

b. Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel, including tax counsel, in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

c. Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting Lender acknowledges, agrees, and represents to the other Parties that it (i) is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act of 1933, (ii) understands that any securities to be acquired by it have not been registered under the Securities Act and that such securities may, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, be offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Lender’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iii) has such knowledge and experience in financial and business matters that such Consenting Lender is capable of evaluating the merits and risks of securities and understands and is able to bear any economic risks with such investment.

26. Conflicts.

In the event of any conflict among the terms and provisions of this Agreement and of the Restructuring Term Sheet, the terms and provisions of the Restructuring Term Sheet shall control except as otherwise set forth in the Restructuring Term Sheet.

27. Payment of Fees and Expenses.

The Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (including travel costs and expenses) of (i) the following advisors to the Ad Hoc First Lien Group (whether incurred directly or on their behalf and regardless of whether such fees and expenses are incurred before or after the Petition Date) within five (5) Business Days of the receipt of any invoice therefor (except as may otherwise be provided in an order of the Bankruptcy Court, including the DIP Orders, or in any engagement letter signed by the Company): Gibson, Dunn & Crutcher LLP, as counsel; Wiley Rein LLP, as regulatory counsel; Greenhill & Co., Inc, as investment banker; Howley Law PLLC and (ii) the following advisors to the Ad Hoc Second Lien Group (whether incurred directly or on their behalf and regardless of whether such fees and expenses are incurred before or after the Petition Date) within five (5) Business Days of the receipt of any invoice therefor (except as may otherwise be provided in an order of the Bankruptcy Court, including the DIP Orders, or in any engagement letter signed by the Company): Akin Gump Strauss Hauer & Feld LLP, as counsel; Evercore Group, LLC, as investment banker; and local counsel for the Southern District of Texas; in each case, including all amounts payable or reimbursable under applicable fee or engagement letters with the Company (which agreements shall not be terminated by the Company before the termination of this Agreement); provided, further, that to the extent that this Agreement is terminated pursuant to Section 7, the Company’s reimbursement obligations under this Section 27 shall survive with respect to any and all fees and expenses incurred on or prior to the date of termination.

28. Interpretation.

For purposes of this Agreement:

a. in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

b. capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

c. unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

d. unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

e. unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribe or allowed herein. If any payment, distribution, act or deadline hereunder is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date;

f. unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

g. the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

h. captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

i. references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company laws; and

j. the use of “include” or “including” is without limitation, whether stated or not.

IN WITNESS WHEREOF, the Company Entities have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of January 4, 2024.

AUDACY, INC.

By:	/s/ Andrew P. Sutor, IV
Name: Andrew P. Sutor, IV
Title: Executive Vice President

AUDACY CAPITAL CORP.
AUDACY CORP.
AUDACY MIAMI, LLC
AUDACY OPERATIONS, INC.
AUDACY ARIZONA, LLC
AUDACY CALIFORNIA, LLC
AUDACY COLORADO, LLC
AUDACY CONNECTICUT, LLC
AUDACY FLORIDA, LLC
AUDACY GEORGIA, LLC
AUDACY ILLINOIS, LLC
AUDACY KANSAS, LLC
AUDACY LOUISIANA, LLC
AUDACY MARYLAND, LLC
AUDACY MASSACHUSETTS, LLC
AUDACY MICHIGAN, LLC
AUDACY MINNESOTA, LLC
AUDACY MISSOURI, LLC
AUDACY NEVADA, LLC
AUDACY NEW YORK, LLC
AUDACY NORTH CAROLINA, LLC
AUDACY OHIO, LLC
AUDACY OREGON, LLC
AUDACY PENNSYLVANIA, LLC
AUDACY RHODE ISLAND, LLC
AUDACY SOUTH CAROLINA, LLC
AUDACY TENNESSEE, LLC
AUDACY TEXAS, LLC
AUDACY VIRGINIA, LLC
AUDACY WASHINGTON DC, LLC
AUDACY WASHINGTON, LLC
AUDACY WISCONSIN, LLC
AUDACY LICENSE, LLC
AUDACY PROPERTIES, LLC
PODCORN MEDIA, LLC
PINEAPPLE STREET MEDIA LLC
CADENCE 13, LLC
AUDACY ATLAS, LLC
AMPERWAVE, LLC
AUDACY INTERNATIONAL, LLC
AUDACY NETWORKS, LLC
AUDACY RADIO TOWER, LLC
AUDACY SERVICES, LLC
AUDACY SPORTS RADIO, LLC
EVENTFUL, LLC
INFINITY BROADCASTING LLC
QL GAMING GROUP, LLC

By:	/s/ Andrew P. Sutor, IV
Name: Andrew P. Sutor, IV
Title: Executive Vice President

[Lender Signature Pages Redacted]

Annex 1

Audacy, Inc	Audacy Louisiana, LLC	Audacy Radio Tower, LLC

Audacy Texas, LLC	Audacy Maryland, LLC	Audacy Rhode Island, LLC

AmperWave, LLC	Audacy Massachusetts, LLC	Audacy Services, LLC

Audacy Arizona, LLC	Audacy Miami, LLC	Audacy South Carolina, LLC

Audacy Atlas, LLC	Audacy Michigan, LLC	Audacy Sports Radio, LLC

Audacy California, LLC	Audacy Minnesota, LLC	Audacy Tennessee, LLC

Audacy Capital Corp.	Audacy Missouri, LLC	Audacy Virginia, LLC

Audacy Corp.	Audacy Networks, LLC	Audacy Washington DC, LLC

Audacy Colorado, LLC	Audacy Nevada, LLC	Audacy Washington, LLC

Audacy Connecticut, LLC	Audacy New York, LLC	Audacy Wisconsin, LLC

Audacy Florida, LLC	Audacy North Carolina, LLC	Cadence 13, LLC

Audacy Georgia, LLC	Audacy Ohio, LLC	Eventful, LLC

Audacy Illinois, LLC	Audacy Operations, Inc.	Infinity Broadcasting, LLC

Audacy International, LLC	Audacy Oregon, LLC	Podcorn Media, LLC

Audacy Kansas, LLC	Audacy Pennsylvania, LLC	Pineapple Street Media, LLC

Audacy License, LLC	Audacy Properties, LLC	QL Gaming Group, LLC

Exhibit 1

Milestones

1.	No later than January 4, 2024, the Company Agreement Effective Date shall have occurred.

2.	No later than January 5, 2024, the Debtors shall commence solicitation of votes on the Plan.

3.	No later than 11:59 p.m. (prevailing Eastern time) on January 7, 2024, the Debtors shall have commenced the Chapter 11 Cases in the Bankruptcy Court (the “Petition Date”).

4.

On the Petition Date, the Debtors shall have filed with the Bankruptcy Court the Plan, Disclosure Statement, and a motion seeking approval of solicitation procedures and conditional entry of the Disclosure Statement Order.

5.	No later than the date that is three (3) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order.

6.

No later than the date that is the earlier of (a) forty-five (45) calendar days after the Petition Date and (b) entry of the Confirmation Order, the Bankruptcy Court shall have entered the Final DIP Order.

7.	No later than the date that is forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order.

8.

No later than the date that is sixty (60) calendar days after the Petition Date, the Plan Effective Date shall have occurred; provided, that in the event that the condition precedent to effectiveness of the Plan relating to receipt of applicable regulatory approvals, including that of the FCC, has not yet been satisfied, then the foregoing milestone shall be automatically extended to the date that is one-hundred-eighty (180) days after the Bankruptcy Court shall have entered the Confirmation Order.

Exhibit 2

Restructuring Term Sheet

Execution Version

AUDACY, INC.

RESTRUCTURING TERM SHEET

THIS TERM SHEET IS NOT (NOR SHALL IT BE CONSTRUED AS) AN OFFER TO SELL OR BUY, OR THE SOLICITATION OF AN OFFER TO SELL OR BUY, ANY SECURITIES; OR AN ACCEPTANCE OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TERM SHEET AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING AND TRANSACTIONS DESCRIBED HEREIN, WHICH RESTRUCTURING AND TRANSACTIONS WILL BE SUBJECT IN ALL RESPECTS TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS REFLECTING THE TERMS AND CONDITIONS SET FORTH IN THE RESTRUCTURING SUPPORT AGREEMENT. THE CLOSING OF ANY SUCH RESTRUCTURING AND TRANSACTIONS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE CONSENT RIGHTS OF THE PARTIES SET FORTH HEREIN AND THEREIN. UNTIL THE AGREEMENT EFFECTIVE DATE OF A RESTRUCTURING SUPPORT AGREEMENT TO WHICH THIS TERM SHEET IS ATTACHED, THIS TERM SHEET DOES NOT CONSTITUTE A COMMITMENT TO PROVIDE, ACCEPT, OR CONSENT TO ANY FINANCING OR OTHERWISE CREATE ANY IMPLIED OR EXPRESS LEGALLY BINDING OR ENFORCEABLE OBLIGATION ON ANY PARTY (OR ANY AFFILIATES OF A PARTY) AT LAW OR IN EQUITY, TO NEGOTIATE OR ENTER INTO DEFINITIVE DOCUMENTATION RELATED TO A RESTRUCTURING OR TO NEGOTIATE IN GOOD FAITH OR OTHERWISE.

Capitalized terms used but not defined in this Term Sheet shall have the meanings ascribed to them in the Restructuring Support Agreement to which this Term Sheet is attached (the “Restructuring Support Agreement”).

OVERVIEW

Restructuring	This Restructuring Term Sheet (this “Term Sheet”) contemplates the restructuring of the existing capital structure of the Debtors, which Restructuring will be consummated pursuant to a “straddle” prepackaged chapter 11 plan of reorganization, consistent in all respects with the Restructuring Support Agreement and this Term Sheet, to be confirmed by the Bankruptcy Court in the Chapter 11 Cases.

DIP Financing

The Restructuring will be financed by (i) the consensual use of cash collateral on terms in form and substance acceptable to the Required Consenting First Lien Lenders and Required DIP Lenders (defined below),[1] (ii) the Postpetition Securitization Program (as defined below) and (iii) a “new money” postpetition senior secured debtor-in-possession financing (the “DIP Facility”), in form and substance acceptable to the Required Consenting First Lien Lenders and Required DIP Lenders and on terms and conditions set forth in the DIP Credit Agreement, attached as Exhibit 4 to the Restructuring Support Agreement (the “DIP Credit Agreement”), and consisting of an aggregate principal amount of $32 million in “new money” loans (the “DIP Loans”), which amount will be drawn in full upon the entry of the Interim DIP Order (as defined below).

The Company Parties shall seek, and the Consenting Lenders shall support, entry of interim and final orders approving the DIP Facility (respectively, the “Interim DIP Order” and the “Final DIP Order,” and, collectively, the “DIP Orders”), which shall be consistent in all material respects with this Term Sheet and otherwise acceptable to both the Required DIP Lenders and the Required Consenting First Lien Lenders, and, subject to the consent rights in the Restructuring Support Agreement, the Required Consenting Second Lien Noteholders, as applicable.

Prior to the filing of the Chapter 11 Cases, the Company Parties and the Consenting Lenders shall negotiate terms for the consensual use of cash collateral, which terms, for the avoidance of doubt, shall be memorialized in each of the DIP Orders and shall include customary terms and conditions related to the adequate protection to be provided to the First Lien Lenders and Second Lien Noteholders (with respect to the First Lien Lenders, including but not limited to those set forth herein and with respect to the Second Lien Noteholders, solely as set forth herein).

[1]

Consent rights of the Consenting Lenders with respect to the Definitive Documents shall be governed by the Restructuring Support Agreement. In the event of any conflict between such consent rights set forth in this Term Sheet and such consent rights set forth in the Restructuring Support Agreement, the Restructuring Support Agreement shall control, and the failure to reference the Second Lien Consent Right in this Term Sheet shall not be deemed a waiver or modification of such right as set forth in the Restructuring Support Agreement.

RSA Ex. 2 - p. 2

Security Interest. Each of the DIP Orders shall provide that the DIP Claims[2] shall be superpriority administrative claims and secured by (i) priming first liens on all collateral securing the First Lien Loans (the “Prepetition Collateral”), subject only to Permitted Prior Liens (as defined below); (ii) perfected first liens on all unencumbered assets; and (iii) in the case of any perfected non-avoidable liens existing at the Petition Date or that are perfected thereafter as permitted under Section 546(b) of the Bankruptcy Code (the “Permitted Prior Liens”), liens immediately junior in priority to such liens (together with the liens described in clause (i) and (ii), the “DIP Liens” and the collateral securing such liens the “DIP Collateral”); provided that the DIP Collateral shall not include, and the DIP Liens shall not be granted on, any receivables or related assets transferred pursuant to, or constituting collateral securing the obligations under, the Prepetition Securitization Program or the Postpetition Securitization Program but shall include the equity of Audacy Receivables; provided that such liens on the equity of Audacy Receivables shall be junior to the liens on the equity of Audacy Receivables granted under the order authorizing the Postpetition Securitization Program and the DIP Lenders shall not exercise any rights with respect to the liens on the equity of Audacy Receivables until the Prepetition Securitization Program has been paid in full. The Final DIP Order shall provide that the DIP Claims be secured by the proceeds of any avoidance actions brought pursuant to chapter 5 of the Bankruptcy Code, section 724(a) of the Bankruptcy Code, and any other avoidance actions under the Bankruptcy Code or applicable state law equivalents.

Participation. Participation in the DIP Facility shall be made available to all holders of First Lien Claims pro rata (those holders who elect to participate in the DIP Facility, the “DIP Lenders,” and the DIP Lenders holding at least 50.01% of the aggregate outstanding principal amount of the DIP Facility, the “Required DIP Lenders”). The right to participate in the DIP Facility is hereinafter referred to as the “DIP Funding Right.” To the extent that a holder of First Lien Claims does not elect to participate in their pro rata share of the DIP Funding Right, the deficit will be backstopped by the members of the steering committee of the Ad Hoc First Lien Group set forth on Exhibit 6 to the Restructuring Support Agreement (the “DIP Backstop Parties”). Only First Lien Lenders who participate in the DIP Facility shall have the option to participate in the First-Out Exit Term Loans.

[2]

The DIP Claims against the servicer, originator, and performance guarantor entities under the Postpetition Securitization Program shall be pari passu with the superpriority claims against such entities granted in connection with the Postpetition Securitization Program.

RSA Ex. 2 - p. 3

Use of DIP Proceeds. The Debtors’ use of DIP Loans shall be (subject to permitted variances) in accordance with the budget subject to the Required DIP Lenders’ approval (the “DIP Budget”). The proceeds of the DIP Facility may be used for general corporate purposes, payment of administrative expenses and operating expenses while in chapter 11 (including but not limited to the Backstop Fee (defined below), Prepayment Premium (as defined below), and the Commitment Fee (defined below)), and maintenance of minimum operational liquidity (to be determined in good faith by the Company and the Required DIP Lenders).

DIP Maturity. The DIP maturity shall be the earliest of (i) 60 days after the Petition Date (with an extension by 180 days following entry of the Confirmation Order in the event that the condition precedent to effectiveness of the Plan relating to receipt of applicable regulatory approvals, including that of the FCC, has not yet been satisfied), (ii) the Plan Effective Date of a chapter 11 Plan (the “Plan Effective Date”), (iii) forty-five (45) days from entry of the Petition Date if no Final DIP Order has been entered, and (iv) acceleration as a result of an Event of Default (as such term is defined in the DIP Credit Agreement).

Events of Default. Usual and customary for debtor-in-possession financings and other Events of Default to be agreed by the Company and the Required DIP Lenders. The DIP Credit Agreement shall provide for customary remedies for an Event of Default that remains uncured including, but not limited to, the accrual of interest at the Default Rate (as defined in the DIP Credit Agreement). For the avoidance of doubt, it shall be an Event of Default under the DIP Facility if a material default under the Restructuring Support Agreement by any of the Company Entities shall have occurred and be continuing (with all applicable grace periods having expired) or if the Company has exercised its fiduciary out under the Restructuring Support Agreement.

The DIP Orders shall contain provisions governing the exercise of remedies consistent with case financing orders customarily entered in the Southern District of Texas.

Interest Rate. The DIP Facility shall bear interest at a rate of term SOFR (as adjusted pursuant to clause (y)) + 600 bps; provided that (x) the Debtors shall only be permitted to borrow in term SOFR (as adjusted pursuant to clause (y)) with a 1-month tenor and (y) the term SOFR Rate shall be adjusted upwards in accordance with the AARC standard 0.11448% credit spread adjustment for 1-month SOFR.

RSA Ex. 2 - p. 4

Fees. The “Backstop Fee” shall be 3.0% of the total principal amount of commitments under the DIP Facility, and shall be payable to the DIP Backstop Parties on the Closing Date of the DIP Facility. The “Commitment Fee” shall be 2.0% of the total principal amount of commitments under the DIP Facility payable to all DIP Lenders on the Closing Date of the DIP Facility. There shall be no exit fee. The “Prepayment Premium” shall be 15.0% to the extent any portion of the DIP is repaid prior to maturity pursuant to a third-party sale or DIP refinancing. For the avoidance of doubt, the Backstop Fee and Commitment Fee shall be paid as OID, and the Prepayment Premium (if applicable) shall be payable in cash.

Approved DIP Budget.

•  The “Initial DIP Budget” shall be attached to the Interim DIP Order and may be modified or extended from time to time by the Debtors with the prior written consent of the Required DIP Lenders. The Initial DIP Budget shall include projections for the initial twenty-six (26) week period following the Petition Date (the “Initial Budget Period”).

•  Every four (4) weeks following the Petition Date, the Debtors shall deliver updated twenty-six (26) week budgets to the Ad Hoc First Lien Group Professionals (as defined below) and Ad Hoc Second Lien Group Professionals (as defined below) for informational and discussion purposes only (an “Informational Budget”). Upon the Company’s request, the Required DIP Lenders may consider approval of any Informational Budget, which, if approved, shall become an “Approved DIP Budget” as defined below. The Debtors shall inform the Ad Hoc Second Lien Group Professionals of any such approval.

• “Cumulative Period” means the period commencing on the Petition Date and ending on the Friday of any completed week thereafter.

•  Fifteen (15) Business Days prior to the expiration of the Initial Budget Period, the Debtors shall deliver an updated twenty-six (26) week budget to the Ad Hoc First Lien Group Professionals and Ad Hoc Second Lien Group Professionals (a “Proposed DIP Budget”) that, upon approval by the Required DIP Lenders, shall become an “Approved DIP Budget” effective as of the first day following the expiration of the Initial DIP Budget. If the Proposed DIP Budget is not approved, then the Initial DIP Budget or last Approved DIP Budget (as applicable) will remain in full force and effect until a Proposed DIP Budget is approved. The Debtors shall inform the Ad Hoc Second Lien Group Professionals of any such approval or failure to obtain approval.

RSA Ex. 2 - p. 5

Budget Testing.

•  Permitted Variances shall be reported on the Thursday following the last Friday of each completed week (each such Friday, a “Testing Date”). For the avoidance of doubt, there shall be no testing of covenant compliance during the first two full weeks after the Petition Date, as outlined below.

•  The Debtors shall prepare a variance report (the “Variance Report”), and deliver such Variance Report to the Ad Hoc First Lien Group Professionals (as defined below) and Ad Hoc Second Lien Professionals (as defined below) setting forth for (i) the week ending on the Testing Date and (ii) the Cumulative Period ending on the Testing Date:

•  a comparison for the actual operating cash receipts[3] and the actual disbursements to the amount of the Debtors’ projected operating cash receipts and projected disbursements, respectively, as set forth in the (i)(a) Initial DIP Budget or (b) Approved DIP Budget and (ii) Informational Budget then in effect for the applicable week;

•  a cumulative comparison covering the Cumulative Period just ended setting forth the actual operating cash receipts and the actual disbursements against the amount of the Debtors’ projected operating cash receipts and projected disbursements, respectively, as set forth in the (i)(a) Initial DIP Budget or (b) Approved DIP Budget and (ii) Informational Budget; and

• as to each variance contained the Variance Report, an indication as to whether such variance is temporary or permanent and an explanation in reasonable detail for any variance.

[3]	Operating cash receipts to exclude asset sale proceeds as used herein.

RSA Ex. 2 - p. 6

Permitted Variances.

• Following the first two (2) full weeks after the Petition Date, during which period compliance with the budget shall not be tested, covenant compliance will be tested weekly.

•  Actual disbursements and actual operating cash receipts shall be tested against the Initial DIP Budget (or, if one or more Approved DIP Budgets have been subsequently approved, such Approved DIP Budget, solely with respect to the period covered by such subsequent Approved DIP Budget, it being understood that to the extent the Initial DIP Budget and/or any subsequent Approved DIP Budgets cover overlapping periods of time, the most recent Approved DIP Budget shall govern) during each Cumulative Period with the covenant levels (the “Permitted Variances”) provided for on Schedule 2 attached to the Interim DIP Order.

•  The Permitted Variances reflected on Schedule 2 are based on the current prepetition DIP Budget provided by the Company Parties. In connection with the consideration of the Initial DIP Budget, a Proposed DIP Budget, or otherwise, the Permitted Variances reflected on Schedule 2 may be modified in form and substance acceptable to the Debtors and the Required DIP Lenders.

•  Notwithstanding anything to the contrary herein: (a) in the event any shortfall in actual operating cash receipts exceeds the applicable Permitted Variance for any Cumulative Period, any default arising therefrom shall be deemed cured if, by the fourth (4th) Testing Date thereafter, actual operating cash receipts over the applicable Cumulative Period comply with the Initial DIP Budget or Approved DIP Budget (as applicable), subject to application of the applicable Permitted Variance; and (b) in the event actual disbursements exceed the applicable Permitted Variance for any Cumulative Period, any default arising therefrom shall be deemed cured if, as of the next Testing Date thereafter, actual disbursements over the applicable Cumulative Period comply with the Initial DIP Budget or Approved DIP Budget (as applicable), subject to application of the applicable Permitted Variance, ((a) and (b) contained herein, collectively, the “Budget Cure Period”); provided, that, during the Budget Cure Period, the Debtors shall not be permitted to any further drawings of funds from the DIP Account (subject to the Carve Out). Cash disbursements considered for determining compliance with the DIP Budget shall exclude the Debtors’ disbursements in respect of all professional fees paid by the Debtors and the U.S. Trustee’s fees. The Debtors’ failure to comply with the any DIP Budget, subject to application of Permitted Variances, shall constitute an Event of Default in the DIP Term Loan Documents upon expiry of the Budget Cure Period.

RSA Ex. 2 - p. 7

Other Terms.

• Mandatory prepayment of 100% of asset sales other than sales included in the DIP Budget.

• No deposit account control agreements shall be required; provided that the DIP Orders are acceptable to the Required DIP Lenders.

• The Company Parties shall bear any fees, costs, and expenses related to the syndication process, including, without limitation, costs associated with hiring a fronting bank.

• Company to use reasonable best efforts to have the DIP Loan rated by Moody’s and S&P within 30 days of the Petition Date.

• Bankruptcy Code section 506(c), Bankruptcy Code section 552(b), and marshalling waivers for the benefit of the DIP Lenders upon entry of a Final DIP Order.

•  Covenants: To include (a) minimum liquidity; (b) compliance with the milestones attached to the Restructuring Support Agreement; and (c) other covenants (including those set forth herein) consistent with other debtor-in-possession financings and satisfactory to the Required DIP Lenders.

•  The DIP Facility shall contain $15 million of designated basket capacity for the issuance of new letters of credit or the posting of collateral with respect to any new or existing letters of credit, in either case as required in the ordinary course of business. The DIP Facility shall allow the Debtors to post cash collateral for any ordinary course letter of credit, with any liens on such collateral having priority over DIP Liens (subject to the cap set forth above).

• Audacy Capital Corp. as obligor and all other Debtors as guarantors, subject to customary carve-outs to be agreed.

•  Customary reporting requirements acceptable to the Required Consenting First Lien Lenders, including an agreed monthly segment reporting (consistent with existing Company practices) along with standard debtor-in-possession financing reporting requirements, which reporting shall also be provided to the Ad Hoc Second Lien Group Professionals.

• DIP Claims, DIP Liens, and adequate protection liens and claims to be subject to Carve Out, as set forth in the DIP Orders.

RSA Ex. 2 - p. 8

The DIP Orders shall provide, among other things, the First Lien Lenders and the First Lien Agents (together, the “First Lien Secured Parties”) with adequate protection in form and substance acceptable to the Required DIP Lenders, including without limitation: (i) the provision of replacement liens on any Prepetition Collateral (with such replacement liens immediately junior to the DIP Liens) solely to the extent of any diminution in value of the First Lien Secured Parties’ interest in the Prepetition Collateral securing the First Lien Claims (“First Lien Diminution in Value”); (ii) liens on the DIP Collateral, immediately junior to the DIP Liens, solely to the extent of any First Lien Diminution in Value; (iii) reimbursement of the reasonable and documented fees and expenses of the First Lien Lenders (including, without limitation, the fees and expenses of the Ad Hoc First Lien Group Professionals (as defined below)) and the First Lien Agents; and (iv) superpriority administrative expense claims pursuant to section 507(b) of the Bankruptcy Code solely to the extent of any First Lien Diminution in Value; provided that such superpriority administrative expense claims shall be junior to any superpriority administrative expense claims in connection with the Postpetition Securitization Program.

First Lien Claims may continue to accrue interest pursuant to the First Lien Credit Agreement at the applicable contract rate through these Chapter 11 Cases solely to the extent provided by section 506(b) of the Bankruptcy Code and applicable law; provided that no interest shall be paid during the Chapter 11 Cases; provided further that such interest shall not impact any allocations of New Common Equity as outlined in this Term Sheet.

The DIP Orders shall provide, among other things, the Second Lien Noteholders and the Second Lien Trustee (together, the “Second Lien Secured Parties”) with the following adequate protection: (i) the provision of replacement liens on any Prepetition Collateral (with such replacement liens immediately junior to the DIP Liens, adequate protection liens provided to the First Lien Secured Parties, and the First Lien Secured Parties’ prepetition liens on the Prepetition Collateral) solely to the extent of any diminution in value of the Second Lien Parties’ interest in the Prepetition Collateral securing the Second Lien Claims (“Second Lien Diminution in Value”); (ii) liens on the DIP Collateral, immediately junior to the DIP Liens, adequate protection liens provided to the First Lien Secured Parties in respect of the Prepetition Collateral, and the First Lien Secured Parties’ prepetition liens on the Prepetition Collateral, solely to the extent of any Second Lien Diminution in Value; (iii) provided that the Restructuring Support Agreement has not been terminated as to the Consenting Second Lien

RSA Ex. 2 - p. 9

Noteholders, reimbursement of the reasonable and documented fees and expenses of the Second Lien Noteholders (including, without limitation, the fees and expenses of the Ad Hoc Second Lien Group Professionals) and Second Lien Trustee; and (iv) superpriority administrative expense claims pursuant to section 507(b) of the Bankruptcy Code solely to the extent of any Second Lien Diminution in Value, which superpriority administrative expense claims shall be junior to such superpriority administrative expense claims granted to the First Lien Secured Parties and junior to any superpriority administrative expense claims in connection with the Postpetition Securitization Program.

In the event of a conflict between the terms in this section of the Term Sheet and either of the DIP Orders or the DIP Credit Agreement attached to the Restructuring Support Agreement, such DIP Orders and DIP Credit Agreement shall control over this Term Sheet, subject in all respects to the consent rights of the Consenting Lenders set forth in the Restructuring Support Agreement.

Exit Term Loan Facility	On the Plan Effective Date, the Debtors will enter into an Exit Term Loan Facility (the “Exit Term Loan Facility,” and the loans thereunder the “Exit Term Loans,” and documented pursuant to the “Exit Term Loan Credit Agreement”), consisting of:

•  $25 million (subject to reduction as set forth below) aggregate principal amount of first-lien, first-out exit term loans comprised of converted DIP Loans in the same aggregate principal amount (or new loans in the same amount to the extent that any DIP Lender does not elect to convert its DIP Loans, as set forth under “Participation” below) based on amounts outstanding under the DIP Facility on the Plan Effective Date (the “First-Out Exit Term Loans”), and

•  second-out exit term loans comprised of takeback debt to be provided to holders of allowed First Lien Claims, in a principal amount equal to $250 million minus the amount of the First-Out Exit Term Loans subject to adjustment as set forth below (the “Second-Out Exit Term Loans”).

•  The principal amount of First-Out Exit Term Loans shall be adjusted downward on a dollar-for-dollar basis to the extent that the Company is, immediately prior to the Plan Effective Date, projected to have in excess of $50 million in cash immediately following the Plan Effective Date.

For the avoidance of doubt, the total Exit Term Loans shall not exceed $250 million in the aggregate.

RSA Ex. 2 - p. 10

First-Out Exit Term Loan.

•  Participation. Available on a pro rata basis to DIP Lenders. To the extent a DIP Lender does not elect to convert its DIP Claims into First-Out Exit Term Loans, such holder shall have its DIP Loans paid in full in cash, and to the extent such non-converting holder does not otherwise fund in cash its pro rata share of First-Out Exit Term Loans, any resulting deficit will be backstopped by the members of the steering committee of the Ad Hoc First Lien Group listed on Exhibit 7 to the Restructuring Support Agreement (the “Exit Backstop Parties”). The Exit Backstop Parties shall fund at the percentages indicated on Exhibit 7 any such deficit in cash and in exchange each Exit Backstop Party will each receive its pro rata share of (i) the First-Out Exit Term Loans and (ii) the DIP-to-Exit Equity Allocation (as defined below) that otherwise would have been paid to such non-converting DIP Lender had such DIP Lender elected to convert its DIP Loans to First-Out Exit Term Loans or otherwise fund in cash such First-Out Exit Term Loans.

•  Security. The First-Out Exit Term Loan shall be secured by perfected first priority liens on substantially all the assets of the Reorganized Debtors, subject to usual and customary exceptions for facilities of this type and on the terms and conditions set forth in the Exit Term Loan Credit Agreement which shall be in form and substance acceptable to the Debtors and the Required Consenting First Lien Lenders, and the Required Consenting Second Lien Noteholders (to the extent of the Second Lien Consent Right); provided that the collateral securing the Exit Term Loan Facility shall not include, and the liens granted under the Exit Term Loan Facility shall not be granted on, any receivables or related assets transferred pursuant to, or constituting collateral securing the obligations under, the Exit Securitization Program; provided further that any liens on the equity of Audacy Receivables shall be junior to the liens on the equity of Audacy Receivables constituting collateral securing the obligations under the Exit Securitization Program, and the holders of First-Out Exit Term Loan shall not exercise any rights with respect to the liens on the equity of Audacy Receivables until the Exit Securitization Program has been paid in full. The First-Out Exit Term Loans shall have priority in right of payment over the Second-Out Exit Term Loans.

RSA Ex. 2 - p. 11

• Maturity. The First-Out Exit Term Loans shall mature on the date that is four (4) years following the Plan Effective Date.

• Interest. SOFR + 700 bps, subject to standard AARC credit spread adjustments.

• ECF sweep. 50%, commencing after the first full-year audit post Plan Effective Date, and thereafter annually.[4]

•  Mandatory prepayment. 100% of asset sales in excess of a materiality threshold to be agreed, subject to customary carve-outs, including use of such sale proceeds to repay super-senior revolver, if any.

• Backstop Fee. 2.0% of the First-Out Exit Term Loan facility principal amount due and payable in cash to the Exit Backstop Parties on the Plan Effective Date.

• Commitment Fee. 1.0% commitment fee due and payable in cash pro rata to all participating lenders (based on the First-Out Exit Term Loan facility principal amount) on the Plan Effective Date.

•  DIP-to-Exit Equity Allocation. 10% of New Common Equity (subject to MIP Dilution and New Second Lien Warrant Dilution), allocated to holders of DIP Claims who elect to convert their DIP Claims into First-Out Exit Term Loans (the “DIP-to-Exit Equity Allocation”).

•  Other. Customary, affirmative, negative, and financial covenants. Maintenance financial covenants to be required but to be set at a reasonable cushion to the agreed business plan, acceptable to the Required Consenting First Lien Lenders and the Company, and the Required Consenting Second Lien Noteholders (to the extent of the Second Lien Consent Right). Covenants to allow for Exit Securitization Program. Covenants to allow for $50 million super senior revolver basket capacity. Covenants to allow for asset sale proceeds to be used to repay super-senior revolver, if any. Customary reporting requirements acceptable to the Required Consenting First Lien Lenders and the Company, including an agreed monthly segment reporting along with standard exit financing reporting requirements. Other customary provisions of loans of this nature to be included acceptable to the Required Consenting First Lien Lenders, the Company, and the Required Consenting Second Lien Noteholders (to the extent of the Second Lien Consent Right). Company shall use reasonable best efforts to obtain ratings from S&P

[4]	For example, if the Company emerges in 2024, the first sweep will occur in Q1 2026 with the delivery of the full-year 2025 audit.

RSA Ex. 2 - p. 12

and Moody’s for the First-Out Exit Term Loans within 30 days of emergence and a corporate family rating for the borrower from each of S&P and Moody’s. Company shall bear any fees, costs, and expenses related to any seasoning or syndication process, including, without limitation, costs associated with hiring a fronting bank.

Second-Out Exit Term Loan.

• Participation. Provided on a pro rata basis to the holders of First Lien Claims.

• Security. The Second-Out Exit Term Loans shall be secured on the same basis as the First-Out Exit Term Loans, except subordinated in right of payment to the First-Out Exit Term Loans.

• Maturity. The Second-Out Exit Term Loans shall mature on the date that is five (5) years following the Plan Effective Date.

• Interest. SOFR + 600 bps, subject to standard AARC credit spread adjustments.

• ECF Sweep. Once the First-Out Exit Term Loans are repaid in full, 50%, commencing after the first full-year audit post Plan Effective Date, and thereafter annually.[5]

• Amortization. 1.0% per annum, paid quarterly.

•  Mandatory prepayment. Once the First-Out Exit Term Loans are repaid in full, 100% of asset sales in excess of a materiality threshold to be agreed, subject to customary carve-outs, including use of such sale proceeds to repay super-senior revolver, if any.

• Fees. None.

• Equity Allocation. None.

•  Other. Customary, affirmative, negative, and financial covenants. Maintenance financial covenants to be required but to be set at a reasonable cushion to the agreed business plan, acceptable to the Required Consenting First Lien Lenders and the Company, and the Required Consenting Second Lien Noteholders (to the extent of the Second Lien Consent Right). Covenants to apllow for Exit Securitization Program. Covenants to allow for $50 million super senior revolver basket capacity. Covenants to allow for asset sale proceeds to be used to repay super-senior revolver, if any. Customary reporting requirements acceptable to the Required Consenting First

[5]	For example, if the Company emerges in 2024, the first sweep will occur in Q1 2026 with the delivery of the full-year 2025 audit.

RSA Ex. 2 - p. 13

Lien Lenders and the Company, including an agreed monthly segment reporting along with standard exit financing reporting requirements. Other customary provisions of loans of this nature to be included acceptable to the Required Consenting First Lien Lenders, the Company, and the Required Consenting Second Lien Noteholders (to the extent of the Second Lien Consent Right). Company shall use reasonable best efforts to obtain ratings from S&P and Moody’s for the Second-Out Exit Term Loans within 30 days of emergence and a corporate family rating for the borrower from each of S&P and Moody’s.

Prepetition Securitization Program	The Prepetition Securitization Program shall be upsized post-petition by $25 million to a total of $100 million. The Prepetition Securitization Program shall continue postpetition (the “Postpetition Securitization Program”).

The Postpetition Securitization Program shall continue upon emergence on substantially similar terms (subject to reasonable modifications made in connection with such facility becoming a post-emergence facility) or be refinanced by alternative exit financing that would pay the Investors (as defined in the Postpetition Securitization Program) in full (the “Exit Securitization Program”).

CLAIMS AND INTERESTS (DEFINED)

Administrative Claim	A Claim for costs and expenses of administration of the Chapter 11 Cases that are allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Plan Effective Date of preserving the estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Plan Effective Date; and (c) all fees and charges assessed against the estates under section 1930, chapter 123, of title 28, United States Code.

Professional Fee Claim	A claim for accrued professional compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Plan Effective Date.

RSA Ex. 2 - p. 14

Postpetition Securitization Program Claims	Any claim on account of, arising under, or relating to the Postpetition Securitization Program.

DIP Claims	Any and all claims arising from, under, or in connection with the DIP Credit Agreement or any other DIP Facility Documents, including claims for the aggregate outstanding principal amount of, plus unpaid interest on, the DIP Loans, and all fees, and other expenses related thereto and arising and payable under the DIP Facility (other than any fees and expenses owed to the DIP Agent and the fees and expenses of its counsel).

Priority Tax Claim	Any unsecured claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Other Priority Claim	Any claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, a cure claim, a Priority Tax Claim, a DIP Claim, or a Postpetition Securitization Program Claim.

Other Secured Claims	Any secured claim other than a DIP Claim, a Postpetition Securitization Program Claim, a Secured Tax Claim, a First Lien Claim, or a Second Lien Notes Claim.

Secured Tax Claim	Any secured claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

First Lien Claims	Claims arising under, derived from, or based on the First Lien Credit Documents, including any claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the First Lien Credit Documents.

Second Lien Notes Claims	Claims arising under, derived from, or based on the Second Lien Notes Indentures, including any claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the Second Lien Notes Indentures.

General Unsecured Claims	Any unsecured claim against the Debtors that is not an Administrative Claim, a Postpetition Securitization Program Claim, a DIP Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a First Lien Claim, a Second Lien Notes Claim, a 510(b) Claim, or an Intercompany Claim. For the avoidance of doubt, General Unsecured Claims include (a) claims resulting from the rejection of executory contracts and unexpired leases and (b) claims resulting from litigation against one or more of the Debtors.

RSA Ex. 2 - p. 15

510(b) Claims	Any claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

Intercompany Claim	Any claim against any of the Debtors held by another Debtor.

Intercompany Interest	Any equity interest in one Debtor held by another Debtor.

Existing Equity Interests	Equity interests consisting of the capital stock of Audacy, Inc. as of the Petition Date.

TREATMENT OF CLAIMS AND INTERESTS

Administrative Claims, Priority Tax Claims, and Other Priority Claims	On the Plan Effective Date, except to the extent that such holder agrees to a less favorable treatment, each holder of an allowed Administrative Claim, Priority Tax Claim, and Other Priority Claim will receive, in full and final satisfaction of such claim, at the option of the Debtors or the Reorganized Debtors, as applicable: (a) payment in full in cash in an amount equal to the due and unpaid portion of such Allowed Administrative Claim; (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the holder of such allowed Administrative Claim shall have agreed upon in writing; or (c) such other treatment as permitted by section 1129(a)(9) of the Bankruptcy Code. To the extent any allowed Administrative Claim is not due and owing on the Plan Effective Date, such claim shall be paid in accordance with the terms of any agreement between the Reorganized Debtors and the holder of such claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

Professional Fee Claims	No later than the Plan Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account with cash equal to the Professional Fee Reserve Amount. The amount of Professional Fee Claims owing to the professionals shall be paid in full in cash to such professionals by the Reorganized Debtors from the Professional Fee Escrow Account within five (5) business days after such Professional Fee Claims are allowed by a final order; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the allowed amount of Professional Fee Claims owing to the professionals, the Reorganized Debtors shall pay such amounts within ten (10) business days after entry of the order approving such Professional Fee Claims.

RSA Ex. 2 - p. 16

“Professional Fee Escrow Account” means an interest-bearing account established, maintained, and funded by the Reorganized Debtors with cash on the Plan Effective Date in an amount equal to the Professional Fee Reserve Amount.

“Professional Fee Reserve Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Plan Effective Date.

Postpetition Securitization Program Claims	Except to the extent that a holder of an allowed Postpetition Securitization Program Claim agrees to less favorable treatment, any claims against the Debtors arising under the Postpetition Securitization Program or the orders approving the Postpetition Securitization Program, to the extent allowed and not contingent, unliquidated, or disputed as of the Plan Effective Date, shall be (a) paid in full in cash in accordance with the terms and conditions of the Postpetition Securitization Program or (b) consensually amended and extended on the Plan Effective Date into the Exit Securitization Program.

On the Plan Effective Date, or as soon as reasonably practicable thereafter, all reasonable and documented fees and out-of-pocket expenses incurred by the advisors to the parties to the Postpetition Securitization Program shall be paid in full in cash to the extent required under the final order approving the Postpetition Securitization Program.

DIP Claims	Except to the extent that a holder of an allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for its allowed DIP Claim, on the Plan Effective Date each holder of an allowed DIP Claim shall be entitled on account of such DIP Claim; at such holder’s option, to either (i) have such DIP Claim be repaid in full in cash or (ii) have its pro rata share of DIP Loans converted into First-Out Exit Term Loans on a dollar-for-dollar basis, with any remaining amount of DIP Loans of such DIP Lender to be paid in cash.

In addition to receiving First-Out Exit Term Loans, each holder of an allowed DIP Claim that elects to convert its DIP Claim into First-Out Exit Term Loans (or otherwise fund in cash such First-Out Exit Term Loans) shall be entitled to its pro rata share of the DIP-to-Exit Equity Allocation.

RSA Ex. 2 - p. 17

To the extent a Holder of an allowed DIP Claim does not elect to convert its DIP Claim into First-Out Exit Term Loans, such holder shall have its DIP Claim paid in full in cash, and to the extent such non-converting holder does not otherwise fund in cash its pro rata share of First-Out Exit Term Loans, any resulting deficit will be backstopped by the Exit Backstop Parties. The Exit Backstop Parties shall fund any such deficit in cash (at the percentages indicated on Exhibit 7 to the Restructuring Support Agreement) and in exchange each Exit Backstop Party will receive its pro rata share of (i) the First Out Exit-Term Loans and (ii) the DIP-to-Exit Equity Allocation that otherwise would have been paid to such non-converting DIP Lender had such DIP Lender elected to convert its DIP Claims to First-Out Exit Term Loans or otherwise fund in cash such First-Out Exit Term Loans.

Other Priority Claims	To the extent such Other Priority Claim has not already been paid in full during the Chapter 11 Cases, on the Plan Effective Date, or as soon as reasonably practicable thereafter, each holder of an allowed Other Priority Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Other Priority Claim, at the option of the Debtors or the Reorganized Debtors, with the consent of the Required Consenting First Lien Lenders, as applicable: (a) payment in full in cash in an amount equal to the due and unpaid portion of such allowed Other Priority Claim; (b) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the holder of such allowed Other Priority Claim shall have agreed upon in writing; or (c) such other treatment such that such allowed Other Priority Claim will be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that Other Priority Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

Unimpaired – Presumed to Accept

Other Secured Claims	To the extent such Other Secured Claim has not already been paid in full during the Chapter 11 Cases, on the Plan Effective Date, or as soon as reasonably practicable thereafter, each holder of an allowed Other Secured Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such allowed Other Secured Claim, at the option of the Debtors or the Reorganized Debtors, with the consent of the Required Consenting First Lien Lenders, as applicable: (a) payment in full in cash in an amount equal to the due and unpaid portion of such allowed Other Secured Claim; (b) the return or abandonment of the collateral securing such allowed Other Secured Claim; (c) reinstatement of such allowed Other Secured Claim; (d) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the holder of such

RSA Ex. 2 - p. 18

allowed Other Secured Claim shall have agreed upon in writing; or (e) such other treatment such that such allowed Other Secured Claim will be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that Other Secured Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

Unimpaired – Presumed to Accept

Secured Tax Claims	To the extent such Secured Tax Claim has not already been paid in full during the Chapter 11 Cases, on the Plan Effective Date, or as soon as reasonably practicable thereafter, each holder of an allowed Secured Tax Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such allowed Secured Tax Claim, at the option of the Debtors or the Reorganized Debtors, with the consent of the Required Consenting First Lien Lenders, as applicable: (a) payment in full in cash in an amount equal to the due and unpaid portion of such allowed Secured Tax Claim; (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the holder of such allowed Secured Tax Claim shall have agreed upon in writing; (c) the return or abandonment of the collateral securing such allowed Secured Tax Claim; (d) such other treatment such that such allowed Secured Tax Claim will be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code; or (e) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, cash in an aggregate amount of such allowed Secured Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Plan Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or the Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, that Secured Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (d)-(e) above shall be made in equal quarterly cash payments beginning on the Plan Effective Date (or as soon as reasonably practicable thereafter), and continuing on a quarterly basis thereafter until payment in full of the applicable allowed Secured Tax Claim.

Unimpaired – Presumed to Accept

RSA Ex. 2 - p. 19

First Lien Claims[6]	Except to the extent that such holder agrees in writing to less favorable treatment, on the Plan Effective Date each holder of an allowed First Lien Claim will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its allowed First Lien Claim, its pro rata share of:

a. the Second-Out Exit Term Loans; and

b. seventy-five percent (75%) of the New Common Equity,[7] subject to MIP Dilution and New Second Lien Warrant Dilution.[8]

Impaired – Entitled to Vote

Second Lien Notes Claims[9]	Except to the extent that such holder agrees in writing to less favorable treatment, on the Plan Effective Date each holder of allowed Second Lien Notes Claims will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its allowed Second Lien Notes Claim, its pro rata share of:

a. fifteen percent (15%) of the New Common Equity, subject to MIP Dilution and New Second Lien Warrant Dilution; and

b.  warrants exercisable for seventeen-and-one-half percent (17.5%) of the New Common Equity on a fully diluted basis (the “New Second Lien Warrants,” and the resulting dilution to New Common Equity that would result from the exercise of the New Second Lien Warrants, the “New Second Lien Warrant Dilution”), exercisable on a “cash” or “cashless” basis within four years of the Plan Effective Date at an equity value of $771 million[10]; provided that the New Second Lien

[6]

References to distributions of New Common Equity hereunder are subject to the use of alternative structures to comply with FCC foreign ownership limitations (e.g., the use of voting stock, limited voting stock that would be considered non-attributable for purposes of the FCC’s ownership rules, or special warrants to be issued at emergence in lieu of the voting or limited voting stock).

[7]

For the avoidance of doubt, to the extent that a third party (other than the DIP Lenders or Exit Backstop Parties) provides the First-Out Exit Term Loans, amount to be increased up to (but no more than) eighty-five percent (85%) of the New Common Equity.

[8]	For the avoidance of doubt, holders of First Lien Claims shall not participate in any other plan distributions on account of any deficiency claim they may hold.

[9]

References to distributions of New Common Equity hereunder are subject to the use of alternative structures to comply with FCC foreign ownership limitations (e.g., the use of voting stock, limited voting stock that would be considered non-attributable for purposes of the FCC’s ownership rules, or special warrants to be issued at emergence in lieu of the voting or limited voting stock).

[10]	Assumes a January 7, 2023 Petition Date; to be adjusted in the event of any change to the Petition Date.

RSA Ex. 2 - p. 20

Warrants for fifteen percent (15%) of such New Common Equity shall have Black-Scholes protection[11] for the first two (2) years and the New Second Lien Warrants for the remaining two-and-one-half percent (2.5%) of such New Common Equity shall have no Black-Scholes protection; provided, further, that in the event of a sale during the initial two (2) year period, such New Second Lien Warrants with Black-Scholes protection shall be paid out at the greater of (i) the Black-Scholes value and (ii) the cash value.

Impaired – Entitled to Vote

General Unsecured Claims	Except to the extent that a holder of an allowed General Unsecured Claim and the Debtors agree to less favorable treatment on account of such claim, each holder of an allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such allowed General Unsecured Claim, on or as soon as practicable after the Plan Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such allowed General Unsecured Claim, whichever is later, either, in the discretion of the Debtors, (a) payment in full in cash, or (b) such other treatment as to render such holder unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that no holder of an allowed General Unsecured Claim shall receive any distribution for any claim that has previously been satisfied pursuant to a final order of the Bankruptcy Court.

Unimpaired – Presumed to Accept

510(b) Claims	On the Plan Effective Date, each 510(b) Claim shall be cancelled, released, discharged, and extinguished and shall be of no further force or effect, and holders of 510(b) Claims shall not receive any distribution on account of such 510(b) Claims.

Impaired – Deemed to Reject

Intercompany Claims	On the Plan Effective Date, each Intercompany Claim shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting First Lien Lenders, reinstated, compromised, or canceled and released without any distribution.

Impaired / Unimpaired – Deemed to Reject / Presumed to Accept

[11]	For purposes of this section, Black-Scholes protection to be calculated using volatility of 30%, the remaining full warrant term, and the risk-free rate that corresponds to the remaining warrant.

RSA Ex. 2 - p. 21

Intercompany Interests	On the Plan Effective Date, each Intercompany Interest shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting First Lien Lenders, reinstated, compromised, or canceled and released without any distribution.

Impaired / Unimpaired – Deemed to Reject / Presumed to Accept

Existing Equity Interests	On the Plan Effective Date, Existing Equity Interests shall be canceled, and each holder of Existing Equity Interests shall receive no recovery on account of such Existing Equity Interests.

Impaired – Deemed to Reject

OTHER MATERIAL PROVISIONS

Releases	Customary releases and exculpations to the fullest extent permitted by law in favor of the Company, officers, directors, employees, estate fiduciaries and advisors to the same, the DIP Lenders, the Ad Hoc First Lien Group, Ad Hoc Second Lien Group, the First Lien Agent, the Second Lien Trustee, any other parties to the Restructuring Support Agreement, and their respective related parties.

Exemption Under Section 1145 of the Bankruptcy Code	To the extent applicable and permitted under applicable law, the Plan and Confirmation Order shall provide, that the issuance and distribution of any securities thereunder, including the New Common Equity and New Second Lien Warrants, will be exempt from the registration requirements under applicable securities laws in accordance with section 1145 of the Bankruptcy Code or any other applicable securities laws exemption to the fullest extent possible.

Corporate Governance	Reorganized Audacy will be a private company, to the extent permitted by applicable law. New Governance Documents for Reorganized Audacy following the Plan Effective Date shall contain customary protections for minority equity holders in form and substance acceptable to the Required Consenting Second Lien Noteholders.

The board of directors of Reorganized Audacy (the “New Board”) shall be comprised of seven (7) members selected as follows: Five (5) members selected by the Ad Hoc First Lien Group, one (1) member selected by the Ad Hoc Second Lien Group (which member must be to the reasonable satisfaction of the Required Consenting First Lien Lenders and be an “industry” expert or specialist), and David Field while employed by Reorganized Audacy and as outlined below.

RSA Ex. 2 - p. 22

Management Incentive Plan	Within 120 days following the Plan Effective Date, the New Board shall adopt a management incentive plan (the “MIP”) that provides for the issuance of equity, options and/or other equity-based awards (collectively, “Awards”) to employees and directors of Reorganized Audacy. Ten percent (10%) of the fully diluted New Common Equity of Reorganized Audacy that are issued and outstanding on the Plan Effective Date shall be reserved for issuance under the MIP (the effect of such issuances of New Common Equity, the “MIP Dilution”). The amount of New Common Equity to be allocated and awarded under the MIP, the form of the Awards (i.e., stock options, restricted stock, appreciation rights, etc.), the participants in the MIP, the allocations of the Awards to such participants (including the amount of allocations and the timing of the grant of the Awards, subject to the immediately preceding sentence), and the terms and conditions of the Awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its sole discretion.

Existing Employment Agreements, Deferred Compensation, and Retention Program	The Debtors shall assume all management employment agreements (i.e., those of David Field, Richard Schmaeling, Susan Larkin, Andrew Sutor, John Crowley, Brian Benedik, and Elizabeth Bramowski), subject to the following conditions and amendments:

a.   The retention bonus payment made in June 2023 will qualify as an executive’s prior-year bonus referenced in relevant employment agreements under the severance provisions for purposes of calculating severance payable in connection with a 2024 termination;

b.  Existing management employment agreements to be modified prior to chapter 11 filing to eliminate annual equity grant target going forward; provided that no other terms of the employment agreements shall be amended (and, for the avoidance of doubt, the assumption of the employment agreements shall not require the Company or Reorganized Audacy, as applicable, to issue any New Common Equity to any employee under their employment agreement and the employment agreements shall be deemed modified consistent with this provision prior to assumption);

RSA Ex. 2 - p. 23

c.   Within 120 days of the Plan Effective Date, Reorganized Audacy shall negotiate and enter into amendments solely to supplement existing employment agreements with respect to equity grants under post-emergence MIP;[12] and

d. David Field’s employment agreement to be modified prior to chapter 11 filing as follows:

i. If a long-term employment agreement is negotiated within 120 days after the Plan Effective Date, then that agreement would supersede the agreement existing as of the Petition Date;

ii. Mr. Field will remain on New Board in a non-Chairman capacity while still employed and to serve in consulting role on New Board member selection (but without voting role for selection);

iii.   Reorganized Audacy can terminate Mr. Field’s employment agreement following the Plan Effective Date, in which case Mr. Field would assist with transition and receive salary through the later of (i) the end of the transition period referred to in clause (d)(iv) below or (ii) December 31, 2024, plus severance[13] and prorated “earned”[14] bonus; and

iv.   If no agreement on long-term employment is reached within 120 days following the Plan Effective Date, then Mr. Field can terminate by providing notice after 120 days and before 150 days following the Plan Effective Date; however, Mr. Field is required to transition for the earlier of 150 days or until a successor CEO is appointed, during which period Mr. Field would only receive (i) contract severance[15] and (ii) base salary during the transition period (without a prorated bonus).

The Debtors will assume all existing deferred compensation plans under their existing terms, provided that:

a. the plans are to remain frozen to new participants and deferrals until the New Board is put in place (without the need for participant consent); and

[1][2]

The New Board may in its discretion determine that any MIP/new long term incentive plan (“LTIP”) participants will be required to waive any right to receive any future earnings credit to their deferred compensation balances as a condition precedent to be eligible to participate in the MIP/LTIP.

[13]	Contract severance to be reset at 2x sum of salary and previous year bonus (defined as $1 million).
[14]	“Earned” bonus structure to be based on Company precedent (using EBITDA-based thresholds).
[15]	Contract severance to be reset at 2x sum of salary and previous year bonus (defined as $1 million).

RSA Ex. 2 - p. 24

b.  as of the Petition Date, the sole investment option under both the legacy Entercom plan and legacy CBS Radio plan shall be cash with an annual interest rate of three percent (3%). These modifications shall be implemented by plan amendments, effective as of the Petition Date. No participant consent is required.

Prior to chapter 11 filing, the Debtors shall extend the retention program adopted in June 2023 (the “Current Retention Program” and the extension of the Current Retention Program, the “New Retention Program”) through the later of (i) six months after the Plan Effective Date and (ii) six months after expiration of the existing retention program (the “Retention Period”), subject to the following conditions:

a. the Debtors’ CEO shall not participate in the New Retention Program;

b. the aggregate awards payable under the New Retention Program (the “New Retention Payments”) shall be 50% of the aggregate awards under the Current Retention Program;

c. New Retention Payments paid on July 1, 2024, subject to Court approval (if Court approval is not received, then paid on the later of July 1, 2024 and the Plan Effective Date);

d.  if an employee departs voluntarily (and, if applicable to an employee, without good reason) or is terminated by the Company for cause, in each case prior to the end of the Retention Period, then that employee will forgo the New Retention Payment and shall be required to disgorge the after-tax portion of any New Retention Payments previously made to such employee, but such termination shall not impact payments made under the existing retention program, which shall continue to be governed by the terms of those agreements;

e. all amounts paid under the New Retention Program shall be credited only once against either:

i. the 2024 annual cash incentive plan; or

ii. the “bonus” portion of any subsequent severance payments owed under assumed employment agreements, subject to the following constraints:

1. if an employee is terminated prior to July 1, 2024, then that employee does not earn any award under the New Retention Program;

2.  if the employee is terminated by the Company (other than for cause) between July 1, 2024, and September 30, 2024, the New Retention Payment will be prorated (e.g., if terminated on August 1, 2024, then two-thirds of the New Retention Payment would not be earned and would be offset against severance); and

RSA Ex. 2 - p. 25

3.  In no event shall termination of an employee by the Company without cause (or, if applicable to an employee by the employee for good reason or due to death or disability) give rise to any obligations of such employee to disgorge payments received pursuant to the New Retention Program.

Tax Structure	The terms of the Restructuring shall be structured to preserve or otherwise maximize favorable tax attributes (including tax basis) of the Company Parties to the extent practicable and commercially reasonable as determined by the Company Parties and the Required Consenting First Lien Lenders; provided that the tax structuring of the Restructuring shall be subject to the consent of the Required Consenting First Lien Lenders and the Company Entities; provided further that, to the extent the tax structuring of the Restructuring would reasonably be expected to have a not immaterial and disproportionate impact on holders of Second Lien Notes as compared to holders of First Lien Loans, such structure shall be reasonably acceptable to the Consenting Second Lien Lenders.

D&O Insurance and Indemnification Obligations	Under the Plan, the applicable Company Entities shall assume, pursuant to section 365(a) of the Bankruptcy Code, (a) the existing D&O liability insurance policies with runoff endorsements and (b) all of the existing indemnification provision for current or former directors, managers, and officers of the Company Entities (whether in by-laws, certificates of formation or incorporation, board resolution, employment contracts, or otherwise) (such indemnification provisions, the “Indemnification Obligations”). The amended and restated bylaws, certificates of incorporation, articles of limited partnership and other organizational documents of the Reorganized Debtors adopted as of the Plan Effective Date shall include provisions to give effect to the foregoing. All runoff endorsements will be assumed pursuant to the Plan.

All claims arising from the existing D&O liability insurance policies with runoff endorsements and such Indemnification Obligations shall be unaltered by the Restructuring.

RSA Ex. 2 - p. 26

Consenting Lenders Professional Fees and Expenses	The Company Parties shall pay or reimburse all reasonable and documented fees and expenses of the Ad Hoc First Lien Group in connection with the Restructuring (including all prior restructuring proposals) on an ongoing basis (solely to the extent provided in any engagement letters executed by the Company) and as of the Plan Effective Date, including the reasonable and documented fees and out-of-pocket expenses of (a) Gibson, Dunn & Crutcher LLP, as counsel to the Ad Hoc First Lien Group; (b) Greenhill & Co., LLC, as financial advisor to the Ad Hoc First Lien Group; (c) Wiley Rein LLP, as regulatory counsel to the Ad Hoc First Lien Group; and (d) Howley Law PLLC, as local counsel in the Southern District of Texas (collectively, with any other advisors retained by the Ad Hoc First Lien Group with the consent of the Company Parties (not to be unreasonably withheld), the “Ad Hoc First Lien Group Professionals”), regardless of whether the Plan Effective Date ever occurs.

Provided that the Restructuring Support Agreement has not been terminated as to the Consenting Second Lien Noteholders, the Company Parties shall pay or reimburse all reasonable and documented fees and expenses of the Ad Hoc Second Lien Group in connection with the Restructuring (including all prior restructuring proposals) on an ongoing basis (solely to the extent provided in any engagement letters executed by the Company) and as of the Plan Effective Date, including the reasonable and documented fees and out-of-pocket expenses of (a) Akin Gump Strauss Hauer & Feld LLP, as counsel to the Ad Hoc Second Lien Group; and (b) Evercore Group, LLC, as financial advisor to the Ad Hoc Second Lien Group; and (c) local counsel in the Southern District of Texas (collectively, with any other advisors retained by the Ad Hoc Second Lien Group with the consent of the Company Parties (not to be unreasonably withheld), the “Ad Hoc Second Lien Group Professionals”), regardless of whether the Plan Effective Date ever occurs.

Conditions Precedent to Plan Effectiveness	The following conditions precedent to the effectiveness of the Plan Effective Date shall be satisfied or waived by the Debtors, with the consent of (i) the Required Consenting First Lien Lenders, (ii) the Required DIP Lenders, and (iii) the Required Consenting Second Lien Noteholders (the consent of the Require Second Lien Noteholders not to be unreasonably withheld or delayed), and the Plan Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived:

• All financing agreements contemplated hereunder, as applicable, shall have closed and be in full force and effect;

• The Prepetition Securitization Program shall have been upsized by $25 million to a total of $100 million;

RSA Ex. 2 - p. 27

• The Restructuring Support Agreement shall continue to be in full force and effect;

•  The Company Parties shall have paid or reimbursed all reasonable and documented fees and expenses of the Consenting Lenders (as applicable) in connection with the Restructuring, including the reasonable and documented fees and expenses of the Ad Hoc First Lien Group Professionals and Ad Hoc Second Lien Group Professionals;

•  Amounts sufficient to pay all of the Company Parties’ reasonable and documented fees and expenses after the Plan Effective Date, including those of (i) Latham & Watkins LLP, as counsel to the Company Parties; (ii) Porter Hedges LLP, as local counsel to the Company Parties; (iii) PJT Partners, Inc., as financial advisor and investment banker to the Company Parties; (iv) FTI Consulting, Inc., as restructuring advisor to the Company Parties; and (v) FGS Global (US) LLC, as public relations consultant; shall have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;

•  Each document or agreement constituting the Definitive Documents (as defined in the Restructuring Support Agreement) shall be in form and substance consistent with the Restructuring Support Agreement and this Term Sheet, and otherwise in compliance with the consent rights of the Required Consenting Lenders, as applicable, each to the extent required in the Restructuring Support Agreement;

•  All governmental approvals and consents that are legally required for the consummation of the Restructuring shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

•  Such other conditions precedent that are customary and otherwise requested by the Required Consenting First Lien Lenders and the Required DIP Lenders, and to the extent of the Second Lien Consent Right, reasonably requested by the Required Consenting Second Lien Noteholders, to the Plan Effective Date; and

•  The Bankruptcy Court shall have entered the Confirmation Order consistent with the Restructuring Support Agreement and otherwise in compliance with the consent rights of the Required Consenting Lenders, as applicable, each to the extent required in the Restructuring Support Agreement, and the Confirmation Order shall

RSA Ex. 2 - p. 28

not be stayed, modified, or vacated, and shall not be subject to any pending appeal, and the appeals period for the Confirmation Order shall have expired; provided that the requirement that the Confirmation Order not be subject to any pending appeal and the appeals period for the Confirmation Order shall have expired may be waived by the Required Consenting Lenders and the Required DIP Lenders.

RSA Ex. 2 - p. 29

Exhibit 3

Joinder Agreement

Form of Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as December 18, 2023, by and among the Company Entities, the Consenting First Lien Lenders, and the Consenting Second Lien Noteholders (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”),3 and agrees to be bound by the terms and conditions thereof to the extent that the other Parties are thereby bound, and shall be deemed a [“Consenting First Lien Lender”][“Consenting Second Lien Noteholder”] under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date this Joinder Agreement is executed and any further date specified in the Agreement.

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Claims Revolver Term Loan
Second Lien Notes Claims 2027 Notes 2029 Notes
Existing Equity Interests

[3]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit 4

DIP Credit Agreement

[Intentionally Omitted]

Exhibit 5

Proposed Interim DIP Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
AUDACY, INC., et al.,[1]	)	Case No. 24-[•] ([•])
)
Debtors.	)	(Jointly Administered)
)

INTERIM ORDER (I) AUTHORIZING THE DEBTORS TO OBTAIN

POSTPETITION FINANCING, (II) GRANTING LIENS AND PROVIDING

CLAIMS WITH SUPERPRIORITY ADMINISTRATIVE EXPENSE STATUS,

(III) AUTHORIZING THE USE OF CASH COLLATERAL, (IV) MODIFYING

THE AUTOMATIC STAY, AND (V) SCHEDULING A FINAL HEARING

Upon the motion (the “Motion”),2 of Audacy, Inc. (“Audacy”) and its affiliated debtors in the above-captioned chapter 11 cases (collectively, the “Chapter 11 Cases”), as debtors and debtors in possession (collectively, the “Debtors”) seeking entry of an interim order (this “Interim Order”) and a final order (the “Final Order,” together with this Interim Order, the “DIP Orders”) pursuant to sections 105, 361, 362, 363, 364(c), 364(d), 364(e), 503, and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1, 4001-1(b), 4002-1, and 9013-1 of the Local Rules of the United States Bankruptcy Court for the Southern District of Texas and the Southern District of Texas Complex Chapter 11 Case Procedures (together, the “Bankruptcy Local Rules”), seeking relief, among other things:

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Audacy (the “Case Website”). The location of the Debtors’ corporate headquarters and service address for purposes of these chapter 11 cases is: 2400 Market Street, 4th Fl Philadelphia, PA 19103.

[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Motion, the Restructuring Support Agreement, or the DIP Credit Agreement, as applicable.

(i)

authorizing the Debtors to incur senior secured postpetition obligations on a superpriority basis in respect of a senior secured superpriority new money term loan facility in the aggregate principal amount of $32 million (the “DIP Facility” and such funding commitment thereunder, the “DIP Commitment”, and loans issued thereunder, the “DIP Loans”), participation in which will be offered to each of the First Lien Lenders (as defined herein) on a pro rata basis and $32 million of which shall be fully funded into an account (the “DIP Account”) to be maintained with the DIP Agent (as defined herein) and available to the Debtors upon entry of this Interim Order (subject to the terms and draw schedule contained in the DIP Budget (as defined herein)), consisting of new money term loans which shall be used for general corporate purposes, to fund the Chapter 11 Cases through emergence subject to the terms of the DIP Budget and in accordance with the terms and conditions of that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement attached to this Interim Order as Exhibit A (as the same may be modified prior to execution and as may be amended, restated, supplemented, waived, or otherwise modified from time to time, the “DIP Credit Agreement”), by and among Debtor Audacy Capital Corp., as borrower (in such capacity, the “Borrower”), each of the Debtors party thereto as guarantors (each, a “Guarantor” and, collectively, the “Guarantors,” and the Guarantors, together with the Borrower, the “DIP Loan Parties”), Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent (in such capacities, the “DIP Agent”), and the lenders party thereto (the “DIP Lenders” and together with the DIP Agent, the “DIP Secured Parties”);[3]

(ii)

authorizing the Borrower to incur, and the Guarantors to guarantee on an unconditional joint and several basis, the principal, interest, fees, costs, expenses, obligations (whether contingent or otherwise), and all other amounts and obligations owing under and/or secured by the DIP Documents (as defined herein) (including, without limitation, all “Obligations” as described in the DIP Credit Agreement) (collectively, the “DIP Obligations”);

(iii)

authorizing the Debtors to execute and deliver and perform under the DIP Credit Agreement and any other agreements, instruments, pledge agreements, intercreditor agreements, guarantees, fee letters, control agreements, and other ancillary documents related thereto (including any security agreements, intellectual property security agreements, or notes) (as amended, restated, supplemented, waived, and/or modified from time to time, collectively with the DIP Credit Agreement, this Interim Order and the Final Order, the “DIP Documents”); and to perform such other acts as may be necessary or desirable in connection with this Interim Order and the DIP Documents, and the transactions contemplated hereby and thereby;

[3]

Any consent, agreement, amendment, approval, waiver or instruction of the Borrower, Guarantors, DIP Agent, or DIP Secured Parties to be delivered hereunder, may be delivered by any written instrument, including by way of email, by the Borrower, Guarantors, DIP Agent, or DIP Secured Parties or their respective counsel on their behalf.

(iv)

authorizing the Debtors, subject to satisfaction (or waiver) of all applicable conditions precedent under the DIP Documents, in accordance herewith, to incur DIP Loans in an aggregate principal amount not to exceed $32 million upon entry of this Interim Order, which will be funded into the DIP Account on the date of this Interim Order and available to be drawn by the Borrower;

(v)

subject only to the Carve Out (as defined herein) and to the lien priorities set forth herein, granting the DIP Facility and all DIP Obligations allowed superpriority administrative expense claim status in each of the Chapter 11 Cases and any Successor Cases (as defined herein), as and to the extent provided herein;

(vi)

subject only to the Carve Out and to the relative priorities set forth herein, granting to the DIP Agent, for the benefit of itself and the DIP Secured Parties, automatically and validly perfected security interests in and liens on all of the DIP Collateral (as defined herein), including all property constituting Cash Collateral (as defined herein);

(vii)

authorizing and directing the Debtors to pay the principal, interest, premiums (including, without limitation, the Prepayment Premium (as defined in the DIP Documents)), fees, expenses, and other amounts payable under the DIP Documents, as set forth herein and as such become earned, due and payable;

(viii)

authorizing the Debtors to use the Prepetition Collateral (as defined herein), including any Cash Collateral of the Prepetition Secured Parties under the Prepetition Credit Documents (each as defined herein), as provided for herein;

(ix)

providing adequate protection to the Prepetition Secured Parties as provided herein for, among other things, any diminution in value of the Prepetition Collateral, from and after the Petition Date (as defined herein), including on account of the Debtors’ sale, lease or use of the Prepetition Collateral, including Cash Collateral, the imposition and enforcement of the automatic stay pursuant to section 362 of the Bankruptcy Code, and the priming of the Prepetition Secured Parties’ respective interests in the Prepetition Collateral (including by the Carve Out (as defined herein) (“Diminution in Value”);

(x)

subject to and effective upon the entry of the Final Order, authorizing the Debtors to waive (a) any right to surcharge the DIP Collateral pursuant to sections 105(a) and 506(c) of the Bankruptcy Code or otherwise, (b) the equitable doctrine of marshaling and other similar doctrines, and (c) the “equities of the case” exception under section 552(b) of the Bankruptcy Code with respect to the DIP Collateral and the DIP Obligations (other than for the benefit of the DIP Lenders);

(xi)

authorizing the Debtors to: (a) fund, among other things, ongoing working capital, general corporate expenditures, and other financing needs of the Debtors, (b) pay certain fees and other costs and expenses of administration of the cases, and (c) pay the reasonable and invoiced fees and expenses (including reasonable and invoiced attorneys’ fees and expenses) as set forth in the DIP Documents;

(xii)	approving certain stipulations and releases by the Debtors with respect to the Prepetition Credit Documents and the Prepetition Collateral as set forth herein;

(xiii)

vacating and modifying the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of the DIP Documents and this Interim Order, and waiving any applicable stay (including under Bankruptcy Rule 6004) with respect to the effectiveness and enforceability of this Interim Order, and providing for the immediate effectiveness of this Interim Order; and

(xiv)	scheduling a final hearing (the “Final Hearing”) to consider the relief requested in the Motion and approving the form of notice with respect to the Final Hearing.

The Court having considered the Motion, the exhibits attached thereto, the Declaration of Heath C. Gray (FTI Consulting, Inc.) in Support of (A) the Debtors’ DIP Financing Motion and (B) the Debtors’ Securitization Program Motion, the Declaration of William Evarts (PJT Partners LP) in Support of (A) the Debtors’ DIP Financing Motion and (B) the Debtors’ Securitization Program Motion, and the evidence submitted and arguments made at the interim hearing held on January __, 2024 (the “Interim Hearing”); and notice of the Interim Hearing having been given in accordance with Bankruptcy Rules 2002, 4001(b), (c) and (d), and all applicable Bankruptcy Local Rules; and the Interim Hearing having been held and concluded; and all objections, if any, to the interim relief requested in the Motion having been withdrawn, resolved, or overruled by the Court; and it appearing that approval of the interim relief requested in the Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing, and otherwise is fair and reasonable and in the best interests of the Debtors, their estates, and all parties-in-interest, and is essential for the continued operation of the Debtors’ businesses and the preservation of the value of the Debtors’ assets; and it appearing that the Debtors’ entry into the DIP Credit Agreement and the DIP Documents, is a sound and prudent exercise of the Debtors’ business judgment; and after due deliberation and consideration, and good and sufficient cause appearing therefor;

BASED UPON THE RECORD ESTABLISHED AT THE INTERIM HEARING, THE COURT MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:4

A. Petition Date. On January 7, 2024 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in this Court.

B. Debtors in Possession. The Debtors have continued in the management and operation of their businesses and properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

C. Jurisdiction and Venue. This Court has jurisdiction over the Chapter 11 Cases, the Motion, and the parties and property affected hereby pursuant to 28 U.S.C. § 1334. Consideration of the Motion constitutes a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue for the Chapter 11 Cases and proceedings with respect to the Motion is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

[4]

The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

D. Committee Formation. As of the date hereof, the United States Trustee for the Southern District of Texas (the “U.S. Trustee”) has not yet appointed an official committee of unsecured creditors in the Chapter 11 Cases (a “Committee”) pursuant to section 1102 of the Bankruptcy Code.

E. Notice. Notice of the Motion and the Interim Hearing has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Local Rules, and no other or further notice of the Motion with respect to the relief requested at the Interim Hearing or the entry of this Interim Order shall be required.

F. Debtors’ Stipulations, Releases, and Acknowledgements. In requesting the use of Cash Collateral, and in exchange for and as a material inducement to the Prepetition Secured Parties to agree to consent to provide access to Cash Collateral, and subordination of the Prepetition Liens (as defined herein) to the Carve Out (as defined herein) and DIP Liens (as defined herein), as applicable and solely to the extent provided herein, and as a condition to such consent to the use of Cash Collateral, and without prejudice to the rights of parties-in-interest set forth in paragraph 35 hereof, the Debtors admit, stipulate, acknowledge, and agree, as follows (collectively, with the admissions, stipulations, acknowledgements, and agreements set forth in this paragraph F, the “Debtors’ Stipulations”):

(i) First Lien Loans.

(a) Prepetition First Lien Credit Agreement. Under that certain Credit Agreement, dated as of October 17, 2016 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement” and, together with the Loan Documents (as defined in the Credit Agreement), the “Credit Documents”), by and among Audacy Capital Corp. (in such capacity, the “Borrower”), the guarantors party thereto from time to time (collectively, the “Credit Agreement Guarantors”), the lenders party thereto from time to time (collectively, the “First Lien Lenders”) and Wilmington Savings Fund Society, FSB (the “First Lien Agent,” and together with the First Lien Lenders and the other Secured Parties (as defined in the Credit Agreement), the “Prepetition First Lien Secured Parties”), certain of the Prepetition Loan Parties (as defined herein) borrowed term loans thereunder (the “First Lien Term Loans”) in an aggregate principal amount of $770,000,000.00 and the Prepetition First Lien Secured Parties committed to provide revolving loans thereunder in an aggregate principal amount of $227,272,727.27 (the “First Lien Revolving Loans”) and together with the First Lien Term Loans, the “First Lien Loans”). As used herein, the “Prepetition Loan Parties” shall mean, collectively, the Borrower and the Credit Agreement Guarantors.

(b) Prepetition First Lien Obligations. As of the Petition Date, the Prepetition Loan Parties were jointly and severally indebted and liable to the Prepetition First Lien Secured Parties pursuant to the Credit Documents without defense, challenge, objection, claim, counterclaim, or offset of any kind, in the aggregate principal amount of not less than (i) $632,415,483.83 on account of outstanding First Lien Term Loans under the Credit Agreement and (ii) $220,126,186.30 on account of outstanding First Lien Revolving Loans under the Credit Agreement, in each case, plus accrued and unpaid interest and any additional fees, costs, premiums, expenses and disbursements (including without limitation any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case to the extent reimbursable pursuant to the terms of the Credit Documents and all other Obligations (as defined in the Credit Agreement) owing under or in connection with the Credit Documents (collectively, the “Prepetition First Lien Secured Indebtedness”).

(c) Prepetition First Priority Liens. The Prepetition First Lien Secured Indebtedness is secured by valid, binding, non-avoidable, properly perfected, and enforceable first-priority security interests in and liens (the “Prepetition First Priority Liens”) on all of the Collateral (or any other comparable term defined in the Credit Documents describing the assets subject to security interests and liens securing the Prepetition First Lien Secured Indebtedness) consisting of substantially all of each Prepetition Loan Party’s assets subject to certain exclusions set forth in the Credit Documents (the “Prepetition Collateral”).

(d) Validity, Perfection, and Priority of Prepetition First Priority Liens and Prepetition First Lien Secured Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date: (i) the Prepetition First Priority Liens encumber all of the Prepetition Collateral, as the same existed on the Petition Date; (ii) the Prepetition First Priority Liens are valid, binding, enforceable, non-avoidable, and properly perfected liens on and security interests in the Prepetition Collateral; (iii) the Prepetition First Priority Liens are subject and subordinate only to valid, perfected and enforceable Prepetition Liens (if any) which are senior to the Prepetition First Lien Secured Parties’ liens or security interests as of the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, and that are senior to the Prepetition First Lien Secured Parties’ liens or security interests as of the Petition

Date (such liens, the “Permitted Prior Liens”); (iv) the Prepetition First Priority Liens were granted to or for the benefit of the First Lien Agent and the other Prepetition First Lien Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (v) the Prepetition First Lien Secured Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (vi) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition First Priority Liens or Prepetition First Lien Secured Indebtedness exist, and no portion of the Prepetition First Priority Liens or Prepetition First Lien Secured Indebtedness is subject to any challenge, cause of action, or defense, including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; (vii) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), against the Prepetition First Lien Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their loans under the Credit Documents, the Prepetition First Lien Secured Indebtedness, or the Prepetition First Priority Liens; and (viii) the Prepetition First Lien Secured Indebtedness constitutes an allowed, secured claim within the meaning of sections 502 and 506 of the Bankruptcy Code to the extent of the value of the Prepetition Collateral allocable to the Prepetition First Lien Secured Indebtedness.

(ii) Prepetition Second Lien Notes.

(a) Prepetition 2027 Second Lien Notes Indenture. Pursuant to that certain Indenture, dated as of April 30, 2019 (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “2027 Second Lien Notes Indenture” and, together with the other Notes Documents (as defined in the 2027 Second Lien Notes Indenture), collectively, the “2027 Second Lien Notes Documents”), by and among Audacy Capital Corp., as issuer (in such capacity, the “2027 Second Lien Notes Issuer”), the guarantors party thereto from time to time (collectively, the “2027 Second Lien Notes Guarantors”), Deutsche Bank Trust Company Americas, as trustee and notes collateral agent (the “2027 Second Lien Notes Trustee”), the 2027 Second Lien Notes Issuer issued 6.500% Senior Secured Second-Lien Notes due 2027 in an aggregate principal amount of $470,000,000 (the “2027 Second Lien Notes”). As used herein, (a) the “Prepetition 2027 Second Lien Notes Secured Parties” shall mean, collectively, the 2027 Second Lien Notes Trustee and the holders of the 2027 Second Lien Notes; and (b) the “Prepetition 2027 Second Lien Notes Parties” shall mean, collectively, the 2027 Second Lien Notes Issuer and the 2027 Second Lien Notes Guarantors.

(b) Prepetition 2027 Second Lien Note Obligations. As of the Petition Date, the Prepetition 2027 Second Lien Notes Parties were jointly and severally indebted to the Prepetition 2027 Second Lien Notes Secured Parties pursuant to the 2027 Second Lien Notes Documents, without defense, challenge, objection, claim, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $460,000,000 plus accrued and unpaid interest and any additional fees, costs, premiums, expenses and disbursements (including without limitation any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case to the extent reimbursable pursuant to the terms of the 2027 Second Lien Notes Documents and all other Notes Obligations (as defined in the 2027 Second Lien Notes Indenture) owing under or in connection with the 2027 Second Lien Notes Documents (collectively, the “Prepetition 2027 Second Lien Notes Indebtedness”).

(c) Prepetition 2029 Second Lien Notes Indenture. Pursuant to that certain Indenture, dated as of March 25, 2021 (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “2029 Second Lien Notes Indenture” and, together with the other Notes Documents (as defined in the 2029 Second Lien Notes Indenture), collectively, the “2029 Second Lien Notes Documents,” and together with the 2027 Second Lien Notes Documents, collectively, the “Second Lien Notes Documents,” and the 2027 Second Lien Notes Indenture, together with the 2029 Second Lien Notes Indenture, collectively, the “Second Lien Indentures”),5 by and among Audacy Capital Corp., as issuer (in such capacity, the “2029 Second Lien Notes Issuer”), the guarantors party thereto from time to time (collectively,

[5]	The Credit Documents and the Second Lien Notes Documents are collectively defined as the “Prepetition Credit Documents.”

the “2029 Second Lien Notes Guarantors”), Deutsche Bank Trust Company Americas, as trustee and notes collateral agent (the “2029 Second Lien Notes Trustee,” and, together with the 2027 Second Lien Notes Trustee, the “Second Lien Notes Trustee,” and, together with the First Lien Agent, the “Prepetition Agents/Trustees”), the 2029 Second Lien Notes Issuer issued 6.750% Senior Secured Second-Lien Notes due 2029 in an aggregate principal amount of $540,000,000 (the “2029 Second Lien Notes” and, together with the 2027 Second Lien Notes, the “Second Lien Notes”). As used herein, (a) the “Prepetition 2029 Second Lien Notes Secured Parties” shall mean, collectively, the 2029 Second Lien Notes Trustee and the holders of the 2029 Second Lien Notes (together with the Prepetition 2027 Second Lien Notes Secured Parties, collectively, the “Prepetition Second Lien Secured Parties,” and, together with the Prepetition First Lien Secured Parties, collectively, the “Prepetition Secured Parties”); (b) the “Prepetition 2029 Second Lien Notes Parties” shall mean, collectively, the 2029 Second Lien Notes Issuer and the 2029 Second Lien Notes Guarantors; and (c) the “Prepetition Second Lien Parties” shall mean, collectively, the Prepetition 2027 Second Lien Notes Parties and the Prepetition 2029 Second Lien Notes Parties.

(d) Prepetition 2029 Second Lien Notes Obligations. As of the Petition Date, the Prepetition 2029 Second Lien Notes Parties were jointly and severally indebted to the Prepetition 2029 Second Lien Notes Secured Parties pursuant to the 2029 Second Lien Notes Documents, without defense, challenge, objection, claim, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $540,000,000 plus accrued and unpaid interest and any additional fees, costs, premiums, expenses and disbursements (including without limitation any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case to the extent reimbursable pursuant to the terms of the 2029 Second Lien Notes Documents and all other Notes Obligations (as defined in the 2029 Second Lien Notes Indenture) owing under or in connection with the 2029 Second Lien Notes Documents (collectively, the “Prepetition 2029 Second Lien Notes Indebtedness” and, together with the Prepetition 2027 Second Lien Notes Indebtedness, the “Prepetition Second Lien Notes Indebtedness,” and the Prepetition Second Lien Notes Indebtedness together with the Prepetition First Lien Secured Indebtedness, collectively, the “Prepetition Secured Indebtedness”).

(e) Prepetition Second Lien Notes Liens. Pursuant to the Second Lien Notes Documents, the Prepetition Second Lien Notes Indebtedness is secured by valid, binding, non-avoidable, properly perfected, and enforceable second-priority security interests in and liens on the Prepetition Collateral held by the Prepetition Second Lien Parties pursuant to the Second Lien Notes Documents (the “Prepetition Second Lien Notes Liens” and, together with the Prepetition First Priority Liens, the “Prepetition Liens”).

(f) Validity, Perfection, and Priority of Prepetition Second Lien Notes Liens and Prepetition Second Lien Notes Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date: (i) the Prepetition Second Lien Notes Liens encumber all of the Prepetition Collateral, as the same existed on the Petition Date; (ii) the Prepetition Second Lien Notes Liens are valid, binding, enforceable, non-avoidable, and properly perfected liens on and security interests in the Prepetition Collateral; (iii) the Prepetition Second Lien Notes Liens are subject and subordinate only to Permitted Prior Liens and the Prepetition First Priority Liens; (iv) the Prepetition Second Lien Notes Liens were granted to or for the benefit of the Second Lien Notes Trustee and the other Prepetition Second Lien Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (v) the Prepetition Second Lien Notes Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (vi) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition Second Lien Notes Liens or Prepetition Second Lien Notes Indebtedness exist, and no portion of the Prepetition Second Lien Notes Liens or Prepetition Second Lien Notes Indebtedness is subject to any challenge, cause of action, or defense including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; (vii) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), against the Prepetition Second Lien Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their loans under the Second Lien Notes Documents, the Prepetition Second Lien Notes Indebtedness, or the Prepetition Second Lien Notes Liens; and (viii) the Prepetition Second Lien Notes Indebtedness constitutes an allowed, secured claim within the meaning of sections 502 and 506 of the Bankruptcy Code to the extent of the value of the Prepetition Collateral allocable to the Prepetition Second Lien Notes Indebtedness.

(iii) Intercreditor Agreement. The First Lien Agent and the Second Lien Notes Trustee are parties to the Second Lien Intercreditor Agreement, dated as of April 30, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”). The Borrower, and each other obligor under the Prepetition Secured Indebtedness, acknowledged and agreed to the Intercreditor Agreement. Pursuant to section 510 of the Bankruptcy Code, the Intercreditor Agreement and any other applicable intercreditor or subordination provisions contained in any of the Credit Documents or any of the Second Lien Notes Documents shall (a) remain in full force and effect; (b) continue to govern the relative obligations, priorities, rights and remedies of the General Credit Facilities Secured Parties, the Initial Second Priority Debt Parties and the Additional Senior Debt Parties (each as defined in the Intercreditor Agreement); and (c) not be deemed to be amended, altered or modified by the terms of this Interim Order.

(iv) Receivables Facility. Pursuant to that certain Receivables Purchase Agreement, dated as of July 15, 2021 (as amended, amended and restated, supplemented, or otherwise modified, the “Prepetition Securitization Program”), by and among Audacy Receivables, LLC (“Audacy Receivables”), as seller, Autobahn Funding Company LLC, as investor, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (“DZ Bank”), as Agent, and Audacy Operations, Inc., as initial servicer, DZ Bank provided revolving credit and other financial accommodations to Audacy Receivables. The Debtors will seek approval to continue the Prepetition Securitization Program on a postpetition basis (the “Postpetition Securitization Program”) by separate motion in accordance with the terms of any order approving such motion (any interim or final order approving such motion, the “Securitization Program Order”).

(v) No Challenges/Claims. Subject to paragraph 35 below, no offsets, challenges, objections, defenses, claims or counterclaims of any kind or nature to any of the respective Prepetition Liens or Prepetition Secured Indebtedness exist, and no portion of the respective Prepetition Liens or Prepetition Secured Indebtedness is subject to any challenge or defense including, without limitation, avoidance, disallowance, disgorgement, recharacterization, or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law. The Debtors and their estates have no valid Claims (as such term is defined in section 101(5) of the Bankruptcy Code), objections, challenges, causes of action,6 and/or choses in action against any of the Prepetition Secured Parties, any of their respective Prepetition

[6]

As used in this Interim Order, “causes of action” means any action, claim, cause of action, controversy demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, and license of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Closing Date (as defined herein), in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “cause of action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of title 11 of the United States Code; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, and (f) any “lender liability” or equitable subordination claims or defenses.

Agents/Trustee or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, and employees with respect to the Prepetition Credit Documents, the Prepetition Secured Indebtedness, the Prepetition Liens, or otherwise, whether arising at law or at equity, including, without limitation, any challenge, recharacterization, subordination, avoidance, recovery, disallowance, reduction, or other claims arising under or pursuant to sections 105, 502, 510, 541, 542 through 553, inclusive, or 558 of the Bankruptcy Code or applicable state law equivalents. The Prepetition Secured Indebtedness constitutes allowed, secured claims, within the meaning of sections 502 and 506 of the Bankruptcy Code, subject to the value of the Prepetition Collateral. The Debtors have waived, discharged, and released any right to challenge any of the Prepetition Secured Indebtedness, the priority of the Debtors’ obligations thereunder, and the validity, extent, and priority of the Prepetition Liens.

(vi) Cash Collateral. All of the Debtors’ cash, whether existing as of the Petition Date or thereafter, wherever located (including, without limitation, all cash on deposit or maintained by the Debtors in any account or accounts), whether as original collateral or proceeds of other Prepetition Collateral, constitutes or will constitute “cash collateral” of the Prepetition Secured Parties within the meaning of section 363(a) of the Bankruptcy Code (“Cash Collateral”) and is Prepetition Collateral of the Prepetition Secured Parties, subject in all respects to the priorities set out in the Intercreditor Agreement; provided that Cash Collateral does not include DIP Excluded Collateral (as defined herein).

(vii) Bank Accounts. The Debtors acknowledge and agree that as of the Petition Date, none of the Debtors has either opened or maintains any bank accounts other than the accounts listed in the exhibit attached to any order authorizing the Debtors to continue to use the Debtors’ existing cash management system (the “Cash Management Order”).

(viii) No Control. None of the DIP Agent, the DIP Secured Parties, the Prepetition Agents/Trustee, or the Prepetition Secured Parties controls the Debtors or their properties or operations, has authority to determine the manner in which any of the Debtors’ operations are conducted, or is a control Person or insider of the Debtors or any of their affiliates by virtue of any of the actions taken with respect to, in connection with, related to, or arising from this Interim Order, the DIP Facility, the DIP Documents, the Prepetition Secured Indebtedness, and/or the Prepetition Credit Documents.

G. Findings Regarding Corporate Authority. Each of the Debtors has all requisite power and authority to execute and deliver the DIP Documents to which it is a party and to perform its obligations thereunder.

H. Findings Regarding Postpetition Financing and Use of Cash Collateral.

(i) Request for Postpetition Financing and Use of Cash Collateral. The Debtors seek authority to (a) enter into the DIP Facility and incur the DIP Obligations on the terms described herein and in the DIP Documents and (b) use Cash Collateral on the terms described herein, in each case, to administer their Chapter 11 Cases and fund their operations. At the Final Hearing, the Debtors will seek final approval of the DIP Facility and use of Cash Collateral pursuant to the Final Order, which shall be in form and substance acceptable to the Required DIP Lenders, the Required Consenting First Lien Lenders and the Required Consenting Second Lien Noteholders to the extent of the Second Lien Consent Right (as those terms are defined in the Restructuring Support Agreement). Notice of the Final Hearing and the proposed Final Order will be provided in accordance with this Interim Order.

(ii) Good Cause. Good and sufficient cause has been shown for the entry of this Interim Order and for authorization of the Debtors to obtain financing pursuant to the DIP Facility and the DIP Documents and to use Cash Collateral as set forth herein.

(iii) Priming of the Prepetition Liens. The priming of the Prepetition Liens under section 364(d) of the Bankruptcy Code, as contemplated by the DIP Documents, and the Carve Out, and as provided herein, will enable the Debtors to obtain the financing needed to continue to operate their business during the pendency of the Chapter 11 Cases, to the benefit of their estates and creditors. The applicable Prepetition Secured Parties are entitled to receive adequate protection as set forth in this Interim Order pursuant to sections 361, 363, and 364 of the Bankruptcy Code, to the extent of any Diminution in Value of their respective interests in the Prepetition Collateral (including Cash Collateral), including as a result of the priming of the Prepetition Liens.

(iv) Need for Postpetition Financing and Use of Cash Collateral. The Debtors have a need to use Cash Collateral on an interim basis and obtain credit pursuant to the DIP Facility in order to, among other things, enable the orderly continuation of their operations and to administer and preserve the value of their estates. The ability of the Debtors to maintain business relationships with their vendors, suppliers, and customers, to pay their employees, and otherwise finance their operations requires the availability of working capital from the DIP Facility and the use of Cash Collateral, the absence of either of which, on an interim basis as contemplated hereunder, would immediately and irreparably harm the Debtors, their estates, and parties-in-interest. The Debtors do not have sufficient available sources of working capital and financing to operate their businesses, maintain their properties in the ordinary course of business and fund the Chapter 11 Cases without the authorization to use Cash Collateral and to borrow the DIP Loans. The Prepetition Secured Parties are entitled to receive adequate protection as set forth in this Interim Order pursuant to sections 361, 363, and 364 of the Bankruptcy Code, to the extent of any Diminution in Value of their respective interests in the Prepetition Collateral (including Cash Collateral) as a result of, among other things, the Debtors’ use of the Prepetition Collateral, including Cash Collateral.

(v) No Credit Available on More Favorable Terms. The DIP Facility is the best source of debtor-in-possession financing available to the Debtors. Given their current financial condition, financing arrangements, and capital structure, the Debtors have been and continue to be unable to obtain financing from sources other than the DIP Secured Parties on terms more favorable than the DIP Facility. The Debtors are unable to obtain unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Debtors have also been unable to obtain (a) unsecured credit having priority over that of administrative expenses of the kind specified in sections 503(b), 507(a), and 507(b) of the Bankruptcy Code; (b) credit secured solely by a lien on property of the Debtors and their estates that is not otherwise subject to a lien; or (c) credit secured solely by a junior lien on property of the Debtors and their estates that is subject to a lien. Financing on a postpetition basis is not otherwise available without granting the DIP Agent, for the benefit of itself and the DIP Secured Parties, (1) perfected security interests in and liens on (each as provided herein) the DIP Collateral, with the priorities set forth herein; (2) superpriority claims; and (3) the other protections set forth in this Interim Order and without incurring the 507(b) Claims and Adequate Protection Liens (each as defined herein) (the foregoing described in clauses (1) – (3), collectively, the “DIP Protections”).

(vi) Use of Cash Collateral and Proceeds of the DIP Facility. As a condition to entry into the DIP Facility, the extension of credit under the DIP Facility and the authorization to use the Prepetition Collateral, including Cash Collateral, the DIP Agent, DIP Secured Parties, the Prepetition Secured Parties require, and the Debtors have agreed, that proceeds of the DIP Facility and the Prepetition Secured Parties’ Cash Collateral shall be used in accordance with the terms and conditions of this Interim Order and the DIP Documents, and consistent with the DIP Budget (subject to Permitted Variances),7 solely for the purposes set forth in the DIP Documents and this Interim Order, including (a) ongoing working capital and other general corporate purposes of the Debtors; (b) permitted payment of costs of administration of the Chapter 11 Cases, including restructuring charges arising on account of the Chapter 11 Cases, statutory fees of the U.S. Trustee, and Allowed Professional Fees (as defined herein) and expenses of the Debtor Professionals (as defined herein) and professionals retained by a Committee (if any), subject to the Investigation Budget (as defined herein); (c) payment of such prepetition expenses as set forth in the DIP Budget (subject to Permitted Variances) and permitted under the DIP Documents, or otherwise consented to by the DIP Agent (at the direction of the Required DIP Lenders); (d) payment of interest, premiums (including, without limitation, the Prepayment Premium), fees, expenses, and other amounts (including, without limitation, legal and other professionals’ fees and expenses of the DIP Agent and DIP Secured Parties) owed under the DIP Documents, including those incurred in connection with the preparation, negotiation, documentation, and Court approval of the DIP Facility, whether incurred before, on, or after the Petition Date; (e) payment of certain adequate protection amounts to the Prepetition Secured Parties, to the extent and subject to the limitations set forth herein; and (f) payment of obligations arising from or related to the Carve Out.

[7]	A copy of the Initial DIP Budget is attached hereto as Schedule 1.

(vii) Application of Proceeds of DIP Collateral. As a condition to entry into the DIP Facility, the extension of credit under the DIP Facility, and authorization to use Cash Collateral, the Debtors, the DIP Agent, the other DIP Secured Parties, and the Prepetition Secured Parties have agreed that, as of and commencing on the date of the Interim Hearing, the Debtors shall utilize the proceeds of the DIP Collateral in accordance with this Interim Order and the DIP Budget.

J. Adequate Protection. The Debtors have agreed, pursuant to sections 361, 362, 363, and 364 of the Bankruptcy Code, to provide the Prepetition Secured Parties adequate protection, as and to the extent set forth in this Interim Order, against the risk of any Diminution in Value of their respective interests in the Prepetition Collateral. The First Lien Agent, for the benefit of the Prepetition First Lien Secured Parties, is entitled to receive adequate protection of their interests in the Prepetition Collateral, including, without limitation, the Cash Collateral. Pursuant to sections 361, 362, 363, and 507(b) of the Bankruptcy Code, as adequate protection, subject in all respects to the Carve Out and subject to paragraph 35 of this Interim Order, such Prepetition First Lien Secured Parties will receive, to the extent of any Diminution in Value of their respective interests in the applicable Prepetition Collateral, Adequate Protection Liens and 507(b) Claims as set forth herein, as well as the Adequate Protection Fees and Expenses (as defined herein). The Second Lien Notes Trustee, for the benefit of the Prepetition Second Lien Secured

Parties, is entitled to receive adequate protection of their interests in the Prepetition Collateral, including, without limitation, the Cash Collateral. Pursuant to sections 361, 362, 363, and 507(b) of the Bankruptcy Code, as adequate protection, subject in all respects to the Carve Out and subject to paragraph 35 of this Interim Order, such Prepetition Second Lien Secured Parties will receive, to the extent of any Diminution in Value of their respective interests in the applicable Prepetition Collateral, Adequate Protection Liens and 507(b) Claims as set forth herein, as well as Adequate Protection Fees and Expenses (in accordance with the terms stated herein).

K. Sections 506(c), 552(b) and Marshaling. In light of (i) the DIP Agent’s and the DIP Secured Parties’ agreement that their liens and superpriority claims shall be subject to the Carve Out; (ii) the Prepetition Secured Parties’ agreement that their respective Prepetition Liens and claims, including any Adequate Protection Liens and claims (including any 507(b) Claims), shall be subject to the Carve Out, as set forth herein; and (iii) the DIP Agent’s, the DIP Secured Parties’, and the Prepetition Secured Parties’ agreement to the payment (in a manner consistent with the DIP Budget (subject to Permitted Variances), and subject to the terms and conditions of this Interim Order and the DIP Documents) of certain expenses of administration of the Chapter 11 Cases, upon entry of the Final Order, the DIP Agent, the DIP Secured Parties, the Prepetition Secured Parties, are each entitled to the rights and benefits of section 552(b) of the Bankruptcy Code, a waiver of any “equities of the case” exception under section 552(b) of the Bankruptcy Code (other than for the benefit of the DIP Lenders), and a waiver of the provisions of section 506(c) of the Bankruptcy Code and of the equitable doctrine of marshaling and other similar doctrines.

L. Good Faith of the DIP Agent, DIP Secured Parties, and the Prepetition Secured Parties.

(i) Based upon the pleadings and proceedings of record in the Chapter 11 Cases, (a) the extensions of credit under the DIP Facility are fair and reasonable, are appropriate for secured financing to debtors in possession, are the best available to the Debtors under the circumstances, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and fair consideration; (b) the terms and conditions of the DIP Facility, the use of proceeds under the DIP Facility, the use of the Cash Collateral, the DIP Protections, and the Adequate Protection Obligations (as defined herein) have been negotiated in good faith and at arm’s length among the Debtors, DIP Secured Parties, and the Prepetition Secured Parties, with the assistance and counsel of their respective advisors; (c) the use of Cash Collateral pursuant to this Interim Order, has been allowed in “good faith” within the meaning of section 364(e) of the Bankruptcy Code; (d) any credit to be extended, loans to be made, and other financial accommodations to be extended to the Debtors by the DIP Secured Parties, or the Prepetition Secured Parties, including, without limitation, pursuant to this Interim Order, have been allowed, advanced, extended, issued, or made, as the case may be, in “good faith” within the meaning of section 364(e) of the Bankruptcy Code by the DIP Secured Parties, and the Prepetition Secured Parties in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code; and (e) the DIP Facility, the DIP Liens, the DIP Superpriority Claims (as defined herein), the Adequate Protection Liens, and the 507(b) Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed, or modified, on appeal or otherwise.

(ii) Absent an order of this Court, the consent of the Prepetition First Lien Secured Parties is required for the Debtors’ use of Cash Collateral and other Prepetition Collateral. The respective Prepetition First Lien Secured Parties have consented, or are deemed pursuant to the Prepetition Credit Documents to have consented (or have not objected), to the Debtors’ use of Cash Collateral and other Prepetition Collateral and to the Debtors’ entry into the DIP Documents in accordance with and subject to the terms and conditions in this Interim Order and the DIP Documents. By virtue of the Prepetition First Lien Secured Parties’ consent, the Prepetition Second Lien Secured Parties are deemed pursuant to the Intercreditor Agreement to have not objected to the Debtors’ use of Cash Collateral and other Prepetition Collateral and to the Debtors’ entry into the DIP Documents in accordance with and subject to the terms and conditions in this Interim Order and the DIP Documents.

M. Immediate Entry. Sufficient cause exists for immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2)and 4002(c)(2).

N. Interim Hearing. Notice of the Interim Hearing and the relief requested in the Motion has been provided by the Debtors, whether by facsimile, email, overnight courier, or hand delivery to certain parties in interest, including the Notice Parties (as defined in the Motion). The Debtors have made reasonable efforts to afford the best notice possible under the circumstances, and no other notice is required in connection with the relief set forth in this Interim Order.

Based upon the foregoing findings and conclusions, the Motion, and the record before the Court with respect to the Motion, and after due consideration and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED THAT:

i. DIP Facility Approved on Interim Basis. The DIP Facility is hereby authorized and approved to the extent set forth herein, and the use of Cash Collateral on an interim basis is authorized, in each case subject to the terms and conditions set forth in the DIP Documents and this Interim Order. All objections to this Interim Order (if any), to the extent not withdrawn, waived, settled, or resolved, are hereby denied and overruled. This Interim Order shall become effective immediately upon its entry.

ii. Authorization of the DIP Facility. The DIP Facility is hereby approved as set forth herein. The Debtors are expressly and immediately authorized and empowered to execute and deliver, and perform under, the DIP Documents and to incur and to perform the DIP Obligations in accordance with, and subject to, the terms of this Interim Order and the DIP Documents, and to deliver all instruments, certificates, agreements, and documents that may be required or necessary for the performance by the Debtors under the DIP Facility and the creation and perfection of the DIP Liens. The Debtors are authorized and directed to, in accordance with and subject to the terms of this Interim Order, pay all principal, interest, premiums (including but not limited to, the Prepayment Premium), fees, payments, expenses, and other amounts (including any arrangement, backstop, commitment, exit and/or administrative fees, including in any separate letter agreement or in any other DIP Document) described in the DIP Documents as such amounts become due and payable, without the need to obtain further Court approval, whether or not such fees arose before, on, or after the Petition Date, and whether or not the transactions contemplated hereby are consummated, and to take any other actions that may be necessary or appropriate, all as provided in this Interim Order or the DIP Documents; provided that the payment of legal and other professionals’ fees and expenses of the DIP Agent and the other DIP Secured Parties (other than legal and other professionals’ fees and expenses incurred prior to the Petition Date) shall be subject to the requirements of paragraph 32 hereof. The Debtors shall pay, in accordance with and subject to the terms of this Interim Order, the principal, interest, fees, premiums (including, without limitation, the Prepayment Premium), payments, expenses, and other amounts described in the DIP Documents as such amounts become due and without need to obtain further Court approval, including, without limitation, all other amounts owed to the DIP Secured Parties, and the reasonable fees and disbursements of the DIP Secured Parties, in each case whether or not such fees or other amounts arose before, on, and after the Petition Date, in accordance with and subject to the terms of this Interim Order or the DIP Documents. To the extent not entered into as of the date hereof, the Debtors and the DIP Secured Parties shall negotiate the DIP Documents in good faith, and in all respects such DIP Documents shall be, subject to the terms of this Interim Order and the Final Order, consistent with the terms of the DIP Credit Agreement and otherwise reasonably acceptable to the DIP Agent and the Required DIP Lenders and subject to the consent rights provided by the Restructuring Support Agreement. Upon entry of this Interim Order and until execution and delivery of the DIP Credit Agreement and other DIP Documents required to be delivered thereunder, the Debtors and the DIP Secured Parties shall be bound by (x) the terms and conditions and other provisions set forth in the other executed DIP Documents (including the fee letters executed in connection with the DIP Facility), with the same force and effect as if duly executed and delivered to the DIP Agent by the Debtors, and (y) this Interim Order and the other executed DIP Documents (including the fee letters executed in connection with the DIP Facility) shall govern and control the DIP Facility. Upon entry of this Interim Order, the Interim Order, the DIP Credit Agreement, and other DIP Documents shall govern and control the DIP Facility. The

DIP Agent (at the direction of the Required DIP Lenders) is hereby authorized to execute and enter into its respective obligations under the DIP Documents, subject to the terms and conditions set forth therein and this Interim Order. Upon execution and delivery thereof, the DIP Documents shall constitute valid and binding obligations of the Debtors enforceable in accordance with their terms. To the extent there exists any conflict among the terms and conditions of the DIP Documents and this Interim Order, the terms and conditions of this Interim Order shall govern and control.

iii. Authorization to Borrow and Use Cash Collateral. To prevent immediate and irreparable harm to the Debtors’ estates, subject to the terms, conditions, and limitations on availability set forth in the DIP Documents and this Interim Order, including the DIP Budget, the Debtors are hereby authorized to (x) borrow under the DIP Facility (subject to the terms of the DIP Budget and DIP Credit Agreement), borrowings up to an aggregate principal amount of $32 million of DIP Loans, which will be funded into the DIP Account on the date of this Interim Order and available to be drawn by the Borrower, and (y) use the Cash Collateral of the Prepetition Secured Parties, but solely for the purposes set forth in this Interim Order and in accordance with the DIP Budget (subject to Permitted Variances), including, without limitation, to make payments on account of the Adequate Protection Obligations provided for in this Interim Order, from the date of this Interim Order through and including the date of termination of the DIP Credit Agreement.

iv. Amendment of the DIP Documents. No provision of this Interim Order, the DIP Credit Agreement, or any other DIP Document may be amended other than by an instrument in writing signed by the Debtors and the Required DIP Lenders. The DIP Documents and the DIP Budget may from time to time be amended, modified, waived, or supplemented by the parties thereto with the consent of the Debtors and the Required DIP Lenders without further order of the Court if the amendment, modification, waiver, or supplement is non-material and in accordance with the DIP Documents or the DIP Budget or is necessary to conform the terms of the DIP Documents or the DIP Budget to this Interim Order, provided that updates to the DIP Budget approved by the Required DIP Lenders as provided in paragraph 14 and the DIP Credit Agreement shall not require any further order or approval of the Court. In the case of a material and adverse amendment, modification, waiver, or supplement to the DIP Documents, the Debtors shall provide notice (which may be provided through email) to (i) the Consenting First Lien Lenders (as defined in the Restructuring Support Agreement), (ii) lead counsel to any Committee (if appointed), (iii) the U.S. Trustee, (iv) the DIP Agent and DIP Agent Advisors, (v) the other DIP Secured Parties, and (vi) DZ Bank, as the Agent under the Postpetition Securitization Program, which parties shall have ten (10) Business Days from the date of such notice within which to object, in writing, to such amendment, modification, waiver, or supplement. In the case of a material amendment, modification, waiver, or supplement to the DIP Documents, the Debtors shall provide notice (which may be provided through email) to (i) the Consenting Second Lien Noteholders (as defined in the Restructuring Support Agreement) and (ii) DZ Bank, as the Agent under the Postpetition Securitization Program, who shall have ten (10) Business Days from the date of such notice within which to object, in writing, to such amendment, modification, waiver, or supplement, subject, with respect to the Consenting Second Lien Noteholders, in all respects to the Second Lien Consent Right (as defined in the Restructuring Support Agreement). If any such party timely objects to such material and adverse amendment, modification, waiver, or supplement to the DIP

Documents, such material and adverse amendment, modification, waiver, or supplement shall only be permitted pursuant to an order of the Court. The foregoing shall be without prejudice to the Debtors’ right to seek approval from the Court of a material amendment, modification, waiver, or supplement on an expedited basis. For the avoidance of doubt, the extension of a Milestone (as defined in the DIP Credit Agreement) or waiver of compliance with covenants in the DIP Documents shall not constitute a material amendment, modification, waiver, or supplement to the DIP Documents.

v. DIP Obligations. The DIP Documents and this Interim Order shall constitute and evidence the validity and binding effect of the DIP Obligations which shall be enforceable against each of the Debtors, their estates, and any successors thereto, including, without limitation, any trustee appointed in the Chapter 11 Cases or in any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Chapter 11 Cases, or in any other proceedings superseding or related to any of the foregoing (collectively, the “Successor Cases”). Upon entry of this Interim Order, the DIP Obligations in each case will include all loans and any other indebtedness or obligations, contingent or absolute, which may now or from time to time be owing by any of the Debtors to the DIP Agent or any of the DIP Secured Parties, under the DIP Documents and under this Interim Order or secured by the DIP Liens, including, without limitation, all principal, accrued and unpaid interest, costs, fees, expenses, and other amounts owing under the DIP Documents. The Debtors shall be jointly and severally liable for the DIP Obligations. No obligation, payment, transfer, or grant of collateral security hereunder or under the DIP Documents (including any DIP Obligation or DIP Liens) shall be stayed, restrained, voidable, avoidable, or recoverable under the Bankruptcy Code or under any applicable law

(including, without limitation, under chapter 5 of the Bankruptcy Code, section 724(a) of the Bankruptcy Code, or any other provision with respect to Avoidance Actions (as defined herein) under the Bankruptcy Code or applicable state or foreign law equivalents) or subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise, but other than to the Carve Out or as expressly provided in this Interim Order), counterclaim, cross-claim, defense, or any other challenge under the Bankruptcy Code or any applicable law or regulation by any person or entity.

vi. DIP Liens.

a. As security for the prompt and complete payment and performance of all DIP Obligations when due (whether at stated maturity, by acceleration or otherwise), effective immediately and automatically upon entry of this Interim Order (and without the need for any execution, recordation or filing of any mortgages, deeds of trust, pledge or security agreements, lockbox or control agreements, financing statements, or any other similar documents or instruments, or the possession or control by the DIP Agent of, or over, any assets), pursuant to sections 361, 362, 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, the DIP Agent, for the benefit of itself and the other DIP Secured Parties, is hereby granted, subject and subordinate only to the Carve Out and to any Permitted Prior Liens, and with the relative rank and priority as set forth in paragraph 7 below, the following valid, binding, continuing, enforceable, non-avoidable, and automatically and properly perfected security interests in and liens on all real and personal property, whether existing on the Petition Date or thereafter acquired and wherever located, tangible or intangible, of each of the Debtors (collectively, the “DIP Collateral”), and including, without limitation, (a) all Prepetition Collateral, whether existing on the Petition Date or thereafter acquired, (b) all property of the Debtors subject to Permitted Prior Liens, (c) all property of the Debtors, whether existing on the Petition Date or thereafter acquired that is not subject to valid, perfected, and non-avoidable liens or perfected after the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code (the “Previously Unencumbered Property”), (d) a 100% equity pledge of all subsidiaries (including non-Debtor subsidiary Audacy Receivables); provided that, such liens on the equity of Audacy Receivables shall be junior to the liens on the equity of Audacy Receivables granted to DZ Bank (as Agent under the Postpetition Securitization Program) under the order authorizing the Postpetition Securitization Program, and no DIP Secured Party or any other person or entity on its behalf shall exercise any rights or remedies with respect to the liens on the equity of Audacy Receivables unless and until both (i) all purchase and funding commitments of the “Investors” under the Postpetition Securitization Program have terminated and (ii) all obligations of Audacy Receivables under the Postpetition Securitization Program have been indefeasibly paid in full in cash) and all unencumbered assets of the Debtors, all prepetition property and post-petition property of the Debtors’ estates, and the proceeds, products, rents and profits thereof, whether arising from section 552(b) of the Bankruptcy Code or otherwise, including, without limitation, unencumbered cash (and any investment of such cash) of the Debtors (whether maintained with the DIP Agent or otherwise), (e) the proceeds of any actions brought under section 549 of the Bankruptcy Code to recover any postpetition transfer of DIP Collateral to the extent the DIP Liens on such DIP Collateral are first priority (such actions, “Transfer Actions”), provided that no liens shall attach to any Transfer Actions, and (f) subject to and upon entry of the Final Order, the proceeds of any avoidance actions brought pursuant to chapter 5 of the Bankruptcy Code or section 724(a) of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or applicable state law or foreign law equivalents (such actions, “Avoidance Actions”), provided that no liens shall attach to Avoidance Actions; provided, further, that, for the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent a lien cannot attach to such property, assets or rights pursuant to applicable law, the liens granted pursuant to this Interim Order shall attach instead to the Debtors’ economic rights therein, including, without limitation, any and all proceeds thereof (the “DIP Liens”); provided, further, that, for the avoidance of doubt, the DIP Collateral shall exclude (x) any and all Receivables (as defined in the Securitization Program Order) that are sold or contributed to, or otherwise encumbered in favor of Audacy Receivables and its assignee prepetition and postpetition, (y) any claims arising on account of transfers to Audacy Receivables, and (z) all collateral granted by any of the Debtors in connection with the Postpetition Securitization Program other than the Debtors’ equity interests in Audacy Receivables (collectively, the property referred to in subclauses (x) through (z) are referred to herein as the “DIP Excluded Collateral”).

vii. DIP Lien Priority. The DIP Liens shall have the priorities set forth below:

(a) pursuant to section 364(d) of the Bankruptcy Code, the DIP Liens shall be senior priming liens with respect to any Prepetition Collateral, subject only to the Carve Out and Permitted Prior Liens, and senior to all other liens on such assets, including Adequate Protection Liens and the Prepetition Liens; and

(b) pursuant to sections 364(c)(2) and 363(c)(3) of the Bankruptcy Code, the DIP Liens shall be first priority senior liens with respect to all other property of the Debtors, including all Previously Unencumbered Property (including, without limitation, any proceeds or products of any Transfer Actions and, subject to the entry of the Final Order, any proceeds or products of Avoidance Actions), subject only to the Carve Out and junior only to (i) Permitted Prior Liens, if any, on such assets, and (ii) the liens on the equity of Audacy Receivables granted under the order authorizing the Postpetition Securitization Program, senior to all other liens on such assets, including the Adequate Protection Liens.

(c) Other than as set forth herein or expressly permitted under the DIP Documents, the DIP Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter granted in the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against any trustee appointed in the Chapter 11 Cases or any Successor Cases, upon the conversion of any of the Chapter 11 Cases to any Successor Case, and/or upon the dismissal or conversion of any of the Chapter 11 Cases or Successor Cases. The DIP Liens shall not be subject to any of sections 510, 549, or 550 of the Bankruptcy Code. No lien or interest avoided and preserved for the benefit of the estate pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the DIP Liens.

viii. DIP Superpriority Claims. Subject and subordinate only to the Carve Out and in accordance with the priority set forth herein, effective immediately upon entry of this Interim Order, the DIP Agent (on behalf of the DIP Secured Parties) is hereby granted, pursuant to section 364(c)(1) of the Bankruptcy Code, an allowed superpriority administrative expense claim against each of the Debtors in each of the Chapter 11 Cases and any Successor Cases (collectively, the “DIP Superpriority Claims”) on account of all DIP Obligations, with priority over any and all administrative expense claims and unsecured claims against the Debtors or their estates in any of the Chapter 11 Cases or any Successor Cases, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 503(a), 503(b), 507(a), 507(b), 546(c), 546(d), 726, 1113, or 1114 of the Bankruptcy Code or any other provision of the Bankruptcy Code and any other claims against the DIP Loan Parties, including any 507(b) Claims; provided that the DIP Superpriority Claims shall be pari passu with the superpriority claims granted against the Debtors under any order approving the Postpetition Securitization Program (the “Securitization Program Superpriority Claims”). The DIP Superpriority Claims shall, for purposes of section 1129(a)(9)(A) of the Bankruptcy Code, be considered administrative expenses allowed under sections 503(b) and 507(a)(2) of the Bankruptcy Code. The DIP Superpriority Claims shall have recourse against each of the Debtors, on a joint and several basis.

ix. No Obligation to Extend Credit. The DIP Lenders shall have no obligation to make any loan under the DIP Documents unless (and subject to the occurrence of the Closing Date (as defined in the DIP Credit Agreement)) all of the conditions precedent to the making of such extension of credit under the DIP Documents, this Interim Order and/or the Final Order, as applicable, have been satisfied in full or waived by the DIP Agent (at the direction of the Required DIP Lenders).

x. Use of DIP Facility Proceeds.

(a) The DIP Loans shall be made available to the Debtors: (i) on the Closing Date, to pay the fees, costs and expenses incurred in connection with the transactions contemplated hereby, and (ii) on and/or after the Closing Date: (x) for the Debtors’ (and the Debtors’ affiliates and subsidiaries as provided herein) working capital requirements and for general corporate purposes (including to fund the costs, fees, and expenses in connection with administration of the Chapter 11 Cases) in accordance with the DIP Budget (subject to the Permitted Variances), and (y) to fund the Carve Out as provided herein, in the case of each of (i) and (ii) above, in accordance with the terms of the DIP Documents and this Interim Order.

(b) For the avoidance of doubt, no proceeds of the DIP Loan (including payments from DIP Collateral) shall be used (i) to make any payment in settlement or satisfaction of any prepetition claim or administrative claim (other than the DIP Obligations as provided herein and in the DIP Credit Agreement), unless (x) in compliance with the DIP Budget (subject to Permitted Variances) or (y) as separately approved by the Court and in compliance with the DIP Budget (subject to Permitted Variances); (ii) except as expressly provided or permitted hereunder, under the DIP Credit Agreement or in the DIP Budget or as otherwise approved in advance in writing by the Required DIP Lenders (and approved by the Court, if necessary), to make any payment or distribution, directly or indirectly, to any non-Debtor affiliate; provided that, notwithstanding anything else herein, any consent of the Required DIP Lenders to payments or distributions to non-Debtor Affiliates shall not be deemed, inferred, or assumed absent express line-item approval of such payment or distribution in the DIP Budget; (iii) except as expressly provided or permitted hereunder, under the DIP Credit Agreement or in the DIP Budget or as otherwise approved in advance in writing by the Required DIP Lenders (and approved by the Court, if necessary), to make any payment or distribution to any insider of the Debtors or any non-Debtor affiliate that is outside the ordinary course, and in no event shall any non-ordinary course management, advisory, consulting or similar fees be paid to or for the benefit of any affiliate that is not a Debtor; (iv) to make any payment, advance, intercompany advance or transfer, or any other remittance or transfer whatsoever that is not in accordance with the DIP Credit Agreement and the DIP Budget (subject to Permitted Variances); (v) to make any payment otherwise prohibited by this Interim Order; or (vi) to make any intercompany loans or investments (including to and in foreign subsidiaries) unless expressly permitted by this Interim Order or the other DIP Documents and the DIP Budget (subject to Permitted Variances).

(c) Subject to the terms and conditions of this Interim Order and the other DIP Documents, the Debtors are authorized to use proceeds of the DIP Facility in the amounts and for the line item expenditures set forth in the DIP Budget (subject to Permitted Variances); provided that any amounts recovered by the Debtors under any intercompany transaction shall be transferred (after payment of taxes, as applicable) as soon as commercially practicable to the DIP Account.

xi. Payments Free and Clear. Any and all payments or proceeds remitted to the DIP Agent on behalf of itself and the DIP Secured Parties, or to any Prepetition Agents/Trustee on behalf of itself or Prepetition Secured Parties, or to any DIP Secured Parties, or Prepetition Secured Parties, pursuant to the provisions of this Interim Order or any subsequent order of this Court shall be, subject in the case of the Prepetition Secured Parties to paragraph 35 of this Interim Order, received free and clear of any claim, charge, assessment or other liability.

xii. Authorization to Use Cash Collateral. Subject to the terms and conditions of this Interim Order (including paragraph 27 hereof), the DIP Budget (subject to the Permitted Variances), and the DIP Documents, respectively, the Debtors are authorized to use Cash Collateral. Nothing in this Interim Order shall authorize the disposition of any assets of the Debtors or their estates outside the ordinary course of business, or any Debtor’s use of any Cash Collateral or other proceeds resulting therefrom, except as permitted in this Interim Order (including with respect to the Carve Out) and the DIP Documents. For the avoidance of doubt, except as otherwise set forth in the DIP Budget (subject to Permitted Variances) or otherwise consented to by the DIP Lenders, Cash Collateral may not be used (i) by any non-Debtor entity or (ii) to pay any fees, costs, expenses and/or any other amounts of any non-Debtor entity.

xiii. Adequate Protection for the Prepetition Secured Parties. The Prepetition Secured Parties are entitled, pursuant to sections 361, 362, 363(c)(2), 363(e), 364(d), and 507 of the Bankruptcy Code, to adequate protection of their respective interests in the Prepetition Collateral, including Cash Collateral, to the extent of any Diminution in Value of their interests therein. As adequate protection, the Prepetition Secured Parties are hereby granted the following (the “Adequate Protection Obligations”):

(a) Adequate Protection Liens. To the extent of any Diminution in Value of their interests in the Prepetition Collateral, the First Lien Agent, for the benefit of the Prepetition First Lien Secured Parties, is hereby granted (effective and automatically perfected upon the Petition Date and without the necessity of the execution by the Debtors of security agreements, pledge agreements, mortgages, financing statements, or other agreements), valid, perfected replacement and additional security interests in and liens (the “First Lien Adequate Protection Liens”) on the DIP Collateral, which First Lien Adequate Protection Liens shall be junior only to the DIP Liens and to any Permitted Prior Liens, and senior to all other liens, subject to the Carve Out. To the extent of any Diminution in Value of their interests in the Prepetition Collateral, the Second Lien Notes Trustee, for the benefit of the Prepetition Second Lien Secured Parties, is hereby granted (effective and automatically perfected upon the Petition Date and without the necessity of the execution by the Debtors of security agreements, pledge agreements, mortgages, financing statements, or other agreements), valid, perfected replacement and additional security interests in and liens (the “Second Lien Adequate Protection Liens” and, together with the First Lien Adequate Protection Liens, the “Adequate Protection Liens”) on the DIP Collateral, which Second Lien Adequate Protection Liens shall be junior only to the DIP Liens, any Permitted Prior Liens and the First Lien Adequate Protection Liens, and senior to all other liens, subject to the Carve Out. For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent a lien cannot attach to such property, assets or rights pursuant to applicable law, the liens granted pursuant to this Interim Order shall attach instead to the Debtors’ economic rights therein, including, without limitation, any and all proceeds thereof. The Adequate Protection Liens shall not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or (ii) any lien or security interest arising after the Petition Date, except as expressly provided in this Interim Order. The Adequate Protection Liens shall be in addition to all valid and enforceable liens and security interests now existing in favor of the Prepetition Secured Parties and not in substitution therefor.

(b) Section 507(b) Claims. To the extent of any Diminution in Value of their respective interests in the Prepetition Collateral, the First Lien Agent, for the benefit of the Prepetition First Lien Secured Parties, is hereby granted an allowed administrative expense claim as contemplated by section 507(b) of the Bankruptcy Code (each a “First Lien 507(b) Claim” and together the “First Lien 507(b) Claims”) against the Debtors and their estates on a joint and several basis, consistent with the Intercreditor Agreement, which First Lien 507(b) Claims shall have priority over all other claims and administrative claims in the Chapter 11 Cases, including, without limitation, all claims of the kind specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 503(a), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 726(b), 1113 and 1114 of the Bankruptcy Code, 503(b) and 507(b) of the Bankruptcy Code, in each case subject only to the Carve Out, and immediately junior to the DIP Superpriority Claims, which First Lien 507(b) Claims shall have recourse to and be payable from all assets and property of the DIP Loan Parties; provided that the First Lien 507(b) Claims shall be immediately junior to the Securitization Program Superpriority Claims. To the extent of any Diminution in Value of their respective interests in the Prepetition Collateral, the Second Lien Notes Trustee, for the benefit of the Prepetition Second Lien Secured Parties, is hereby granted an allowed administrative expense claim as contemplated by section 507(b) of the Bankruptcy Code (each a “Second Lien 507(b) Claim” and together the “Second Lien 507(b) Claims” and, together with the First Lien 507(b) Claims, the “507(b) Claims”) against the Debtors and their estates on a joint and several basis, consistent with the Intercreditor Agreement, which Second Lien 507(b) Claims shall have priority over all other claims and administrative claims in the Chapter 11 Cases, including, without limitation, all claims of the kind specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 503(a), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 726(b), 1113 and 1114 of the Bankruptcy Code, 503(b) and 507(b) of the Bankruptcy Code, in each case subject only to the Carve Out, and immediately junior to the First Lien 507(b) Claims (and, for the avoidance of doubt, junior to the DIP Superpriority Claims and the Securitization Program Superpriority Claims), which Second Lien 507(b) Claims shall have recourse to and be payable from all assets and property of the DIP Loan Parties; provided that the Second Lien 507(b) Claims shall be immediately junior to the First Lien 507(b) Claims and junior to the DIP Superpriority Claims and the Securitization Program Superpriority Claims.

(c) Fees and Expenses. The Debtors shall provide the Prepetition First Lien Secured Parties cash payments of all reasonable and documented prepetition and postpetition fees and expenses, including, but not limited to, the fees and out-of-pocket expenses of primary, special, conflicts, regulatory and local counsel (in each applicable jurisdiction) and financial advisors to (i) the First Lien Lenders, including, without limitation Gibson, Dunn & Crutcher LLP, as counsel, and Greenhill & Co., Inc., as financial advisor and (ii) the First Lien Agent, including ArentFox Schiff LLP, as counsel (and such counsel and advisors, the “Prepetition First Lien Advisors”), in each case subject to the procedures set forth in paragraph 32(c) and (d) hereof (the “First Lien Adequate Protection Fees and Expenses”). Provided that the Restructuring Support Agreement has not been terminated as to the Consenting Second Lien Noteholders, the Debtors shall provide the Prepetition Second Lien Secured Parties cash payments of all reasonable and documented prepetition and postpetition fees and expenses incurred at any time prior to termination of the Restructuring Support Agreement as to the Consenting Second Lien Noteholders, including, but not limited to, the fees and expenses of the Second Lien Notes Trustee and the fees and out-of-pocket expenses of primary and local counsel (in each applicable jurisdiction) and financial advisor to (i) the holders of the Second Lien Notes, including, without limitation, (a) Akin Gump Strauss Hauer & Feld LLP, as counsel; (b) Evercore Group, LLC, as financial advisor; (c) any local counsel in the Southern District of Texas; and (d) any other advisors retained with the consent of the Debtors (not to be unreasonably withheld) and (ii) the Second Lien Notes Trustee, (a) Moses Singer, as counsel and (b) any local counsel in the Southern District of Texas (and such counsel and advisors, the “Prepetition Second Lien Advisors”), in each case subject to the procedures set forth in paragraph 32(c) and (d) hereof (the “Second Lien Adequate Protection Fees and Expenses” and together with the First Lien Adequate Protection Fees and Expenses, the “Adequate Protection Fees and Expenses”). Any payments made pursuant to this paragraph 13(c) shall be without prejudice to whether any such payments should be recharacterized or reallocated pursuant to section 506(b) of the Bankruptcy Code as payments of principal, interest or otherwise.

(d) Right to Seek Additional Adequate Protection. This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the Prepetition Secured Parties to request further or alternative forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request. Nothing herein shall impair or modify the application of section 507(b) of the Bankruptcy Code in the event that the adequate protection provided to the Prepetition Secured Parties is insufficient to compensate for any Diminution in Value of their interests in the Prepetition Collateral during the Chapter 11 Cases. Nothing contained herein shall be deemed a finding by the Court, or an acknowledgment by any of the Prepetition Secured Parties that the adequate protection granted herein does in fact adequately protect any of the Prepetition Secured Parties against any Diminution in Value of their respective interests in the Prepetition Collateral (including the Cash Collateral). Nothing contained herein shall expand, limit, modify, or affect in any way the rights of any party under the Intercreditor Agreement.

(e) Other Covenants. The Debtors shall maintain their cash management arrangements in a manner consistent with the Cash Management Order approving the Debtors’ cash management motion. The Debtors shall comply with the covenants contained in the DIP Credit Agreement regarding conduct of business, including, without limitation, preservation of rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of their business and the maintenance of properties and insurance.

(f) Reporting Requirements. As additional adequate protection to the Prepetition Secured Parties, the Debtors shall comply with all reporting requirements set forth in the DIP Credit Agreement.

xiv. DIP Budget Maintenance.

(a) Funds in the DIP Account will become available to be drawn by and/or shall be disbursed to the Debtors in accordance with the DIP Budget and the DIP Credit Agreement. The DIP Agent shall be deemed to have “control” over the DIP Account for all purposes of perfection under the Uniform Commercial Code pursuant to this Interim Order and, to the extent required under the DIP Credit Agreement, pursuant to a control agreement acceptable to the Required DIP Lenders. For the avoidance of doubt, and notwithstanding anything to the contrary in any Credit Document, DIP Document, any additional document, instrument, certificate and/or agreement related to any of the foregoing, in no event shall the DIP Account be subject to any liens of any other party other than the DIP Lenders.

(b) The Debtors shall use the proceeds of all borrowings under the DIP Facility and Cash Collateral in accordance with the DIP Budget (subject to Permitted Variances), subject only to the exclusions set forth herein; provided that the DIP Budget will not operate as a cap on professional fees. The DIP Budget annexed hereto as Schedule 1 shall constitute the “Initial DIP Budget”.

(c) The Initial DIP Budget shall include projections for the initial twenty-six (26) week period following the Petition Date (the “Initial Budget Period”). Every four (4) weeks following the Petition Date, the Debtors shall deliver updated twenty-six (26) week budgets to the Prepetition First Lien Advisors and Prepetition Second Lien Advisors for informational and discussion purposes only (an “Informational Budget”). Upon the Debtors’ request, the Required DIP Lenders may consider approval of any Informational Budget, which, if approved, shall become an Approved DIP Budget (as defined herein) and the Debtors shall inform the Prepetition Second Lien Advisors of any such approval. Fifteen (15) Business Days prior to the expiration of the Initial Budget Period, the Debtors shall deliver an updated twenty-six (26) week budget to the Prepetition First Lien Advisors and the Prepetition Second Lien Advisors (a “Proposed DIP Budget”) that, upon approval by the Required DIP Lenders, shall become an “Approved DIP Budget” (any such Approved DIP Budget, together with the Initial DIP Budget, the “DIP Budget” (as applicable)) effective as of the first day following the expiration of the Initial DIP Budget or the last Approved DIP Budget, as applicable. The Debtors shall inform the Prepetition Second Lien Advisors of any such approval or failure to obtain approval. In the event a Proposed DIP Budget is not approved, the prior Approved DIP Budget shall continue to govern unless otherwise agreed by the Required DIP Lenders.

(d) Permitted Variances shall be reported on the Thursday following the last Friday of each completed week (each such Friday, a “Testing Date”). For the avoidance of doubt, there shall be no testing of covenant compliance during the first two full weeks after the Petition Date.

(e) “Cumulative Period” means the period commencing on the Petition Date and ending on the Friday of any completed week thereafter.

(f) The Debtors shall prepare a variance report (the “Variance Report”), and deliver such Variance Report to the Prepetition First Lien Advisors and Prepetition Second Lien Advisors, setting forth for (i) the week ending on the Testing Date and (ii) the Cumulative Period ending on the Testing Date: (a) a comparison for the actual operating cash receipts (excluding asset sales proceeds) and the actual disbursements to the amount of the Debtors’ projected operating cash receipts (excluding asset sales proceeds) and projected disbursements, respectively, as set forth in the (x) then-approved DIP Budget (either the Initial DIP Budget or any subsequently Approved DIP Budget) and (y) Informational Budget then in effect for the applicable week; (b) a cumulative comparison covering the Cumulative Period just ended setting forth the actual operating cash receipts (excluding asset sales proceeds) and the actual disbursements against the amount of the Debtors’ projected operating cash receipts (excluding asset sales proceeds) and projected disbursements, respectively, as set forth in the (x) then-approved DIP Budget (either the Initial DIP Budget or any subsequently Approved DIP Budget) and (y) Informational Budget; and (c) as to each variance contained in the Variance Report, an indication as to whether such variance is temporary or permanent and an explanation in reasonable detail for any variance.

(g) “Permitted Variances” means the actual disbursements and actual operating cash receipts (in each case, excluding asset sales proceeds) tested against the Initial DIP Budget (or, if one or more Approved DIP Budgets have been subsequently approved, such Approved DIP Budget, solely with respect to the period covered by such subsequent Approved DIP Budget, it being understood that to the extent the Initial DIP Budget and/or any subsequent Approved DIP

Budgets cover overlapping periods of time, the most recent Approved DIP Budget shall govern) during each Cumulative Period with the covenant levels provided for on Schedule 2 attached hereto. On the Thursday immediately prior to the expiration of the version of Schedule 2 then in effect, the Debtors shall send to the Required DIP Lenders an updated proposed Schedule 2 for their approval. If the Required DIP Lenders do not approve the updated Schedule 2, the then current version of Schedule 2 shall remain in effect until a new version of Schedule 2 is approved by the Required DIP Lenders.

(h) In connection with the consideration of the Initial DIP Budget or a Proposed DIP Budget or otherwise (as applicable), the Debtors may propose modifications to the Permitted Variances reflected on Schedule 2 with the effectiveness subject to the receipt of consent from the Required DIP Lenders. Notwithstanding anything to the contrary herein: (a) in the event any shortfall in actual operating cash receipts exceeds the applicable Permitted Variance for any Cumulative Period, any default arising therefrom shall be deemed cured if, as of the fourth (4th) Testing Date thereafter, actual operating cash receipts over the applicable Cumulative Period comply with the Initial DIP Budget or Approved DIP Budget (as applicable), subject to application of the applicable Permitted Variance; and (b) in the event actual disbursements exceed the applicable Permitted Variance for any Cumulative Period, any default arising therefrom shall be deemed cured if, as of the next Testing Date thereafter, actual disbursements over the applicable Cumulative Period comply with the Initial DIP Budget or Approved DIP Budget (as applicable), subject to application of the applicable Permitted Variance, ((a) and (b) contained herein, collectively, the “Budget Cure Period”); provided, that, during the Budget Cure Period, the Debtors shall not be permitted to any further drawings of funds from the DIP Account (subject to the Carve

Out). Cash disbursements considered for determining compliance with the DIP Budget shall exclude the Debtors’ disbursements in respect of all professional fees paid by the Debtors. The Debtors’ failure to comply with any DIP Budget, subject to application of Permitted Variances, shall constitute an Event of Default in the DIP Documents upon expiry of the Budget Cure Period; provided that, for the avoidance of doubt, no Event of Default will have occurred (and any default based on non-compliance with the applicable DIP Budget (subject to Permitted Variances) shall be deemed to be cured) if the Debtors return to compliance with the applicable DIP Budget (subject to Permitted Variances) before the expiration of the Budget Cure Period.

(i) It shall be a condition precedent to the effectiveness of the DIP Facility that the Debtors shall have delivered the Initial DIP Budget in form and substance satisfactory to the Required DIP Lenders (it being agreed and understood that a form substantially consistent with the form attached as Schedule 1 is satisfactory to the Required DIP Lenders).

xv. DIP Reporting. In addition to the DIP Budget reporting required by paragraph 14 above, the Debtors shall timely provide the DIP Secured Parties and the respective DIP Lender Advisors (as defined herein) with the following (in each case as any applicable deadlines may be extended by the DIP Lender Advisors (which may be by email)):

(a) Management Conference Calls. Weekly, or at the reasonable request of the Required DIP Lenders or the DIP Lender Advisors, but in no event less than at least one a month during the pendency of the Chapter 11 Cases, the Debtors’ advisors shall participate in a teleconference call with the DIP Lenders, the DIP Lender Advisors, to be held at such times as may be reasonably agreed by the parties. The Debtors and their advisors (as applicable) shall provide a status update on the following topics, with additional topics as requested by the DIP Lenders, the DIP Lender Advisors (with questions provided in advance of such call if practical): (i) general business update; (ii) budget variance reporting; and (iii) status of the Chapter 11 Cases, in each case, subject to applicable legal privileges and requirements of confidentiality, including requirements imposed by law or by contract.

(b) Quarterly and Monthly Financial Reporting. As soon as available, and in any event within 30 days after the end of each month, the Debtors shall provide the DIP Lender Advisors, the Prepetition First Lien Advisors and the Prepetition Second Lien Advisors the consolidated income statement, capital expenditures, and key financial indicators of the Borrower and their subsidiaries as at the end of such month and for the period from the beginning of the then current fiscal year to the end of such month, and setting forth in each case in comparative form the corresponding figures for the corresponding periods of the business plan, all in reasonable detail. As soon as available, and in any event within 30 days after the end of each fiscal quarter, the Debtors shall provide the DIP Lender Advisors, the Prepetition First Lien Advisors and the Prepetition Second Lien Advisors the consolidated balance sheet, income statement, and cash flows of the Borrower and their subsidiaries as at the end of such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, and setting forth in each case in comparative form the corresponding figures for the corresponding periods of the business plan, all in reasonable detail.

xvi. Access to Records. The Debtors shall provide the DIP Lender Advisors, DIP Agent Advisors, Prepetition First Lien Advisors and Prepetition Second Lien Advisors with all reporting and other information required to be provided to the DIP Agent under the DIP Documents. In addition to, and without limiting, whatever rights to access the DIP Secured Parties have under the DIP Documents, upon reasonable notice to counsel to the Debtors (email being sufficient), the Debtors shall permit representatives, agents, and employees of the DIP Secured Parties to have reasonable access to (i) inspect the Debtors’ assets, and (ii) all information (including historical information and the Debtors’ books and records) and personnel, including regularly scheduled meetings as mutually agreed with senior management of the Debtors and other Company advisors (during normal business hours), and the DIP Secured Parties shall be provided with access to all information they shall reasonably request, excluding any information for which confidentiality is owed to third parties, information subject to attorney client or similar privilege, or where such disclosure would not be permitted by any applicable requirements of law.

xvii. Intercreditor Agreement. Pursuant to Section 510 of the Bankruptcy Code, that certain Intercreditor Agreement and any other applicable intercreditor or subordination provisions contained in any of the other Prepetition Credit Documents shall (i) remain in full force and effect, (ii) continue to govern the relative priorities, rights, and remedies of the Prepetition Secured Parties (including the relative priorities, rights and remedies of such parties with respect to replacement liens, administrative expense claims and superpriority administrative expense claims or amounts payable in respect thereof), and (iii) not be deemed to be amended, altered or modified by the terms of this Interim Order and the DIP Documents, unless expressly set forth herein or therein.

xviii. Modification of Automatic Stay. The automatic stay imposed under section 362(a)(2) of the Bankruptcy Code is hereby modified as necessary to effectuate all of the terms and provisions of this Interim Order, including, without limitation, to: (a) permit the Debtors to grant the DIP Liens, Adequate Protection Liens, DIP Superpriority Claims, and 507(b) Claims; (b) permit the Debtors to perform such acts as each of the DIP Agent, the other DIP Secured Parties, the First Lien Agent (on behalf of the other Prepetition First Lien Secured Parties) or the Second Lien Notes Trustee (on behalf of the other Prepetition Second Lien Secured Parties) may reasonably request to assure the perfection and priority of the liens granted herein; (c) permit the Debtors to incur all liabilities and obligations to the DIP Agent, the DIP Secured Parties, and the Prepetition Secured Parties under the Prepetition Credit Documents and the DIP Documents, and the DIP Facility, as applicable, and this Interim Order, as applicable; and (d) authorize the Debtors to pay, and the DIP Agent, and DIP Secured Parties, and the Prepetition Secured Parties to retain and apply, payments made in accordance with the terms of this Interim Order.

xix. Perfection of DIP Liens and Adequate Protection Liens.

(a) This Interim Order shall be sufficient and conclusive evidence of the priority, perfection, and validity of the DIP Liens, the Adequate Protection Liens, and the other security interests granted herein, effective as of the Petition Date, without any further act and without regard to any other federal, state, or local requirements or law requiring notice, execution, filing, registration, recording, or possession of the DIP Collateral, or other act to validate or perfect such security interest or lien, including, without limitation, entering into any control agreements with any financial institution(s) party to a control agreement or other depository account consisting of DIP Collateral or requirement to register liens on any certificates of title (a “Perfection Act”) required to validate or perfect (in accordance with applicable law) such liens, or to entitle the DIP Secured Parties and the Prepetition Secured Parties to the liens and priorities granted herein. Notwithstanding the foregoing, if the DIP Agent or any of the Prepetition Agents/Trustee (in the latter case, solely with respect to such Adequate Protection Liens), as applicable, shall, in its sole discretion, elect for any reason to file, record, or otherwise effectuate any Perfection Act, then such DIP Agent or Prepetition Agent/Trustee (solely with respect to such Adequate Protection Liens), as applicable, is authorized to perform such act, and the Debtors are authorized to perform such act to the extent necessary or required by the DIP Documents, which act or acts shall be deemed to have been accomplished as of the date and time of entry of this Interim Order notwithstanding the date and time actually accomplished, and, in such event, the subject filing or recording office is authorized to accept, file, or record any document in regard to such act in accordance with applicable law. The DIP Agent or any Prepetition Agent/Trustee (solely with respect to such Adequate Protection Liens), as applicable, may choose to file, record, or present a certified copy of this Interim Order in the same manner as a Perfection Act, which shall be tantamount to a Perfection Act, and, in such event, the subject filing or recording office is authorized to accept, file, or record such certified copy of this Interim Order in accordance with applicable law. Should any of the DIP Agent or the Prepetition Agents/Trustee (solely with respect to such Adequate Protection Liens), as applicable, so choose and attempt to file, record, or perform a Perfection Act, no defect or failure in connection with such attempt shall in any way limit, waive, or alter the validity, enforceability, attachment, priority, or perfection of the postpetition liens and security interests granted herein by virtue of the entry of this Interim Order.

(b) Upon the request of the DIP Agent (at the direction of the Required DIP Lenders), each applicable Debtor shall use commercially reasonable efforts to execute, acknowledge, and deliver, or shall cause to be executed, acknowledged, and delivered, all such further agreements, instruments, certificates or documents, that the DIP Agent (at the direction of the Required DIP Lenders) shall reasonably request in order to ensure and perfect, as applicable, the priorities, rights, security interests and remedies of the DIP Collateral for the benefit of the DIP Agent and the DIP Lenders with respect to the DIP Collateral, including any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States.

(c) To the extent that any Prepetition Agent/Trustee is a secured party under any account control agreement, listed as an additional insured, loss payee under any of the Debtors’ insurance policies, or is the secured party under any loan document, financing statement, deed of trust, mortgage, or other instrument or document which may otherwise be required under the law of any jurisdiction to validate, attach, perfect, or prioritize liens (any such instrument or document, a “Security Document”), the DIP Agent shall also be deemed to be the secured party under each such Security Document, and shall have all the rights and powers attendant to that position (including, without limitation, rights of enforcement), and shall act in that capacity and distribute any proceeds recovered or received subject to the Carve Out and in accordance with the terms of this Interim Order and/or the Final Order, as applicable, the other DIP Documents, and the Intercreditor Agreement. Each Prepetition Agent/Trustee shall serve as gratuitous bailee for the DIP Agent solely for the purposes of perfecting its security interests in and liens on all DIP Collateral that is of a type such that perfection of a security interest therein (but for the entry of this Interim Order) may be accomplished only by possession or control by a secured party to the extent such Prepetition Agent/Trustee possesses or controls any such DIP Collateral.

(d) Any provision of any lease or other license, contract or other agreement that requires (i) the consent or approval of one or more landlords, lessors, or other parties or (ii) the payment of any fees or obligations to any governmental entity, in order for any Debtor to pledge, grant, sell, assign, or otherwise transfer any such leasehold interest, or the proceeds thereof, or other collateral related thereto, is hereby deemed to be inconsistent with the applicable provisions of the Bankruptcy Code, subject to applicable law. Any such provision shall have no force and effect with respect to the granting of the DIP Liens and the Adequate Protection Liens on such leasehold interest or the proceeds of any assignment and/or sale thereof by any Debtor in accordance with the terms of the DIP Credit Agreement or this Interim Order, subject to applicable law.

xx. Application of Proceeds. Subject to the Carve Out and the limitations set forth in the Intercreditor Agreement and this Interim Order, and to the priority rights of any holders of Permitted Prior Liens, proceeds of DIP Collateral shall be applied in accordance with the DIP Documents. The Debtors shall not, directly or indirectly, voluntarily purchase, redeem, defease, or prepay any principal of, premium, if any, interest, or other amount payable in respect of any indebtedness prior to its scheduled maturity, other than the obligations expressly authorized by an order of the Court or as permitted by the DIP Documents.

xxi. Protections of Rights of the DIP Agent and DIP Secured Parties.

(a) DIP Secured Parties. Unless the DIP Secured Parties shall have provided their prior written consent, there shall not be entered in any of the Chapter 11 Cases or any Successor Cases any order (including any order confirming any plan of reorganization or liquidation) that authorizes any of the following: (i) the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other lien on all or any portion of the DIP Collateral and/or that is entitled to administrative priority status, other than the Carve Out and the Securitization Program Superpriority Claims, in each case that is superior to or pari passu with the DIP Liens, the DIP Superpriority Claims, and/or the other DIP Protections provided to the DIP Secured Parties; (ii) the use of Cash Collateral for any purpose that is not permitted in the DIP Documents and this Interim Order, or (iii) any modification of any of the DIP Secured Parties’ rights under this Interim Order and the DIP Documents with respect to the DIP Obligations, in each case, unless (x) the DIP Agent (acting at the direction of the Required DIP Lenders) otherwise agrees in writing or (y) solely with respect to clauses (i) and (ii) above, the Discharge of DIP Obligations (as defined in the DIP Credit Agreement) has occurred or will occur simultaneously with such incurrence of indebtedness or use of Cash Collateral.

(b) The Debtors will, whether or not the DIP Obligations have been paid in full, (i) maintain books, records, and accounts in the ordinary course of business, (ii) reasonably cooperate with, consult with, and provide to the DIP Secured Parties and the DIP Lender Advisors and DIP Agent Advisors, respectively, all such information and documents that any or all of the Debtors are obligated (upon their reasonable request) to provide under the DIP Documents or the provisions of this Interim Order, excluding any information subject to privilege, (iii) upon reasonable advance notice, permit consultants, advisors, and other representatives (including third party representatives) of the DIP Secured Parties access to any of the Debtors’ respective properties, to examine and make abstracts or copies from any of their respective books and records, to tour the Debtors’ business premises and other properties, and to discuss, and provide advice with respect to, their respective affairs, finances, properties, business operations, and accounts with their respective officers, employees, independent public accountants, and other professional advisors (other than legal counsel), (iv) permit the DIP Secured Parties and their respective consultants, advisors, and other representatives to consult with the Debtors’ management and advisors on matters concerning the Debtors’ businesses, financial condition, operations, and assets, and (v) upon reasonable advance notice, but subject to the terms of this Interim Order, permit the DIP Agent to conduct, at their discretion and at the Debtors’ cost and expense, reasonable field audits, collateral examinations and inventory appraisals at reasonable times in respect of any or all of the DIP Collateral. Notwithstanding anything to the contrary contained herein, the Debtors do not waive any right to attorney-client, work product, or similar privilege, and the Debtors shall not be required to provide the DIP Secured Parties or any of their respective counsel and financial advisors with any information subject to attorney-client privilege or consisting of attorney work product; provided, further, the Debtors’ obligations to provide or disclose any information under this paragraph 21(b) shall be subject to reasonable requirements of confidentiality.

xxii. Credit Bidding. In connection with any sale process authorized by the Court, whether effectuated through sections 363, 725, or 1123 of the Bankruptcy Code, (a) the DIP Agent (at the direction of the Required DIP Lenders), for the benefit of the DIP Secured Parties, shall have the right to credit bid the full amount of the DIP Obligations, in whole or in part, in connection with any sale or disposition of assets in the Chapter 11 Cases and shall not be prohibited or limited from making such credit bid “for cause” under section 363(k) of the Bankruptcy Code and (b) subject to the Intercreditor Agreement, and to the terms of this Interim Order, including paragraph 35 hereof, the First Lien Agent (at the direction of holders of a majority of the applicable Prepetition First Lien Secured Indebtedness), for the benefit of the applicable Prepetition Secured Parties, shall have the right to credit bid the respective Prepetition Secured Indebtedness, in whole or in part, in connection with any sale or disposition of assets in the Chapter 11 Cases, and shall not be prohibited or limited from making such credit bid “for cause” under section 363(k) of the Bankruptcy Code.

xxiii. Proceeds of Subsequent Financing. If the Debtors, any trustee, any examiner with expanded powers, or any responsible officer subsequently appointed in the Chapter 11 Cases or any Successor Cases shall obtain credit or incur debt pursuant to sections 364(b), 364(c), 364(d) of the Bankruptcy Code in violation of the DIP Documents or this Interim Order at any time, including subsequent to the confirmation of any chapter 11 plan with respect to any or all of the Debtors (if applicable), then all the cash proceeds derived from such credit or debt shall immediately be applied in accordance with this Interim Order, the Intercreditor Agreement and the DIP Documents.

xxiv. Disposition of DIP Collateral. Except as otherwise provided for in the DIP Documents, the Debtors shall not sell, transfer, lease, encumber, or otherwise dispose of any portion of the DIP Collateral (or enter into any binding agreement to do so) without the prior written consent of the DIP Agent (at the direction of the Required DIP Lenders) and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Agent or the DIP Secured Parties, or any order of this Court, until the DIP Obligations are paid in full in cash or the Discharge of DIP Obligations has otherwise occurred. From the Petition Date until the DIP Obligations have been paid in full in cash or such other treatment with respect to the DIP Obligations solely to the extent expressly consented to in a writing prior thereto by the Required DIP Lenders, as applicable, all cash receipts, Cash Collateral, and all proceeds from the sale, lease, transfer, encumbrance, or other disposition of, or other revenue of any kind attributable to, any DIP Collateral that is now in, or shall hereafter come into, the possession or control of any of the

Debtors, or to which any of the Debtors is now or shall hereafter become entitled shall, to the extent provided in this Interim Order, be subject to the DIP Liens and Adequate Protection Liens, respectively (and shall be treated in accordance with this Interim Order and the other DIP Documents). Thereafter, all proceeds from the sale, transfer, lease, encumbrance, or other disposition of any Prepetition Collateral shall be subject to the Intercreditor Agreement. In addition, the Debtors are authorized and directed to enter into such springing or blocked account agreements (with cash dominion, if the DIP Agent so elects at the direction of the Required DIP Lenders) with the DIP Agent and such financial institutions as the DIP Agent (at the direction of the Required DIP Lenders) may require, and, if it so elects, the DIP Agent shall be entitled to enjoy the benefit of all control agreements to which the Prepetition Agents/Trustee are a party without the need to enter into new account agreements.

xxv. Maintenance of DIP Collateral and Prepetition Collateral; Cash Management. Unless the Debtors have the consent of the DIP Agent (at the direction of the Required DIP Lenders), or upon termination of the DIP Secured Parties’ obligations to extend credit under the DIP Documents, as provided therein, the Debtors shall (a) insure the Prepetition Collateral and the DIP Collateral as required under DIP Documents, and the Prepetition Credit Documents, and (b) maintain the cash management system in effect as of the Petition Date, as modified by this Interim Order, or as otherwise agreed to by the DIP Agent (at the direction of the Required DIP Lenders). Upon entry of this Interim Order and to the fullest extent provided by applicable law, the DIP Agent shall be, and shall be deemed to be, without any further action or notice, named as an additional insured and loss payee on each insurance policy maintained by the DIP Loan Parties that in any way relates to the DIP Collateral, and the DIP Agent shall distribute any proceeds recovered or received in respect of any such insurance policies, in accordance with the terms of the DIP Documents and this Interim Order, and subject to the terms and conditions of the Intercreditor Agreement.

xxvi. DIP Termination Events. The occurrence of any of the following, unless waived or extended (as applicable) in writing, which may be by email from counsel, by the DIP Agent (at the direction of the Required DIP Lenders), shall constitute a “DIP Termination Event” under this Interim Order (each a “DIP Termination Event,” and the date upon which the earliest such DIP Termination Event occurs, the “DIP Termination Date”): (a) the occurrence of the Maturity Date (as defined in the DIP Credit Agreement); (b) if a material default under the Restructuring Support Agreement by any of the Company Entities (as defined in the Restructuring Support Agreement) shall have occurred and be continuing (with all applicable grace periods having expired) or if the Company (as defined in the Restructuring Support Agreement) has exercised its fiduciary out under the Restructuring Support Agreement; (c) the occurrence of the date that is forty-five (45) days after the date of entry of this Interim Order if the Final Order has not been entered by the Court; (d) failure by the DIP Loan Parties to comply with any of the Milestones (as defined in the DIP Credit Agreement); and (e) the occurrence of any “Event of Default” under (and as defined in the DIP Credit Agreement) (subject to any applicable notice or grace periods specified in this Interim Order and under the DIP Credit Agreement).

xxvii. Rights and Remedies Upon Event of Default.

(a) DIP Facility Termination. Immediately upon the occurrence and during the continuance of a DIP Termination Event, but subject to any applicable notice and cure periods set forth in the DIP Credit Agreement, the automatic stay provisions of section 362 of the Bankruptcy Code shall be modified to the extent necessary to permit the DIP Agent (at the direction of the Required DIP Lenders) to deliver a notice (which may be by email) to counsel to the Debtors, the Prepetition First Lien Advisors, counsel to the Prepetition Second Lien Secured Parties, counsel to the Agent under the Postpetition Securitization Program, counsel to any Committee (if appointed), and the U.S. Trustee (the “Termination Notice Parties”) declaring the occurrence of a DIP Termination Event (such declaration, a “Termination Declaration”), and, subject to the Carve Out and paragraph 27(b), take any or all of the following actions, at the same or different time, in each case, without further order or application of the Court: to (i) declare all DIP Obligations, including any and all accrued interest, premiums, fees and expenses constituting the DIP Obligations owing under the DIP Documents, to be immediately due and payable; (ii) declare the termination, reduction or restriction of the commitment of each DIP Lender to make DIP Loans (to the extent any such commitment remains under the DIP Facility) and declare the termination, reduction or restriction of any further draws from the DIP Account; (iii) terminate the DIP Facility and the DIP Documents as to any future liability or obligation of the DIP Secured Parties, but without affecting any of the DIP Liens or the DIP Obligations; (iv) terminate and/or revoke the Debtors’ right, if any, under this Interim Order to use any Cash Collateral, other than as expressly permitted by paragraph 27(c); (v) deliver a Carve Out Trigger Notice (as defined herein), and (vi) charge and accrue interest at the default rate under the DIP Facility.

(b) Following the Termination Declaration, subject to paragraph 27(c) hereof, the DIP Agent (at the request of the Required DIP Lenders) may also (i) set-off or consolidate any amounts then owing by the DIP Lenders to a DIP Loan Party against the DIP Obligations; (ii) enforce any and all rights against the DIP Collateral, including, without limitation, disposition of such DIP Collateral; and (iii) take any other actions or exercise any other rights or remedies permitted under this Interim Order, the DIP Documents, or applicable law or equity, including any and all remedies under debtor relief laws and the Uniform Commercial Code and analogous relief in foreign jurisdictions; provided that, in the case of the enforcement of DIP Liens or any other remedies with respect to the DIP Collateral as described in this paragraph 27(b) (collectively, “Remedies Against Collateral”), the DIP Agent (at the direction of the Required DIP Lenders) shall first file a motion (the “Stay Relief Motion”) with the Court seeking emergency relief to exercise such remedies on at least five (5) Business Days’ written notice (the “Remedies Notice Period”) seeking an emergency hearing before the Court (a “Stay Relief Hearing”). Notwithstanding anything in this Interim Order or the DIP Documents to the contrary, (x) none of the Prepetition Secured Parties shall be permitted to exercise any rights or remedies with respect to any Prepetition Collateral or DIP Collateral unless and until the DIP Obligations are indefeasibly paid in full in cash. In the event a circumstance exists that would (i) cause the Restructuring Support Agreement to terminate automatically or (ii) give the Required Consenting Lenders (as defined in the Restructuring Support Agreement) the right to deliver a written notice of termination of the Restructuring Support Agreement, in each case notwithstanding any other provision of this Interim Order, the automatic stay of section 362 of the Bankruptcy Code is hereby modified to permit the Required Consenting Lenders to immediately terminate the Restructuring Support Agreement as provided therein.

(c) At a Stay Relief Hearing, the Court may consider whether an Event of Default or a DIP Termination Event has occurred in connection with the disposition of the Stay Relief Motion and any other issues, and may fashion any appropriate remedy; provided that, during the Remedies Notice Period, the Debtors and the Committee (if any) may seek a hearing before the Court to be held no earlier than the Stay Relief Hearing, and must provide prompt notice of such hearing to the respective counsel to the DIP Secured Parties and each of the Prepetition Secured Parties, to seek non-consensual use of Cash Collateral (provided that the DIP Secured Parties’ and Prepetition Secured Parties’ rights to object to any non-consensual use of Cash Collateral are preserved in all respects); provided further, that in the event that the Debtors seek the non-consensual use of Cash Collateral during the Remedies Notice Period, the Debtors shall first file a motion with the Court seeking emergency relief requesting the non-consensual use of Cash Collateral (a “Non-Consensual Cash Collateral Motion”) on at least three (3) Business Days’ written notice to counsel to the DIP Lenders, the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties, to be heard at the Stay Relief Hearing; provided further that during the Remedies Notice Period, the Debtors shall be permitted to use Cash Collateral (whether or not a Non-Consensual Cash Collateral Motion is filed or granted) solely (y) with respect to amounts already drawn from the DIP Account in accordance with the DIP Budget and only to fund expenses critically necessary to preserve the value of the Debtors’ business and the DIP Collateral, including, without limitation, payroll obligations, and (z) to fund the Carve Out Reserves (as defined herein) in accordance with this Interim Order. Notwithstanding the foregoing, and irrespective of the Remedies Notice Period, but except solely as otherwise expressly provided with respect to the Carve Out, the DIP Lenders shall not be obligated to provide any DIP Loans or advances (including withdrawals from the DIP Account) at any time a Default (as defined in the DIP Credit Agreement) or Event of Default has occurred and is continuing or after the DIP Termination Event.

xxviii. Carve Out.

(a) As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by Persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent (at the direction of the Required DIP Lenders) of a Carve Out Trigger Notice, whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice (the amounts set forth in clauses (i) through (iii), the “Pre-Carve Out Trigger Notice Cap”); (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $3,000,000 incurred after the first business day following delivery by the DIP Agent (at the direction of the Required DIP Lenders) of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise, and (v) all amounts required to be paid to PJT Partners LP on account of any fees earned in connection with any Restructuring and/or Capital Raise under and as defined in that certain engagement letter between, inter alia, PJT Partners LP and the Debtors, dated as of June 7, 2023, incurred at any time (whether before or after delivery of a Carve Out Trigger Notice) and payable under sections 328, 330, and/or 331 of the Bankruptcy Code, solely to the extent allowed by order of this Court (the amounts set forth in clauses (iv) and (v) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent (at the direction of the Required DIP Lenders) to the Debtors, their lead restructuring counsel (Latham & Watkins LLP), the U.S. Trustee, counsel to each of the Prepetition Secured Parties, and counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked; provided, that in the event that the DIP Agent (at the direction of the Required DIP Lenders) is permitted to exercise Remedies Against Collateral pursuant to any order granting a Stay Relief Motion, the DIP Agent shall automatically be deemed to have delivered the Carve Out Trigger Notice in accordance with this paragraph 28(a).

(b) Carve Out Reserves. On the day on which a Carve Out Trigger Notice is given by the DIP Agent (at the direction of the Required DIP Lenders) to the Debtors, with a copy to counsel to the Committee and the other parties entitled to receipt thereof under paragraph 28(a) (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (i) be deemed a draw request and notice of borrowing by the Debtors for DIP Loans under the DIP Commitment (on a pro rata basis based on the then outstanding DIP Commitments), in an amount equal to the then unpaid amounts of the Allowed Professional Fees plus reasonably estimated fees not yet allowed for the period through and including the Termination Declaration Date (any such amounts actually advanced shall constitute DIP Loans) and (ii) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to then unpaid amounts of the Allowed Professional Fees plus reasonably estimated fees not yet allowed for the period through and including the Termination Declaration Date. The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Termination Declaration Date, the Carve Out Trigger Notice shall also (i) be deemed a request by the Debtors for DIP Loans under the DIP Commitment (on a pro rata basis based on the then outstanding DIP Commitments), in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute DIP Loans) and (ii) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. On the first business day after the DIP Agent (at the direction of the Required DIP Lenders) gives such notice to such Lenders (as defined in the DIP Credit Agreement), notwithstanding anything in the DIP Credit Agreement to the contrary, including with respect to the existence of a Default (as defined in the DIP Credit Agreement) or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for DIP Loans under the DIP Facility, any termination of the DIP Commitments following an Event of Default, or the occurrence of the Maturity Date, each DIP

Lender with an outstanding DIP Commitment (on a pro rata basis based on the then outstanding DIP Commitments) shall make available to the DIP Agent such DIP Lender’s pro rata share with respect to such borrowing in accordance with the DIP Facility. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (iv) and (v) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full in cash and all DIP Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities as of the Petition Date. Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph 28, then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph 28, prior to making any payments to the DIP Agent or the

Prepetition Secured Parties, as applicable; provided that if, following delivery of a Carve Out Trigger Notice and any reallocation of amounts in the Carve Out Reserves pursuant to the immediately preceding clause, either of the Carve Out Reserves is funded in an amount that does not cover actually incurred Allowed Professional Fees up to the Pre-Carve Out Trigger Notice Cap and the Post-Carve Out Trigger Notice Cap, as applicable, then such Carve Out Reserves will be funded in an amount that will be equal to the value of actually incurred Allowed Professional Fees up to the Pre-Carve Out Trigger Notice Cap and the Post-Carve Out Trigger Notice Cap, as applicable, as soon as practicable but no later than two (2) business days following discovery of such shortfall by the Debtors. Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, following delivery of a Carve Out Trigger Notice, the DIP Agent and the Prepetition Agents/Trustee shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Documents and this Interim Order. Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute DIP Loans or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the DIP Budget, Carve Out, Pre-Carve Out Trigger Notice Cap, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order, the other DIP Documents, or in any Prepetition Credit Document, the Carve Out shall be senior to all liens and claims securing the DIP Facility, and to the Adequate Protection Liens, the DIP Superpriority Claims, and the 507(b) Claims, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the Prepetition Secured Indebtedness.

(c) Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(d) No Direct Obligation To Pay Allowed Professional Fees. The Prepetition First Lien Secured Parties reserve the right to object to the allowance of any fees and expenses, whether or not such fees and expenses were incurred in accordance with the Approved DIP Budget. None of the DIP Secured Parties or the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Secured Parties or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(f) Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding of the Carve Out shall be added to, and made a part of the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Documents, the Bankruptcy Code, and applicable law.

xxix. Reservation of Rights. Nothing in this DIP Order shall be construed as a waiver of any right of the DIP Secured Parties, and the Prepetition Secured Parties with respect to any fee statement, interim application or monthly application issued or filed by the Professional Persons. Notwithstanding anything to the contrary herein or in the DIP Documents, (x) in no event shall any DIP Lender be required to fund any amounts in excess of its Commitment and (y) the payment of any Allowed Professional Fees pursuant to the Carve Out shall not (i) reduce any Debtor’s obligations owed to the DIP Agent, any DIP Lender, the DIP Secured Parties, the Prepetition Agents/Trustee, and the Prepetition Secured Parties (whether under this Interim Order or otherwise) or (ii) modify, alter or otherwise affect any of the liens and security interests of such parties (whether granted under this Interim Order or otherwise) in the Prepetition Collateral or the DIP Collateral (or their claims against the Debtors).

xxx. Limitations on Use of DIP Proceeds, Cash Collateral, and Carve Out. No proceeds of the DIP Facility, the DIP Collateral, the Prepetition Collateral, the Carve Out, or any Cash Collateral may be used by the DIP Loan Parties or any other party in interest, or their representatives, to (or support any other party to) (a) investigate, analyze, commence, prosecute, threaten, litigate, object to, contest, or challenge in any manner or raise any defenses to the debt, collateral position, liens, or claims of the DIP Agent, any of the DIP Secured Parties, or any of the Prepetition Secured Parties, whether by (i) challenging the validity, extent, amount, perfection, priority, or enforceability of the DIP Obligations or the Prepetition Secured Indebtedness, (ii) challenging the validity, extent, perfection, priority, or enforceability of the DIP Liens, the

Prepetition Liens, or any mortgage, security interest, or lien with respect thereto, or any other rights or interests or replacement liens with respect thereto or any other rights or interests of any of the DIP Agent, the DIP Secured Parties, any Prepetition Agent/Trustee, or the Prepetition Secured Parties, (iii) seeking to subordinate (other than to the Carve Out or as expressly set forth in this Interim Order) or recharacterize the DIP Obligations or any of the Prepetition Secured Indebtedness, or to disallow or avoid any claim, mortgage, security interest, lien, or replacement lien or payment thereunder, or (iv) asserting any claims or causes of action, including, without limitation, any Avoidance Actions, against the DIP Agent, any of the other DIP Secured Parties, any Prepetition Agent/Trustee, or any of the other Prepetition Secured Parties, or any of their respective Representatives, (b) prevent, hinder, or otherwise delay the DIP Agent’s, any of the other DIP Secured Parties’, or any of the Prepetition Secured Parties’ assertion, enforcement, or realization on the DIP Collateral or the Prepetition Collateral in accordance with this Interim Order and the DIP Documents or the Prepetition Credit Documents, or the exercise of rights by the DIP Agent or any Prepetition Agents/Trustee, as applicable, once a DIP Termination Event or an Event of Default has occurred and is continuing, except as expressly permitted by paragraph 27 hereof, (c) seek to modify the rights granted to the DIP Agent, any of the other DIP Secured Parties or any of the Prepetition Secured Parties under the DIP Documents or the Prepetition Credit Documents, respectively, in each case without such parties’ prior written consent, which may be given or withheld by such party in the exercise of its respective sole discretion, or (d) pay any amount on account of any claims arising prior to the Petition Date unless such payments are (i) approved by an order of the Court (which order may be this Interim Order or the Final Order) and (ii) permitted by the DIP Documents; provided that prior to the Challenge Deadline (as defined herein), an investigation budget in an aggregate amount of $50,000 (the “Investigation Budget”) of the DIP Loans and/or the liens on the DIP Collateral, the Prepetition Collateral, including Cash Collateral, and the proceeds thereof used to fund the Carve Out, may be used by the Committee (if one is appointed) to investigate, but not to prepare, initiate, litigate, prosecute, object to, or otherwise Challenge, (i) the claims and liens of the Prepetition Secured Parties and (ii) potential claims, counterclaims, causes of action or defenses against the Prepetition Secured Parties.

xxxi. Good Faith Under Section 364(e) of the Bankruptcy Code; No Modification or Stay of this Interim Order. Based on the findings set forth in this Interim Order and the record made during the Interim Hearing, and in accordance with section 364(e) of the Bankruptcy Code, in the event any or all of the provisions of this Interim Order are hereafter modified, amended, waived, or vacated by a subsequent order of this Court or any other court of competent jurisdiction, each of the DIP Agent, the other DIP Secured Parties, and the respective Prepetition Secured Parties is entitled to the protections provided in section 364(e) of the Bankruptcy Code. Any such modification, amendment, waiver or vacatur shall not affect the validity and enforceability of any advances previously made, including advances made or deemed made hereunder, or any lien, claim, priority or other DIP Protections, 507(b) Claims or Adequate Protection Liens authorized or created hereby, unless such authorization and the incurring of such debt, or the granting of such priority or lien, is stayed pending appeal. Any liens, claims or DIP Protections, 507(b) Claims or Adequate Protection Liens granted to the DIP Secured Parties and Prepetition Secured Parties, respectively, hereunder arising prior to the effective date of any such reversal, modification, amendment or vacatur of this Interim Order shall be governed in all respects by the original provisions of this Interim Order, including, without limitation, entitlement to all rights, remedies, privileges and benefits granted herein, provided, that this Interim Order was not stayed by court order after due notice had been given to the DIP Agent and the Prepetition First Lien Secured Parties at the time the advances were made or the liens, claims, priorities or DIP Protections, 507(b) Claims or Adequate Protection Liens were authorized and/or created.

xxxii. DIP Interest, Fees, Costs, Indemnities, and Expenses.

(a) The DIP Obligations shall bear interest and incur fees at the rates, and be due and payable (and paid), as set forth in, and in accordance with the terms and conditions of, this Interim Order and the DIP Documents, in each case without further notice, motion, or application to, order of, or hearing before, this Court. The Debtors shall pay all reasonable and invoiced fees, costs, indemnities, expenses (including reasonable and invoiced legal and other professional fees and expenses) of the DIP Secured Parties and respective DIP Lender Advisors and DIP Agent Advisors (each, as defined herein), and other charges payable under the terms of the DIP Documents to the DIP Secured Parties as and when due thereunder. All such fees, costs, indemnities, expenses, and disbursements, whether incurred, paid or required to be paid prepetition or postpetition and whether or not budgeted in the DIP Budget, are hereby affirmed, ratified, authorized, and payable (and any funds held by DIP Agent and the DIP Secured Parties, and their respective professionals as of the Petition Date for payment of such fees, costs, indemnities, expenses, and disbursements may be applied for payment) as contemplated in this Interim Order and the DIP Documents, and, subject to the provisions of this paragraph 32 with respect to the fees and expenses of the DIP Lender Advisors and DIP Agent Advisors shall be non-refundable and not subject to challenge in any respect and shall be payable without need to obtain further Court approval.

(b) The Debtors shall, and are authorized and directed to, pay all reasonable and documented out-of-pocket costs and expenses of the DIP Secured Parties and the DIP Agent (and the DIP Agent is authorized to make advances or charges against the loan account to pay such agreed costs and expenses of the DIP Secured Parties in accordance with this Interim Order) in connection with the DIP Facility (including, without limitation, costs and expenses incurred prior to the Petition Date) in accordance with the DIP Documents, and are authorized and directed to, pay in full in cash and in immediately available funds to the DIP Agent and the DIP Lenders, any and all reasonable and invoiced fees, costs, expenses, and charges of the DIP Lenders and the DIP Agent (including, but not limited to, the expenses and disbursements of counsel and other third-party consultants and/or experts, including financial advisors) including, without limitation, fees, expenses and disbursements incurred by (x) Greenhill & Co., Inc., Gibson Dunn & Crutcher, LLP, and Howley Law PLLC (collectively, the “DIP Lender Advisors”) and (y) ArentFox Schiff LLP, counsel to the DIP Agent and local counsel (the “DIP Agent Advisors”), including, in each case, any unpaid reasonable and invoiced fees, costs, and expenses accrued prior to or after the Petition Date, within ten (10) calendar days after the presentment of any such invoices to the Debtors, but subject to this paragraph 32 with respect to any postpetition reimbursement for post-petition professional fees. None of the foregoing fees, expenses and disbursements shall be subject to separate approval by this Court or require compliance with the U.S. Trustee Guidelines, and no attorney or advisor to any of the DIP Agent, the other DIP Secured Parties, or Prepetition Secured Parties, or any recipient of any such payment shall be required to file any interim or final fee application with respect thereto or otherwise seek the Court’s approval of any such payments. Notwithstanding the foregoing, the Debtors are authorized and directed to pay on the Closing Date all reasonable and documented fees, costs, and expenses, including the fees and expenses of counsel to the DIP Lenders, the DIP Agent, and each of the Prepetition Secured Parties, incurred on or prior to such date without the need for any professional engaged by the DIP Lenders, the DIP Agent, the Prepetition Secured Parties to first deliver a copy of its invoice as provided for herein.

(c) Any time that a DIP Lender Advisor, a DIP Agent Advisor, a Prepetition First Lien Advisor or a Prepetition Second Lien Advisor seeks payment of postpetition fees and expenses from the Debtors to the extent provided by this Interim Order, such professional shall deliver an invoice in summary form (which shall not be required to include time entry detail and may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work-product doctrine; provided that the U.S. Trustee and the Committee (if any) reserve their rights to request additional detail regarding the services rendered and expenses incurred by such professionals, subject to redaction for privilege); provided, further, that notwithstanding the foregoing, the out-of-pocket expenses (including, without limitation, all attorneys’ and other professionals’ fees and expenses) incurred by the DIP Secured Parties and the DIP Lender Advisors, Prepetition First Lien Advisors or any Prepetition Second Lien Advisors, respectively, prior to and unpaid as of the Closing Date shall be paid indefeasibly upon the occurrence of the Closing Date without the DIP Agent, the DIP Secured Parties, the DIP Lender Advisors, Prepetition First Lien Advisors, and Prepetition Second Lien Advisors being required to deliver an invoice in summary form as set forth herein (other than to the Debtors).

(d) If no written objection (such objection to be limited to the issue of the reasonableness of such fees and expenses) is received by 12:00 p.m., prevailing Eastern Time, on the date that is ten (10) calendar days after delivery (which may be by email) of such invoice to the Debtors, the U.S. Trustee, and any Committee, the Debtors shall promptly pay such fees and expenses in full. If an objection to a professional’s invoice is timely received, the Debtors shall promptly pay in full the undisputed amount of the invoice, and this Court shall have jurisdiction to determine the disputed portion of such invoice if the parties are unable to resolve the dispute consensually. The DIP Secured Parties, the DIP Lender Advisors, the DIP Agent Advisors, Prepetition First Lien Advisors and the Prepetition Second Lien Advisors shall not be required to file applications or motions with, or obtain approval of, the Court for the payment of any of their fees or out-of-pocket expenses (other than with respect to disputed amounts). Any and all fees, commissions, costs, and expenses paid prior to the Petition Date by any Debtor to the DIP Agent, or any Prepetition Agent, the DIP Lenders, the Prepetition Secured Parties, respectively, in connection with or with respect to the DIP Facility, the DIP Credit Agreement or the DIP Documents, or the Prepetition Credit Documents, are hereby approved in full and non-refundable and shall not otherwise be subject to any Challenge.

(e) In consideration for the DIP Facility and the consent to the use of Cash Collateral in accordance with the terms of this Interim Order, effective as of the date of entry of this Interim Order, and without limiting any of the forgoing or any other provision of this Interim Order, each of the Fees (as defined in the DIP Credit Agreement) specified in section 2.09 of the DIP Credit Agreement and any separate fee letter (including, without limitation, any commitment fees, backstop fees, agent fees, arranger fees, exit fees, and escrow agent fees), are, in each case, upon entry of this Interim Order and irrespective of any subsequent order approving or denying the DIP Facility or any other financing pursuant to section 364 of the Bankruptcy Code, fully entitled to all protections of section 364(e) of the Bankruptcy Code and are deemed fully earned, non-refundable, irrevocable, and non-avoidable as of the date of this Interim Order. Such fees shall be part of the DIP Obligations.

xxxiii. Indemnification. The DIP Secured Parties and the Prepetition Secured Parties, respectively, have acted in good faith and without negligence, misconduct, or violation of public policy or law, in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining requisite approvals of the DIP Facility and the use of Cash Collateral, including in respect of the granting of the DIP Liens and the Adequate Protection Liens, respectively, any challenges or objections to the DIP Facility, or the use of Cash Collateral, the DIP Documents, and all other documents related to and all transactions contemplated by the foregoing. Accordingly, without limitation to any other right to indemnification, the Prepetition Secured Parties and DIP Secured Parties shall be and hereby are indemnified (as applicable) as provided in the respective Prepetition Credit Documents and the DIP Documents, as applicable. The Debtors agree that no exception or defense in contract, law, or equity exists as of the date of this Interim Order to any obligation set forth, as the case may be, of this Interim Order, the DIP Documents, or the Prepetition Credit Documents to indemnify and/or hold harmless the DIP Agent, any other DIP Secured Party, the Prepetition Agent, or any Prepetition Secured Party, as the case may be, and any such defenses are hereby waived.

xxxiv. Proofs of Claim. The Prepetition Secured Parties will not be required to file proofs of claim in any of the Chapter 11 Cases or Successor Cases for any claim allowed herein, including any claims arising under the Prepetition Credit Documents. Upon approval of this Interim Order, the Prepetition Secured Parties shall be treated under section 502(a) of the Bankruptcy Code as if they filed a proof of claim. However, in order to facilitate the processing of claims, to ease the burden upon the Court and to reduce any unnecessary expense to the Debtors’ estates, each Prepetition Agent/Trustee is authorized (but not directed), in their sole discretions, to file in the Debtors’ lead Chapter 11 Case In re Audacy, Inc., Case No. 24-[•]), a master proof of claim on behalf of their respective Prepetition Secured Parties, on account of any and all of their respective claims arising under their Prepetition Credit Documents and hereunder (as applicable) (each, a “Master Proof of Claim”) against each of the applicable Debtors. Upon the filing of any such Master Proof of Claim, each Prepetition Agent/Trustee shall be deemed to have filed a proof of claim in the amount set forth opposite its name therein in respect of its claims of any type or nature whatsoever with respect to the applicable Prepetition Credit Documents, and the claim of each applicable Prepetition Secured Party (and each of its successors and assigns), named in a Master Proof of Claim shall be treated as if such entity had filed a separate proof of claim in each of the Chapter 11 Cases of the applicable Debtors. The Master Proofs of Claim shall not be required to attach any instruments, agreements, or other documents evidencing the obligations owing by the Debtors to the applicable Prepetition Secured Parties. Any proof of claim filed by any Prepetition Agent/Trustee shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the Prepetition Secured Parties. Any order entered by the Court in relation to the establishment of a bar date for any claim (including without limitation administrative claims) in any of the Chapter 11 Cases or any Successor Cases shall not apply to the Prepetition Secured Parties with respect to the Prepetition Secured Indebtedness or any claims arising under the Prepetition Credit Documents.

xxxv. Effect of Stipulations on Third Parties.

(a) Generally. The Debtors’ Stipulations and all other admissions, agreements, and releases contained in this Interim Order, including the releases set forth in paragraph 41 (the “Releases”), are and shall be irrevocably binding on the Debtors and any and all of the Debtors’ successors in interest and assigns in all circumstances and for all purposes upon entry of this Interim Order. The Debtors’ Stipulations and all other admissions, agreements, and Releases contained in this Interim Order, including the Releases, shall also be binding on all creditors and other parties in interest and all of their respective successors and assigns, including, without limitation, any statutory or non-statutory committees appointed or formed in the Chapter 11 Cases, including the Committee (if appointed), and any other person or entity acting or seeking to act on behalf of the Debtors’ estates in all circumstances and for all purposes, unless, and solely to the extent (i) the Committee or a party in interest with the requisite standing (in each case, to the extent requisite standing is obtained pursuant to an order of this Court entered prior to the Challenge Deadline and subject in all respects to any agreement or applicable law that may limit or affect such entity’s right or ability to commence such proceeding) has timely commenced an appropriate proceeding or contested matter as required under the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Local Rules, including, without limitation, as required pursuant to Part VII of the

Bankruptcy Rules (in each case subject to the limitations set forth in this Interim Order, including this paragraph 35) by the Challenge Deadline challenging any of the Debtors’ Stipulations, the Releases, with respect to the Prepetition Secured Indebtedness (each such proceeding or contested matter, a “Challenge”) and (ii) there is entered a final non-appealable order in favor of the plaintiff in any such timely and properly filed Challenge sustaining such Challenge; provided that any pleadings filed in connection with any Challenge shall set forth with specificity the basis for such Challenge (and any Challenges not so specified prior to the Challenge Deadline shall be deemed forever, waived, released, and barred). The Court may fashion any appropriate remedy following a successful Challenge.

(b) If no such Challenge is timely and properly filed by a party in interest with the requisite standing and authority as contemplated herein prior to the Challenge Deadline or the Court does not rule in favor of the plaintiff in any such proceeding, then (i) the Debtors’ Stipulations and the Releases, shall nonetheless remain binding and preclusive (as provided in paragraph 35(a) hereof) on the Committee (if appointed) and on any other person or entity and the Debtors, (ii) the obligations of the Debtors under the Prepetition Credit Documents, including the Prepetition Secured Indebtedness, shall constitute allowed claims not subject to defense, claim, counterclaim, recharacterization, subordination, recoupment, offset, or avoidance, for all purposes in the Chapter 11 Cases, (iii) the Prepetition Liens on the Prepetition Collateral shall be deemed to have been, as of the Petition Date, legal, valid, binding, perfected, security interests and liens, not subject to recharacterization, subordination, avoidance, or other defense, and (iv) the Prepetition Secured Indebtedness and the Prepetition Liens on the Prepetition Collateral shall not be subject to any other or further claim or challenge by any statutory or non-statutory committees appointed or formed in the Chapter 11 Cases or any party in interest acting or seeking to act on behalf of the Debtors’ estates and any defenses, claims, causes of action, counterclaims, and offsets by any statutory or non-statutory committees appointed or formed in the Chapter 11 Cases or any other party acting or seeking to act on behalf of the Debtors’ estates, (including without limitation, any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors), whether arising under the Bankruptcy Code or otherwise, against any of the Prepetition Secured Parties or their respective representatives arising out of or relating to any of the Prepetition Credit Documents, the Prepetition Secured Indebtedness, the Prepetition Liens, or the Prepetition Collateral, as applicable, shall be deemed forever waived, released and barred, in each case except to the extent that such Debtors’ Stipulations, admissions, agreements, and releases contained in this Interim Order, including the Releases set forth in paragraph 41, were expressly and successfully challenged by such Challenge as set forth in a final, non-appealable order of a court of competent jurisdiction.

(c) If any such Challenge is timely and properly filed prior to the Challenge Deadline by any statutory or non-statutory committee appointed or formed in the Chapter 11 Cases or any other person or entity, in each case, with requisite standing and authority, (i) any claim or action that is not brought shall forever be barred, and (ii) the Debtors’ Stipulations, including the Releases, shall nonetheless remain binding and preclusive on each other statutory or non-statutory committee appointed or formed in the Chapter 11 Cases and on any other person or entity, except to the extent that such stipulations, admissions, agreements, and releases were expressly and successfully challenged in such Challenge as set forth in a final, non-appealable order of a court of competent jurisdiction.

(d) The “Challenge Deadline” shall mean (i) as to the Committee, sixty (60) days from the date of the formation of the Committee (if appointed) and (ii) as to any other party in interest, sixty (60) days following the entry of this Interim Order. The Challenge Deadline may be extended (x) in writing prior to the expiration of the Challenge Deadline (which writing may be in the form of email by counsel) from time to time in the sole discretion of the applicable Prepetition Agents/Trustee (at the direction of holders of a majority of the applicable Prepetition Secured Indebtedness), as applicable, or (y) by this Court for good cause shown pursuant to an application filed and served by a party in interest prior to the expiration of the Challenge Deadline. If the Chapter 11 Cases are converted to chapter 7 or a chapter 7 or chapter 11 trustee is appointed or elected prior to the expiration of the Challenge Deadline, any such estate representative or trustee shall receive the full benefit of any remaining time before expiration of the Challenge Deadline, which shall be extended for a period of sixty (60) calendar days.

(e) Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including the Committee (if appointed) or any statutory or non-statutory committees appointed or formed in the Chapter 11 Cases, standing or authority to pursue any claim or cause of action belonging to the Debtors or their estates, including, without limitation, Challenges with respect the Debtors’ Stipulations, admissions, agreements, and other Releases contained in this Interim Order with respect to the DIP Secured Parties and the Prepetition Secured Parties, including the Releases set forth in paragraph 41, to the DIP Secured Parties and the Prepetition Secured Parties, and all rights to object or to oppose such standing or any Challenge in any manner are expressly reserved.

(f) For the avoidance of doubt, notwithstanding anything to the contrary in this Interim Order, upon the entry of this Interim Order, (i) the Challenge Deadline shall automatically be deemed to have lapsed as to the Debtors’ Stipulations, including the Releases, (ii) such stipulations, admissions, agreements, and other Releases shall be binding upon the Debtors, and (iii) any Challenges by the Debtors with respect to the Prepetition Secured Parties, including with respect to the Releases as to the Prepetition Secured Parties, shall be deemed forever waived, released, and barred.

(g) Any successor to the Debtors (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors or any other estate representative appointed in the Chapter 11 Cases or any Successor Cases) shall be bound by the terms of this Interim Order and the Final Order to the same extent as the Debtors, including with respect to the Releases.

xxxvi. No Third-Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or any direct, indirect, or incidental beneficiary.

xxxvii. Insurance. Until the DIP Obligations have been indefeasibly paid in full, at all times the Debtors shall maintain casualty and loss insurance coverage for the Prepetition Collateral and the DIP Collateral on substantially the same basis as maintained prior to the Petition Date and shall name the DIP Agent as loss payee or additional insured, as applicable, thereunder.

xxxviii. Section 506(c) Claims. Subject to and upon entry of the Final Order, except to the extent of the Carve Out, no costs or expenses of administration that have been or may be incurred in the Chapter 11 Cases at any time shall be charged against the DIP Agent, the DIP Secured Parties, the DIP Collateral or, subject to and upon entry of the Final Order, any Prepetition Agent/Trustee, the Prepetition Secured Parties, or the Prepetition Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code, or otherwise, without the prior written consent of the DIP Agent (at the direction of the Required DIP Lenders) or the applicable Prepetition Agent/Trustee (at the direction of holders of a majority of the applicable Prepetition Secured Indebtedness), as may be applicable, and no such consent shall be implied from any action, inaction, or acquiescence by any party; provided that the foregoing shall be without prejudice to the terms of the Final Order with respect to the period from and after entry of the Final Order.

xxxix. No Marshaling or Application of Proceeds. Subject to and upon entry of the Final Order, and subject to the priorities set forth in this Interim Order, the DIP Credit Agreement, the Prepetition Credit Documents, and the Intercreditor Agreement, in no event shall the DIP Agent, the DIP Secured Parties, Prepetition Agents/Trustee or the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral or Prepetition Collateral, respectively, and the DIP Obligations, at the option of the Required DIP Lenders, to be exercised in their sole and absolute discretion, shall be repaid (a) first, from the DIP Collateral comprising Previously Unencumbered Property and (b) second, from all other DIP Collateral; provided that the foregoing shall be without prejudice to the terms of the Final Order with respect to the period from and after entry of the Final Order.

xl. Section 552(b). Subject to and upon entry of the Final Order, and subject to the priorities set forth in this Interim Order, the DIP Secured Parties and the Prepetition Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception thereunder shall be waived by the Debtors, except for the benefit of the DIP Secured Parties or the Prepetition Secured Parties with respect to proceeds, product, offspring, or profits of any of the DIP Collateral or the Prepetition Collateral, respectively; provided that the foregoing shall be without prejudice to the terms of the Final Order with respect to the period from and after entry of the Final Order.

xli. Releases. Upon entry of this Interim Order, but subject to the Challenge Deadline provided for herein (with respect to the Prepetition Secured Parties), in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each of the Debtors and (subject to paragraph 35 hereof) each of their estates, on its own behalf and on behalf of its and their respective predecessors, successors, heirs, and past, present and future subsidiaries and assigns (collectively, the “Releasing Parties”) hereby unconditionally and irrevocably releases, acquits, absolves, forever discharges and covenants not to sue the DIP Secured Parties, the Prepetition Secured Parties, and each such entities’ current and former affiliates, and each such entity’s current and former directors, officers, managers and equityholders (regardless of whether such interests are held directly or indirectly), predecessors, successors and assigns, and direct and indirect subsidiaries, and each of such entity’s current and former officers, members, managers, directors, equityholders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, attorneys (including the DIP Agent Advisors, Prepetition First Lien Advisors and Prepetition Second Lien Advisors), independent contractors, representatives, managed accounts or funds, management companies, fund advisors, investment advisors, financial advisors, and partners (including both general and limited partners) (the “Released Parties”) and their respective property and assets from any and all acts and omissions of the Released Parties, and from any and all claims, interests, causes of action, avoidance actions, counterclaims, defenses, setoffs, demands, controversies, suits, judgments, costs, debts, sums of money, accounts, reckonings, bonds, bills, damages, obligations, objections, legal proceedings, equitable proceedings, executions of any nature, type, or description and liabilities whatsoever (including any derivative claims asserted or assertable on behalf of the Debtors, their estates, or such entities’ successors or assigns, whether individually or collectively), which the Releasing Parties now have, may claim to have or may come to have against the Released Parties through the date of the Final Order, at law or in equity, by statute or common law, in contract or in tort, including, without limitation, (a) any so-called “lender liability” or equitable subordination claims or defenses, (b) any and all “claims” (as defined in the Bankruptcy Code) and causes of action arising under the Bankruptcy Code and (c) any and all offsets, defenses, claims, counterclaims, set off rights, objections, challenges, causes of action, and/or choses in action of any kind or nature whatsoever, whether liquidated or unliquidated, fixed or contingent, known or unknown, suspected or unsuspected, disputed or undisputed, whether arising at law or in equity, including any recharacterization, recoupment, subordination, disallowance, avoidance, challenge, or other claim or cause of action arising under or pursuant to section 105, chapter 5, or section 724(a) of the Bankruptcy Code or under other similar provisions of applicable state, federal, or foreign laws, including without limitation, any right to assert any disgorgement, recovery, and further waives and releases any defense, right of counterclaim, right of setoff, or deduction on the payment of the Prepetition Secured Indebtedness or the DIP Obligations, provided that nothing in this paragraph shall release the commitments or obligations of the DIP Secured Parties under the DIP Facility arising after the Closing Date. This paragraph is in addition to and shall not in any way limit any other Release, covenant not to sue, or waiver by the Releasing Parties in favor of the Released Parties set forth in the chapter 11 plan contemplated by the Restructuring Support Agreement. At of the entry of this Interim Order, the Releases granted in this paragraph 41 are final and binding and are not subject to a Challenge except as expressly outlined herein.

xlii. Limits on Lender Liability. Nothing in this Interim Order, any of the DIP Documents, any of the Prepetition Credit Documents, or any other documents related thereto, shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, DIP Secured Parties, or any of the Prepetition Secured Parties, respectively, of any liability for any claims arising from any activities by the Debtors in the operation of their businesses or in connection with the administration of the Chapter 11 Cases or any Successor Cases. The DIP Agent, the DIP Secured Parties, and the Prepetition Secured Parties shall not, solely by reason of having made loans under the DIP Facility or authorizing the use of Cash Collateral, be deemed in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended, or any similar federal or state statute). Nothing in this Interim Order or the DIP Documents shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, any of the DIP Secured Parties, or any of the Prepetition Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of any of the Debtors.

xliii. Joint and Several Liability. Nothing in this Interim Order shall be construed to constitute a substantive consolidation of any of the Debtors’ estates, it being understood, however, that the Debtors shall be jointly and severally liable for the obligations hereunder and all the DIP Obligations in accordance with the terms hereof and of the DIP Documents.

xliv. Rights Preserved. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly: (a) the DIP Secured Parties’ and the Prepetition Secured Parties’, as applicable, right to seek any other or supplemental relief in respect of the Debtors (including, the right to seek additional or different adequate protection); (b) the rights of any of the DIP Lenders to seek the payment by the Debtors of postpetition interest or fees pursuant to section 506(b) of the Bankruptcy Code; or (c) any of the rights of the DIP Secured Parties and the Prepetition Secured Parties under the Bankruptcy Code or under non-bankruptcy law, including, without limitation, the right to (i) request modification of the automatic stay of section 362 of the Bankruptcy Code, (ii) request dismissal of any of the Chapter 11 Cases or Successor Cases, conversion of any of the Chapter 11 Cases to cases under chapter 7, or appointment of a chapter 11 trustee or examiner with expanded powers, (iii) seek an injunction, (iv) oppose any request for use of Cash Collateral, (v) object to any sale of assets, or (vi) propose, subject to the provisions of section 1121 of the Bankruptcy Code, a chapter 11 plan or plans; provided that the rights of the DIP Secured Parties and the Prepetition Secured Parties, respectively, with respect to sections (a)–(c) of this paragraph 44 shall be subject to the Intercreditor Agreement and the agreements provided for in the Restructuring Support Agreement, as applicable. Other than as expressly set forth in this Interim Order, any other rights, claims or privileges (whether legal, equitable or otherwise) of the DIP Secured Parties are preserved.

xlv. No Waiver by Failure to Seek Relief. The failure or delay on the part of any of the DIP Secured Parties or the Prepetition Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim Order, the DIP Documents, the Prepetition Credit Documents, or applicable law, as the case may be, shall not constitute a waiver of any of their respective rights hereunder, thereunder or otherwise. No delay on the part of any party in the exercise of any right or remedy under this Interim Order shall preclude any other or further exercise of any such right or remedy or the exercise of any other right or remedy. None of the rights or remedies of any party under this Interim Order shall be deemed to have been amended, modified, suspended, or waived unless such amendment, modification, suspension, or waiver is express, in writing and signed by the party against whom such amendment, modification, suspension, or waiver is sought. No consents required hereunder by any of the DIP Secured Parties or the Prepetition Secured Parties shall be implied by any inaction or acquiescence by any of the DIP Secured Parties or the Prepetition Secured Parties, respectively.

xlvi. Binding Effect of Interim Order. The provisions of this Interim Order shall be binding upon and inure to the benefit of the Debtors, the DIP Agent, the DIP Secured Parties, the Prepetition Secured Parties, the Prepetition Agents/Trustee, any Committee appointed in the Chapter 11 Cases, all other creditors of any of the Debtors and all other parties in interest and, in each case, their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors whether in the Chapter 11 Cases or any Successor Case). To the extent permitted by applicable law, this Interim Order shall bind any trustee hereafter appointed for the estate of any of the Debtors, whether in the Chapter 11 Cases or in the event of the conversion of any of the Chapter 11 Cases, any Successor Cases, or upon dismissal of any Chapter 11 Case or Successor Case, to a liquidation under chapter 7 of the Bankruptcy Code. Such binding effect is an integral part of this Interim Order.

xlvii. No Modification of Interim Order. Absent the consent of the DIP Agent (at the direction of the Required DIP Lenders) or, solely to the extent any of the following would adversely impact the Prepetition Secured Parties, the applicable Prepetition Agents/Trustee (at the direction of holders of a majority of the applicable Prepetition Secured Indebtedness), the Debtors irrevocably waive the right to seek and shall not seek or consent to, directly or indirectly: (a) without the prior written consent of the DIP Agent (at the direction of the Required DIP Lenders), (i) any reversal, modification, stay, vacatur or amendment to this Interim Order; or (ii) a priority claim for any administrative expense or unsecured claim against the Debtors (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in sections 503(b), 507(a) or 507(b) of the Bankruptcy Code) in any of the Chapter 11 Cases or Successor Cases, equal or superior to the DIP Superpriority Claims, or the Adequate Protection Liens, other than the Carve Out and the Securitization Program Superpriority Claims, and except to the extent expressly provided in this Interim Order or the DIP Credit Agreement; (b) except as expressly set forth in this Interim Order or the Final Order, any order, other than this Interim Order or the Final Order, allowing use of

Cash Collateral resulting from DIP; and (c) except as expressly set forth in this Interim Order or the Final Order (including with respect to the Carve Out), any lien on any of the DIP Collateral or Prepetition Collateral with priority equal or superior to the DIP Liens or the Prepetition Liens, other than any liens granted in connection with the Postpetition Securitization Program. Except as expressly set forth in this Interim Order or the Final Order, the Debtors irrevocably waive any right to seek any amendment, modification or extension of this Interim Order without the prior written consent, as provided in the foregoing, of the DIP Agent (at the direction of the Required DIP Lenders) and/or the Prepetition Agents/Trustee (at the direction of holders of a majority of the applicable Prepetition Secured Indebtedness), if applicable, and no such consent shall be implied by any other action, inaction or acquiescence of the DIP Agent or any of the DIP Lenders, or the Prepetition Agents/Trustee and/or the Prepetition Secured Parties.

xlviii. Interim Order Controls. In the event of any inconsistency between the terms and conditions of the DIP Documents and this Interim Order, the provisions of this Interim Order shall control.

xlix. Discharge Waiver. The DIP Obligations, the DIP Superpriority Claims, the DIP Liens, and the obligations of the Debtors with respect to adequate protection hereunder, including granting the Adequate Protection Liens and the 507(b) Claims, shall not be discharged by the entry of an order confirming any plan of reorganization in any of the Chapter 11 Cases, notwithstanding the provisions of section 1141(d) of the Bankruptcy Code, unless such obligations have been indefeasibly paid in full in cash or the Discharge of DIP Obligations has otherwise occurred, on or before the effective date of such confirmed plan of reorganization, or each of the DIP Secured Parties, and the Prepetition Secured Parties, respectively, has otherwise agreed in writing. Subject to the terms of the Restructuring Support Agreement and the DIP Credit Agreement, none of the Debtors shall propose or support any plan or sale of all or substantially all of the Debtors’ assets or entry of any confirmation order or sale order without the consent of the DIP Secured Parties.

l. Survival. The provisions of this Interim Order and any actions taken pursuant hereto shall survive entry of any order which may be entered: (a) confirming any plan of reorganization in any of the Chapter 11 Cases; (b) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (c) dismissing any of the Chapter 11 Cases or any Successor Cases; or (d) pursuant to which this Court abstains from hearing any of the Chapter 11 Cases or Successor Cases. The terms and provisions of this Interim Order, including, without limitation, the claims, liens, security interests and other protections granted to the DIP Secured Parties and Prepetition Secured Parties (including, with respect to the DIP Secured Parties, the DIP Protections) pursuant to this Interim Order and/or the DIP Documents, notwithstanding the entry of any such order, shall continue in the Chapter 11 Cases, in any Successor Cases, or following dismissal of the Chapter 11 Cases or any Successor Cases, and shall maintain their priority as provided by this Interim Order until (i) the DIP Obligations have been indefeasibly paid in full in cash or the Discharge of DIP Obligations has otherwise occurred and all commitments to extend credit under the DIP Facility are terminated, (ii) all Prepetition Secured Indebtedness have been indefeasibly paid in full in cash, and (iii) all letters of credit have been cancelled or otherwise terminated. The terms and provisions in this Interim Order concerning indemnification shall continue in the Chapter 11 Cases and in any Successor Cases, following dismissal of the Chapter 11 Cases or any Successor Cases, following termination the DIP Documents and/or the repayment of the DIP Obligations.

li. Replacement Agent. Notwithstanding the resignation or replacement of any collateral agent or administrative agent, including the DIP Agent and any of the Prepetition Agents/Trustee, the DIP Liens on the DIP Collateral, the Prepetition Liens on the Prepetition Collateral and the Adequate Protection Liens shall remain continuously and properly perfected, notwithstanding the transfer of control, possession, or title of any Prepetition Collateral or DIP Collateral to a new collateral or administrative agent.

lii. Headings. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Interim Order.

liii. Final Hearing. A final hearing to consider the relief requested in the Motion on a final basis shall be held on ________, 2024 at _____ (Prevailing Central Time).

liv. Retention of Jurisdiction. The Bankruptcy Court retains exclusive jurisdiction to resolve any dispute arising from or related to the interpretation or enforcement of the DIP Facility and/or this Interim Order.

SO ORDERED by the Court this ___ day of ___________, 2024.

UNITED STATES BANKRUPTCY JUDGE

Schedule 1

Initial DIP Budget

Schedule 2

Permitted Variances

EXHIBIT A

DIP CREDIT AGREEMENT

Exhibit 6

DIP Backstop Parties

[Intentionally Omitted]

Exhibit 7

Exit Backstop Parties

[Intentionally Omitted]

Exhibit 8

Plan

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
AUDACY, INC., et al.,	§ §	Case No. 24-[ ⚫ ] ([ ⚫ ])
	§	(Joint Administration Requested)
Debtors.[1]	§
§

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR AUDACY, INC. AND

ITS AFFILIATE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PORTER HEDGES LLP	LATHAM & WATKINS LLP
John F. Higgins M. Shane Johnson Megan Young-John 1000 Main St., 36th Floor Houston, Texas 77002 Telephone: (713) 226-6000	George A. Davis Caroline Reckler Jeffrey T. Mispagel Joseph C. Celentino 1271 Avenue of the Americas New York, New York 10020 Telephone: (212) 906-1200
Proposed Counsel for the Debtors and Debtors-in-Possession

Dated: January 4, 2024

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Audacy (the “Case Website”). The location of the Debtors’ corporate headquarters and service address for purposes of these chapter 11 cases is: 2400 Market Street, 4th Fl, Philadelphia, PA 19103.

NO CHAPTER 11 CASES HAVE BEEN COMMENCED AT THIS TIME. THIS PREPACKAGED PLAN OF REORGANIZATION, AND THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN, HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. UPON COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT, (2) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE; AND (3) CONFIRMING THE PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE.

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS		1
A.	Rules of Interpretation	1
B.	Computation of Time	2
C.	Consultation, Information, Notice, and Consent Rights	2
D.	Defined Terms	3

ARTICLE II. ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS		23
A.	Administrative Claims	23
B.	Postpetition Securitization Program Claims	25
C.	DIP Claims	25
D.	Priority Tax Claims	26
E.	Statutory Fees	26

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		27
A.	Summary	27
B.	Classification and Treatment of Claims and Equity Interests	28
C.	Special Provision Governing Unimpaired Claims	33
D.	Elimination of Vacant Classes	33

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN		33
A.	Presumed Acceptance of Plan	33
B.	Deemed Rejection of Plan	34
C.	Voting Classes	34
D.	Presumed Acceptance by Non-Voting Classes	34
E.	Acceptance by Impaired Class	34
F.	Controversy Concerning Impairment	34
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down	34
H.	Intercompany Interests	35
I.	Votes Solicited in Good Faith	35

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		35
A.	Restructuring Transactions	35
B.	Continued Corporate Existence	36
C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	37
D.	Exit Term Loan Facility Documents	37
E.	Exit Securitization Program and Approval of Exit Securitization Program Documents	38
F.	Issuance and Distribution of Plan Securities	38
G.	New Shareholders’ Agreement	39
H.	Plan Securities; Securities Act Registration and Section 1145 and Private Placement Exemptions	40

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I.	Management Incentive Plan	41
J.	Subordination	41
K.	Release of Liens and Claims	42
L.	Organizational Documents of the Reorganized Debtors	42
M.	Corporate Action	43
N.	Directors and Officers of the Reorganized Debtors	43
O.	Cancellation of Notes, Certificates and Instruments	44
P.	Sources of Cash for Plan Distributions	44
Q.	Preservation and Reservation of Causes of Action	45
R.	Payment of Fees and Expenses of Certain Creditors	46
S.	FCC Licenses and Related Matters	46

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		47
A.	Assumption or Rejection of Executory Contracts and Unexpired Leases	47
B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	48
C.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	48
D.	D&O Liability Insurance Policies	49
E.	Indemnification Provisions	49
F.	Employment Plans	50
G.	Insurance Contracts	50
H.	Extension of Time to Assume or Reject	51
I.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	51
J.	Contracts and Leases Entered Into After the Petition Date	51
K.	Reservation of Rights	51

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		51
A.	Distributions for Claims Allowed as of the Effective Date	51
B.	No Postpetition Interest on Claims	52
C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent	52
D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions	53
E.	Compliance with Tax Requirements	55
F.	Allocation of Plan Distributions Between Principal and Interest	56
G.	Means of Cash Payment	56
H.	Timing and Calculation of Amounts to Be Distributed	56
I.	Claims Paid or Payable by Third Parties	56

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		57
A.	Resolution of Disputed Claims	57
B.	Adjustment to Claims Without Objection	59
C.	No Distributions Pending Allowance	59

D.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims	59
E.	No Interest	59

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		60
A.	Conditions Precedent to Consummation	60
B.	Waiver of Conditions	61

ARTICLE X. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS		62
A.	General	62
B.	Release of Claims and Causes of Action	62
C.	Waiver of Statutory Limitations on Releases	66
D.	Discharge of Claims and Equity Interests	66
E.	Exculpation	67
F.	Injunction	67
G.	Binding Nature Of Plan	69
H.	Protection Against Discriminatory Treatment	69
I.	Setoffs	70
J.	Recoupment	70
K.	Integral Part of Plan	70

ARTICLE XI. RETENTION OF JURISDICTION		70

ARTICLE XII. MISCELLANEOUS PROVISIONS		73
A.	Substantial Consummation	73
B.	Post-Effective Date Fees and Expenses	73
C.	Conflicts	73
D.	Modification of Plan	73
E.	Effect of Confirmation on Modifications	73
F.	Revocation or Withdrawal of Plan	74
G.	Successors and Assigns	74
H.	Reservation of Rights	74
I.	Further Assurances	74
J.	Severability	75
K.	Service of Documents	75
L.	Exemption from Certain Taxes and Fees	76
M.	Governing Law	77
N.	Tax Reporting and Compliance	77
O.	Entire Agreement	77
P.	Closing of Chapter 11 Cases	77
Q.	2002 Notice Parties	77
R.	Default by a Holder of a Claim or Equity Interest	78

EXHIBITS

Exhibit A	Restructuring Support Agreement

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR AUDACY, INC. AND ITS AFFILIATE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Audacy, Inc. and the other above-captioned debtors and debtors-in-possession (each a “Debtor” and, collectively, the “Debtors”) jointly propose the following prepackaged plan of reorganization (this “Plan”) for the treatment of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code (as defined below). This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Equity Interests set forth in the Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters. There also are other agreements and documents, which shall be Filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement. The Plan Supplement Documents (as defined below) are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.	Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, or other agreement or document shall mean as it may be amended, modified or supplemented from time to time (in accordance with the Restructuring Support Agreement and this Plan, in each case to the extent applicable); (c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (c) shall affect any parties’ consent rights over any of the Definitive Documents (as defined in the Restructuring Support Agreement) or any amendments thereto, as provided for in the Restructuring Support Agreement; (d) any reference to an Entity as a Holder of a Claim or an Equity Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections hereof or hereto; (f) unless otherwise stated, the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (i) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection in effect as of the date of this Plan; (j) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (l) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (m) any reference in this Plan to “$” or “dollars” shall mean U.S. dollars; and (n) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated. Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors”, as applicable, to the extent the context requires.

B.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Unless otherwise specified herein, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Consultation, Information, Notice, and Consent Rights

Notwithstanding anything herein to the contrary, any and all information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto), the DIP Orders, and the DIP Credit Agreement with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, are incorporated herein by this reference (including to the applicable definitions in Article I.D hereof) and fully enforceable as if stated in full herein. For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein or in the Restructuring Support Agreement, such consent rights shall not apply following Consummation of this Plan.

The absence in this Plan of references to any and all information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair, modify or negate such rights.

Solely with respect to any information, notice, or consent rights in the Plan, in the event of any inconsistency between the Plan and the Restructuring Support Agreement, the terms of the Restructuring Support Agreement shall control.

D.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“2027 Notes” means Audacy Capital Corp.’s 6.500% Senior Secured Second Lien Notes due 2027 issued pursuant to the 2027 Notes Indenture.

“2027 Notes Indenture” means that certain indenture governing the 2027 Notes, dated as of April 30, 2019 (as supplemented and amended from time to time), among Audacy Capital Corp., as issuer, the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee and notes collateral agent.

“2029 Notes” means Audacy Capital Corp.’s 6.750% Senior Secured Second Lien Notes due 2029 issued pursuant to the 2029 Notes Indenture.

“2029 Notes Indenture” means that certain indenture governing the 2029 Notes, dated as of March 25, 2021 (as supplemented and amended from time to time), among Audacy Capital Corp., as issuer, the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee and notes collateral agent.

“510(b) Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Ad Hoc First Lien Group” means the ad hoc group of Holders of First Lien Claims represented by the Ad Hoc First Lien Group Advisors.

“Ad Hoc First Lien Group Advisors” means Gibson Dunn, Greenhill & Co., Inc., Wiley Rein LLP, and Howley Law PLLC, in each case as retained by or representing the Ad Hoc First Lien Group in connection with the Chapter 11 Cases.

“Ad Hoc Groups Advisors” means the Ad Hoc First Lien Group Advisors and the Ad Hoc Second Lien Group Advisors.

“Ad Hoc Second Lien Group” means the ad hoc group of Holders of the Second Lien Notes represented by the Ad Hoc Second Lien Group Advisors.

“Ad Hoc Second Lien Group Advisors” means Akin, Evercore Group, LLC, and local counsel in the Southern District of Texas, in each case as retained by or representing the Ad Hoc Second Lien Group in connection with the Chapter 11 Cases.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; (d) Restructuring Expenses; and (e) Independent Director Fee Claims, to the extent Allowed and to the extent incurred on or after the Petition Date and through the Effective Date.

“Affiliate” means an “affiliate”, as defined in section 101(2) of the Bankruptcy Code.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than Parent.

“Akin” means Akin Gump Strauss Hauer & Feld LLP.

“Allowed” means, with respect to a Claim or Equity Interest (a) any Claim or Equity Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Equity Interest expressly deemed Allowed by this Plan.

“Audacy Capital Corp.” means Audacy Capital Corp. (formerly Entercom Media Corp.), a Delaware corporation.

“Audacy New York” means Audacy New York, LLC, a Delaware limited liability company.

“Audacy Receivables” means Audacy Receivables, LLC, a Delaware limited liability company.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Business Day” means any day, other than a Saturday, Sunday, “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks are required or authorized by law or executive order to be closed for commercial business with the public in New York City, New York.

“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

“Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Causes of Action also include (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Equity Interests, (c) any claim assertable pursuant to section 362 or chapter 5 of the Bankruptcy Code, or state law fraudulent transfer or similar avoidance claims, and (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

“Certification Agent” means Epiq Corporate Restructuring LLC, in its capacity as certification agent for the Debtors.

“Change of Control Provision” means any provision in any agreement, contract, or other document of the Debtors, including any Executory Contract or Unexpired Lease (including, without limitation, any direct or indirect “change in control”, “change of control” or “anti-assignment” provision, or provision with words of similar import) that, directly or indirectly, (a) prohibits, restricts or conditions (or purports to prohibit, restrict or condition) (i) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (ii) the Confirmation or Consummation of this Plan or the Restructuring Transactions or (b) modifies (or permits the termination or modification of) such Executory Contract or Unexpired Lease or the Debtors’ rights or obligations thereunder, including through an increase, acceleration or other alteration of any obligations or liabilities or the creation or imposition of any Lien, as a result of, or is breached by (i) the commencement of the Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan or the Restructuring Transactions, including the conversion of the form of entity of any of the Debtors or Reorganized Debtors, any change of control or ownership interest composition of the Debtors or Reorganized Debtors, or any other transactions described in Article V hereof.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

“Claim” means any “claim” as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

“Claims Register” means the official register of Claims maintained by the Solicitation Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Class A New Common Stock” means the class A shares of common stock of Reorganized Parent authorized to be issued pursuant to this Plan and the New Governance Documents (including upon exercise of the Special Warrants, as applicable), including any authorized but unissued units, shares or other equity interests.

“Class B Election” means an election made by a Holder of an Allowed First Lien Claim, Allowed Second Lien Notes Claim, or Allowed DIP Claim on the Ownership Certification that such Holder elects to receive Class B New Common Stock in lieu of Class A New Common Stock.

“Class B New Common Stock” means the limited voting class B shares of common stock of Reorganized Parent that would be considered non-attributable for purposes of the FCC’s ownership rules, authorized to be issued pursuant to this Plan and the New Governance Documents (including upon exercise of the Special Warrants, as applicable), including any authorized but unissued units, shares or other equity interests, the terms of which Class B New Common Stock will provide that it may be converted at the election of the Holder into Class A New Common Stock on a one-for-one basis (subject to adjustment for stock splits, combinations, dividends or distributions with respect to the Class A New Common Stock), subject to (a) a reasonable good faith determination by Reorganized Parent that such conversion would not result in a violation of the Communications Laws and (b) the receipt of any necessary FCC approval.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Combined Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (a) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (b) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Communications Act” means chapter 5 of title 47 of the United States Code, 47 U.S.C. § 151 et seq., as amended.

“Communications Laws” means the Communications Act and the rules and published policies of the FCC, as promulgated from time to time.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Date” means the date upon which Confirmation occurs.

“Confirmation Order” means the order of the Bankruptcy Court (a) approving the Disclosure Statement and (b) confirming this Plan pursuant to sections 1125, 1126(b) and 1129 of the Bankruptcy Code.

“Consenting First Lien Lenders” means the Holders of First Lien Claims that are party to the Restructuring Support Agreement as “Consenting First Lien Lenders” thereunder.

“Consenting Lenders” means, together and collectively, the Consenting First Lien Lenders and the Consenting Second Lien Noteholders.

“Consenting Second Lien Noteholders” means the Holders of Second Lien Notes Claims that are party to the Restructuring Support Agreement as “Consenting Second Lien Noteholders” thereunder.

“Consummation” means the occurrence of the Effective Date.

“Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) in effect as of the Petition Date and providing coverage for liability of any Debtor’s directors, managers, and officers.

“D&O Tail” means that certain directors’ and officers’ liability insurance policy tail endorsement purchased by the Debtors on or about November 14, 2023.

“Debtor(s)” means, individually, any of the above-captioned Entities and, collectively, all of the above-captioned Entities, as debtors and debtors-in-possession in the Chapter 11 Cases.

“Debtor Release” has the meaning set forth in Article X.B hereof.

“Debtor Releasing Parties” means (a) the Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, (b) the Reorganized Debtors, and (c) each Related Party of each Entity in the foregoing clauses (a) and (b), in each case, solely in their capacity as such.

“Declaratory Ruling” means a declaratory ruling adopted by the FCC granting the relief requested in the Petition for Declaratory Ruling.

“Deferred Compensation Plans” means the Entercom Key Employee Deferred Compensation Plan and the CBS Radio Excess 401(k) Plan.

“DIP Agent” means Wilmington Savings Fund Society, FSB, the collateral agent and administrative agent under the DIP Credit Agreement.

“DIP Backstop Parties” means the parties identified on Exhibit 6 to the Restructuring Support Agreement, as may be updated or amended.

“DIP Claims” means any and all Claims arising from, under, or in connection with the DIP Credit Agreement or any other DIP Loan Documents, including Claims for the aggregate outstanding principal amount of, plus unpaid interest on, the DIP Loans, and all fees, and other expenses related thereto and arising and payable under the DIP Facility, including the Prepayment Premium (as defined in the DIP Orders).

“DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement by and among the Debtors, the DIP Agent, and the DIP Lenders, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“DIP Facility” means the debtor-in-possession term loan credit facility provided by the DIP Lenders under the DIP Credit Agreement.

“DIP Lenders” means the lenders party to the DIP Credit Agreement from time to time.

“DIP Loan Documents” means the “Loan Documents” as defined in the DIP Credit Agreement and the DIP Orders, in each case as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Loans” means the loans contemplated under and documented by the DIP Loan Documents.

“DIP Orders” means the Interim DIP Order and the Final DIP Order.

“DIP-to-Exit Equity Distribution” means a distribution of Class A New Common Stock, Class B New Common Stock, and/or Special Warrants, as applicable, which will constitute (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants), in the aggregate, ten percent (10%) of the New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants, but excluding shares that may be issued in connection with the exercise of the New Second Lien Warrants), subject to dilution on account of the MIP Equity and the New Second Lien Warrants, and to be allocated among the Electing DIP Lenders pursuant to, and subject to, the terms and conditions of the Equity Allocation Mechanism.

“Disclosure Statement” means that certain Disclosure Statement for the Joint Prepackaged Plan of Reorganization for Audacy, Inc. and Its Affiliate Debtors Under Chapter 11 of The Bankruptcy Code, dated as of January 4, 2024 (as amended, supplemented, or modified from time to time).

“Disputed” means any Claim, or any portion thereof, that has not been Allowed, but has not been disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

“Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as distribution agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed DIP Claims, Holders of Postpetition Securitization Program Claims, Holders of Allowed First Lien Claims, or Holders of Allowed Second Lien Notes Claims, the DIP Agent, Securitization Program Agent, First Lien Agent, or Second Lien Indenture Trustee, as applicable, will be and shall act as the Distribution Agent.

“Distribution Record Date” means, other than with respect to publicly held securities, the date for determining which Holders of Claims are eligible to receive distributions under this Plan, which date shall be the Effective Date, subject to Article VII.D of this Plan. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly traded securities, which shall receive distributions, if any, in accordance with the applicable procedures of DTC.

“DTC” means The Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article IX of this Plan have been satisfied or waived in accordance with the terms of Article IX.

“Electing DIP Lenders” means the Holders of Allowed DIP Claims that elect to convert their Allowed DIP Claims into First-Out Exit Term Loans (or otherwise fund in Cash such First-Out Exit Term Loans).

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Allocation Mechanism” means the methodology for allocating the Plan Securities among the Electing DIP Lenders, Holders of Allowed First Lien Claims and Holders of Allowed Second Lien Notes Claims, which shall be Filed as part of the Plan Supplement.

“Equity Interest” means (a) any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of common or preferred stock and other ownership interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; (4) restricted stock units, performance stock units, restricted stock awards, and share-appreciation rights; and (5) any Outstanding Incentive Equity Interests and (b) any 510(b) Claim, in each case, as in existence immediately prior to the Effective Date.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exculpated Claim” means any Claim arising from and after the Petition Date and prior to the Effective Date related to any act or omission in connection with, relating to or arising out of the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ Chapter 11 Cases, the formulation, preparation, dissemination, negotiation or filing of the Restructuring Support Agreement, the Disclosure Statement or this Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement or this Plan (including related to the DIP Facility, the Postpetition Securitization Program, the Exit Term Loan Facility, the Exit Securitization Program, and the Plan Securities), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance of Plan Securities or the distribution of property under this Plan or any other agreement; provided that Exculpated Claims shall not include: (i) any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, criminal conduct or fraud, and/or (ii) the rights of any Entity to enforce this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court.

“Exculpated Party” means each of the Debtors.

“Exculpation” means the exculpation provision set forth in Article X.E hereof.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

“Existing Parent Equity Interests” means the Equity Interests in Parent as of the Petition Date.

“Exit Backstop Parties” means the parties identified on Exhibit 7 to the Restructuring Support Agreement, as may be updated or amended.

“Exit Securitization Program” means a trade receivables securitization program that consists of economic terms substantially similar to those of the Postpetition Securitization Program (subject to reasonable modifications made in connection with such facility becoming a post-emergence facility) or other alternative exit financing (if any) to refinance the Postpetition Securitization Program, as applicable.

“Exit Securitization Program Documents” means the agreements, guarantee, security agreements, deed of trust, mortgage, control agreements, instruments, and other documents to be delivered or entered into in connection with the Exit Securitization Program.

“Exit Term Loan Facility” means the term loan facility contemplated under the Exit Term Loan Facility Credit Documents.

“Exit Term Loan Facility Agent” means the administrative agent and collateral agent under the Exit Term Loan Facility Credit Agreement, solely in its capacity as such.

“Exit Term Loan Facility Credit Agreement” means the credit agreement between the Reorganized Debtors and the lenders party thereto to effectuate the Exit Term Loan Facility.

“Exit Term Loan Facility Credit Documents” means the Exit Term Loan Facility Credit Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the Exit Term Loan Facility Credit Agreement.

“FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the Effective Date.

“FCC Applications” means collectively, each application, petition, or other request filed with the FCC in connection with the Plan and the Restructuring Transactions.

“FCC Approval Process” means the process for obtaining the FCC’s grant of the FCC Interim Long Form Application.

“FCC Interim Long Form Application(s)” means the applications filed with the FCC seeking FCC consent to the Transfer of Control.

“FCC Interim Long Form Approval” means the FCC’s grant of the FCC Interim Long Form Application(s); provided, that the possibility that an appeal, request for stay, or petition for rehearing or review by a court or administrative agency that may be filed with respect to such grant, or that the FCC may reconsider or review such grant on its own authority, shall not prevent such grant from constituting the FCC Interim Long Form Approval for purposes of the Plan.

“FCC Licenses” means broadcasting and other licenses, authorizations, waivers, and permits that are issued from time to time to the Debtors or the Reorganized Debtors by the FCC.

“FCC Ownership Procedures Order” means an order to be entered by the Bankruptcy Court establishing procedures for, among other things, completion and submission of the Ownership Certification.

“FCC Second Long Form Application” means the application(s) that, if required by the Communications Laws as a result of the exercise of the Special Warrants, shall be submitted to the FCC by the Debtors or the Reorganized Debtors seeking FCC consent to a transfer of control of the FCC Licenses.

“FCC Short Form Application” means the application(s) filed with the FCC seeking FCC consent for a pro forma involuntary assignment of the Debtors’ FCC Licenses to the Debtors in Possession.

“Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final DIP Order” means the order entered by the Bankruptcy Court approving the DIP Facility on a final basis.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

“Final Postpetition Securitization Program Order” means the order entered by the Bankruptcy Court approving the Postpetition Securitization Program on a final basis.

“First Lien Agent” means Wilmington Savings Fund Society, FSB, as administrative agent under the First Lien Credit Agreement or, as applicable, any successors, assignees, or delegees thereof.

“First Lien Claims” means Claims arising under, derived from, or based on the First Lien Credit Documents, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the First Lien Credit Documents. For the avoidance of doubt, Holders of First Lien Claims shall not participate in any distribution under the Plan on account of any deficiency claim they may hold, which deficiency claim would otherwise be considered a General Unsecured Claim.

“First Lien Claims Equity Distribution” means a distribution of Class A New Common Stock, Class B New Common Stock and/or Special Warrants, as applicable, which will constitute (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants), in the aggregate, seventy-five percent (75%) of the New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants, but excluding shares that may be issued in connection with the exercise of the New Second Lien Warrants), subject to dilution on account of the MIP Equity and the New Second Lien Warrants, and to be allocated among the Holders of Allowed First Lien Claims pursuant to, and subject to the terms of, the Equity Allocation Mechanism; provided, that to the extent that a third party (other than the DIP Lenders or Exit Backstop Parties) provides the First-Out Exit Term Loans, the aggregate amount shall be increased up to (but not more than) eighty-five percent (85%) of the New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants, but excluding shares that may be issued in connection with the exercise of the New Second Lien Warrants), subject to dilution on account of the MIP Equity and the New Second Lien Warrants.

“First Lien Credit Agreement” means that certain Credit Agreement in respect of the First Lien Credit Facility, as amended, restated, modified, or supplemented from time to time, among Audacy Capital Corp., as the Borrower (as defined in the First Lien Credit Agreement), the guarantors party thereto, the First Lien Agent, as administrative agent and collateral agent, and each lender from time to time party thereto.

“First Lien Credit Documents” means the First Lien Credit Agreement together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“First Lien Credit Facility” means the credit facility that provides for the First Lien Loans and is memorialized by the First Lien Credit Agreement.

“First Lien Lenders” means the lenders that hold First Lien Loans under the First Lien Credit Agreement.

“First Lien Loans” means the First Lien Term Loans and the First Lien Revolver Loans.

“First Lien Revolver Loans” means the revolving loans made under the First Lien Credit Agreement.

“First Lien Term Loans” means the term loans made under the First Lien Credit Agreement.

“First-Out Exit Term Loans” means the first-lien, first-out exit term loans contemplated under and documented by the Exit Term Loan Facility Credit Documents, which shall be in an initial principal amount as of the Effective Date equal to the principal amount of DIP Loans outstanding as of the Effective Date; provided, that such first-lien, first-out exit term loans shall in no event exceed $25 million and provided, further, that the amount of such first-lien, first-out exit term loans shall be adjusted downward on a dollar-for-dollar basis to the extent that the Debtors are, immediately prior to the Effective Date, projected to have in excess of $50 million in Cash immediately following the Effective Date.

“General Unsecured Claim” means any Unsecured Claim against the Debtors that is not an Administrative Claim, a Postpetition Securitization Program Claim, a DIP Claim, a Priority Tax Claim, a Restructuring Expense, a Cure Claim, an Other Priority Claim, an Other Secured Claim, a Secured Tax Claim, a First Lien Claim, a Second Lien Notes Claim, a 510(b) Claim, or an Intercompany Claim. For the avoidance of doubt, General Unsecured Claims include (a) Claims resulting from the rejection of Executory Contracts and Unexpired Leases and (b) Claims resulting from litigation against one or more of the Debtors.

“Gibson Dunn” means Gibson Dunn & Crutcher, LLP.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Holder” means an Entity holding a Claim or Equity Interest. When referring to Holders of the First Lien Claims or Second Lien Notes Claims, “Holder” shall mean, as applicable, a record holder of, or owner of beneficial interests in, any of the First Lien Loans or Second Lien Notes.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means the Debtors’ indemnification provisions in effect as of the Petition Date (whether in the Debtors’ bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or as provided in and by applicable law or otherwise) for the Indemnified Parties.

“Indemnified Parties” means any of the Debtors’ current and former directors, officers, managers, members, employees, accountants, investment bankers, attorneys, and other professionals of the Debtors, each of the foregoing solely in their capacity as such.

“Independent Director Fee Claims” means, as of the Effective Date, all reasonable and documented unpaid fees and expenses due to the independent directors of the Debtors pursuant to their respective director agreements with the applicable Debtor Entity.

“Insurance Contract” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, any of the Debtors and all agreements, documents, or instruments relating thereto.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor.

“Intercompany Interest” means any Equity Interest in one Debtor held by another Debtor.

“Interim DIP Order” means any order entered by the Bankruptcy Court approving the DIP Facility on an interim basis.

“Interim Postpetition Securitization Program Order” means any order entered by the Bankruptcy Court approving the Postpetition Securitization Program on an interim basis.

“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code.

“Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or any Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of the Debtors or their Estates, in each case solely to the extent of the Debtors’ or their Estates’ interest therein. A non-exclusive list of the Litigation Claims held by the Debtors as of the Effective Date will be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against any Debtor as of the Effective Date. For the avoidance of doubt, “Litigation Claims” shall exclude any Claims or Causes of Action subject to the Debtor Release set forth in Article X.B hereof.

“Local Rules” means the Bankruptcy Local Rules for the Southern District of Texas and the Procedures for Complex Cases in the Southern District of Texas.

“Management Incentive Plan” means a management incentive plan to be adopted by the New Board and entered into by Reorganized Parent, the timing and terms of which are set forth in Article V.I.

“MIP Equity” means the New Common Stock, options, and/or other equity-based awards issued pursuant to or in connection with the Management Incentive Plan.

“New Board” means the initial members of the board of directors or other governing body of Reorganized Parent, whose appointment and powers shall be consistent in all respects with the Restructuring Support Agreement. The New Board shall be comprised of seven (7) members as determined in accordance with the Restructuring Support Agreement. The members of the New Board shall be Filed with the Plan Supplement or a supplement thereto and in any event identified prior to the Effective Date.

“New Common Stock” means, collectively, the Class A New Common Stock and the Class B New Common Stock.

“New Governance Documents” means any organizational or constitutional documents, operating agreements, warrant agreements (including the Warrants Agreements), option agreements, management services agreements, shareholder and member-related agreements (including the New Shareholders’ Agreement), registration rights agreements or other governance documents, in each case, relating to the Reorganized Debtors or affiliates.

“New Second Lien Warrants” means warrants which shall be issued on the terms set forth in the New Second Lien Warrants Agreement and exercisable for seventeen and a half percent (17.5%) of the New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants), on a fully diluted basis, exercisable on a “cash” or “cashless basis” within four (4) years of the Effective Date at an equity value of $771 million; provided that such warrants for fifteen percent (15%) of the total seventeen and a half percent (17.5%) tranche shall have “Black-Scholes” protection2 for the first two (2) years after the Effective Date and the remaining warrants for two and a half percent (2.5%) of such New Common Stock shall not have Black-Scholes protection; provided, further, that in the event of a sale during such initial two (2) year period after the Effective Date, such warrants with “Black-Scholes” protection shall be paid out at the greater of (a) the “Black-Scholes” value and (b) the Cash value; provided, further, that the terms of such warrants will provide that they will not be exercisable unless such exercise otherwise complies with applicable law, including the Communications Laws.

“New Second Lien Warrants Agreement” means the form of warrant agreement governing the New Second Lien Warrants.

“New Shareholders’ Agreement” means the shareholders’ agreement of Reorganized Parent.

“Non-Debtor Releasing Parties” means, each of, and in each case in its capacity as such (a) the Consenting Lenders; (b) the First Lien Agent; (c) the Second Lien Indenture Trustee; (d) the DIP Agent; (e) the DIP Lenders; (f) the DIP Backstop Parties; (g) the Exit Backstop Parties; (h) the Securitization Program Parties; (i) the Distribution Agents; (j) each Holder of a Claim in a Voting Class that does not affirmatively elect to “opt out” of the Third Party Release as provided on its respective ballot; (k) each Holder of a Claim or Equity Interest in a Non-Voting Class that does not affirmatively elect to “opt out” of the Third Party Release as provided on its respective Release Opt Out Form; and (l) each Related Party of each Entity in clauses (a) through (k).

“Non-Voting Classes” means, collectively, Classes 1, 2, 3, 6, 7, 8, 9 and 10.

“Notice” has the meaning set forth in Article XII.K of this Plan.

“Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, a Cure Claim, a Priority Tax Claim, a DIP Claim, or a Postpetition Securitization Program Claim.

“Other Secured Claim” means any Secured Claim other than a DIP Claim, a Postpetition Securitization Program Claim, a Secured Tax Claim, a First Lien Claim, or a Second Lien Notes Claim.

“Outstanding Incentive Equity Interest” means any and all options, performance stock units, restricted stock units, share appreciation rights, restricted stock awards, or any other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into an Existing Parent Equity Interests, as in existence immediately prior to the Effective Date.

[2]

For purposes of the New Second Lien Warrants, “Black-Scholes” protection is calculated using volatility of 30%, the remaining full warrant term, and the risk-free rate that corresponds to the remaining warrant.

“Ownership Certification” means a written certification, in the form attached to the FCC Ownership Procedures Order, which shall be sufficient to enable the Debtors or Reorganized Parent, as applicable, to determine (a) the extent to which direct and indirect voting and equity interests of the certifying party are held by non-U.S. Persons, as determined under section 310(b) of the Communications Act and the FCC rules and (b) whether the holding of more than 4.99% of the Class A New Common Stock by the certifying party would result in a violation of FCC ownership rules or be inconsistent with the FCC Interim Long Form Approval.

“Parent” means Audacy, Inc.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, government, governmental agency or other Entity, whether acting in an individual, fiduciary, or other capacity, or other Entity or organization.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

“Petition for Declaratory Ruling” means a filing that shall be submitted to the FCC by the Debtors or Reorganized Debtors pursuant to 47 C.F.R. § 1.5000 et seq. for Reorganized Parent to exceed the 25% indirect foreign ownership benchmark contained in 47 U.S.C. § 310(b)(4).

“Plan” means this Joint Prepackaged Plan of Reorganization for Audacy, Inc. and Its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code, dated as of the date hereof, including the exhibits and all supplements, appendices, and schedules thereto (including, without limitation, the Plan Supplement Documents), either in its present form or as the same may be amended, supplemented, or modified from time to time.

“Plan Securities” means, collectively, the New Common Stock, the Special Warrants and the New Second Lien Warrants.

“Plan Supplement” means, collectively, the compilation of the Plan Supplement Documents, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time.

“Plan Supplement Documents” means, collectively, documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to in the Plan Supplement, ancillary or otherwise, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time. The Plan Supplement Documents will include, without limitation, the following documents: the Restructuring Transaction Steps Memorandum, the Equity Allocation Mechanism, the Exit Term Loan Facility Credit Agreement, the New Governance Documents, the Exit Securitization Program Documents, the New Second Lien Warrants Agreement, the Special Warrants Agreement, the Schedule of Retained Causes of Action, the identity of the members of the New Board and any officers of the Reorganized Debtors, and the Schedule of Rejected Executory Contracts and Unexpired Leases.

“Postpetition Securitization Program” means the Debtors’ existing trade receivables securitization program that continues on a postpetition basis with economic terms substantially similar to those of the Prepetition Securitization Program (subject to reasonable modifications, mutually agreed to by the Debtors and the Securitization Program Agent made in connection with such facility becoming a postpetition facility) and otherwise in accordance with the Postpetition Securitization Program Orders.

“Postpetition Securitization Program Claim” means any Claim on account of, arising under, or relating to the Postpetition Securitization Program Documents, the Postpetition Securitization Program, or the Postpetition Securitization Program Orders.

“Postpetition Securitization Program Documents” means the “Securitization Transaction Documents” as defined in the Interim Postpetition Securitization Program Order, in each case as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof and the Postpetition Securitization Program Orders, as applicable, prior to the Effective Date.

“Postpetition Securitization Program Orders” means, collectively, the Interim Postpetition Securitization Program Order and the Final Postpetition Securitization Program Order.

“Prepetition Retention Plans” means, collectively, all retention plans, programs and agreements in place prior to or on the Petition Date.

“Prepetition Securitization Program” means that certain trade receivable securitization program entered into as of July 15, 2021 through the Prepetition Securitization Program Documents.

“Prepetition Securitization Program Documents” means Postpetition Securitization Program Documents, as in effect immediately prior to giving effect to the Securitization Program Omnibus Amendment.

“Priority Tax Claim” means any Unsecured Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means, as applicable, (a) the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class or (b) a proportionate allocation.

“Professional” means any Person or Entity retained by the Debtors in the Chapter 11 Cases pursuant to section 327, 328, or 363 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code.

“Professional Fee Escrow Account” means an interest-bearing account established, maintained, and funded by the Reorganized Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Reserve Amount as set forth in Article V.P.

“Professional Fee Reserve Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors, Gibson Dunn, and Akin as set forth in Article V.P.

“Related Parties” means, collectively, with respect to any Entity or Person, such Entity’s or Person’s respective predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members (including ex officio members and managing members), management companies, fund advisors, employees, agents, trustees, advisory or subcommittee board members, financial advisors, attorneys (including any attorneys or professionals retained by any current or former director or manager of the Debtors in his or her capacity as a director or manager of the Debtors), accountants, investment bankers, consultants, representatives, and other professionals, in each case acting in such capacity, and any Person or Entity claiming by or through any of them, including such Related Party’s respective heirs, executors, estates, servants, and nominees.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Release Opt Out Form” means the form to be provided to Holders (other than Debtors) of Claims and Equity Interests in Non-Voting Classes through which such Holders may elect to affirmatively opt out of the Third Party Release.

“Released Party” means each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Lenders; (d) the First Lien Agent; (e) the Second Lien Indenture Trustee; (f) the DIP Agent; (g) the DIP Lenders; (h) the DIP Backstop Parties; (i) the Securitization Program Parties; (j) the Exit Backstop Parties; and (k) each Related Party of each Entity in clauses (a) through (j); provided, that any Entity that would otherwise be a “Released Party” that votes to reject this Plan, objects to this Plan, or objects to or opts out of the Third Party Release contained herein, shall not be a “Released Party.”

“Releasing Party” means, collectively, the Debtor Releasing Parties and the Non-Debtor Releasing Parties.

“Reorganized Debtors” means the Debtors, as reorganized pursuant to and under this Plan or any successor thereto.

“Reorganized Parent” means, subject to the Restructuring Transactions and the applicable New Corporate Governance Documents, (i) Audacy, Inc., a corporation, as reorganized pursuant to this Plan on or after the Effective Date, and its successors, or (ii) the new parent of the Reorganized Debtors, whether by merger, consolidation or otherwise, and which may be a corporation, limited liability company or partnership, as contemplated by Restructuring Transaction Steps Memorandum.

“Reporting Obligations” has the meaning ascribed thereto in Article V.F of this Plan.

“Required Consenting First Lien Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Lenders” means, together and collectively, the Required Consenting First Lien Lenders and the Required Consenting Second Lien Noteholders.

“Required Consenting Second Lien Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Required DIP Lenders” has the meaning set forth in the DIP Credit Agreement.

“Restructuring Documents” means collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement Documents, the New Governance Documents, the Exit Term Loan Facility Credit Documents, the Warrants Agreements, the Exit Securitization Program Documents, and any other “Definitive Documents” as defined in the Restructuring Support Agreement.

“Restructuring Expenses” means the reasonable and documented fees and expenses of the Ad Hoc Groups Advisors, the First Lien Agent and the Second Lien Indenture Trustee (including costs of their counsel), in each case payable in accordance with the terms hereof, the applicable engagement letters with the Debtors, the Restructuring Support Agreement, the DIP Orders, the First Lien Credit Documents and/or the Second Lien Notes Documents, as applicable.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of January 4, 2024, by and among the Debtors, the Consenting First Lien Lenders, and the Consenting Second Lien Noteholders (as amended, supplemented or modified from time to time), attached as Exhibit A to this Plan.

“Restructuring Transaction Steps Memorandum” means the document setting forth the sequence of certain Restructuring Transactions.

“Restructuring Transactions” has the meaning ascribed thereto in Article V.A of this Plan.

“Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of certain Executory Contracts and Unexpired Leases, if any, to be rejected by the Debtors pursuant to this Plan.

“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to this Plan.

“Second Lien Indenture Trustee” means Deutsche Bank Trust Company Americas, solely in its capacity as trustee, notes collateral agent and each other capacity for which it serves under or in connection with the Second Lien Notes Documents (as applicable), including to the extent serving as Distribution Agent (provided that if the context requires only certain of the foregoing capacities, then only in such capacity(ies)) or, as applicable, any successors, assignees, or delegees thereof.

“Second Lien Notes” means the 2027 Notes and the 2029 Notes.

“Second Lien Notes Claims” means any Claim on account of, arising under, derived from, or based on the Second Lien Notes Indentures, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the Second Lien Notes Documents.

“Second Lien Notes Claims Equity Distribution” means (a) a distribution of Class A New Common Stock, Class B New Common Stock and/or Special Warrants, as applicable, which will constitute (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants), in the aggregate, fifteen percent (15%) of the New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants, but excluding shares that may be issued in connection with the exercise of the New Second Lien Warrants), subject to dilution on account of the MIP Equity and the New Second Lien Warrants, and to be allocated among the Holders of Allowed Second Lien Notes Claims pursuant to, and subject to the terms of, the Equity Allocation Mechanism; and (b) the distribution of 100% of the New Second Lien Warrants.

“Second Lien Notes Documents” means the Second Lien Notes Indentures together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“Second Lien Notes Indentures” means (a) the 2027 Notes Indenture and (b) the 2029 Notes Indenture.

“Second-Out Exit Term Loans” means the first-lien, second-out exit term loans contemplated under and documented by the Exit Term Loan Facility Credit Documents, in accordance with the Restructuring Support Agreement, which shall be comprised of takeback debt to be provided to Holders of Allowed First Lien Claims, in a principal amount equal to $250 million minus the principal amount of the First-Out Exit Terms Loans.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Securitization Program Agent” means DZ BANK AG Deutsche ZentralGenossenschaftsbank, Frankfurt AM Main as agent under the applicable Prepetition Securitization Program Documents and Postpetition Securitization Program Documents or, as applicable, any successors, assignees, or delegees thereof.

“Securitization Program Omnibus Amendment” means that certain Omnibus Amendment, dated as of on or before the Petition Date, among Audacy Receivables, Audacy New York, the Originators (as defined in the Securitization Program Omnibus Amendment), Audacy, Inc., Autobahn Funding Company LLC, the Securitization Program Agent, and Audacy Operations, Inc.

“Securitization Program Parties” means, collectively, the Securitization Program Agent and each investor under the applicable Prepetition Securitization Program Documents and Postpetition Securitization Program Documents.

“Solicitation Agent” means Epiq Corporate Restructuring LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Special Warrant” means a warrant issued by the Reorganized Parent, with a nominal exercise price, to purchase Class A New Common Stock or Class B New Common Stock, the terms of which will provide that it will not be exercisable unless such exercise otherwise complies with applicable law.

“Special Warrants Agreement” means the agreement governing the Special Warrants.

“Specified Contracts” means, collectively, (a) that certain Amended and Restated Radio Broadcast Rights Agreement, dated as of December 22, 2023, by and between Sterling Mets, L.P. and Debtor Audacy New York, and (b) that certain Services Agreement, dated as of January 1, 2019, by and among The Nielsen Company (US), LLC and Audacy Operations, Inc. and certain of its affiliates, as amended on December 29, 2021, and further amended on November 21, 2022.

“Specified Employee Plans” means all employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Debtors applicable to any of their respective officers, directors, employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement (SERP) plans, healthcare plans, disability plans, retention plans, life and accidental death and dismemberment insurance plans, health and welfare plans, 401(k) plans, the Deferred Compensation Plans, the Prepetition Retention Plans and the Specified Employment Agreements.

“Specified Employment Agreements” means the management employment agreements of David Field, Richard Schmaeling, Susan Larkin, Andrew Sutor, John Crowley, Brian Benedick, and Elizabeth Bramowski.

“Third Party Release” has the meaning set forth in Article X.B hereof.

“Transfer of Control” means the transfer of control of any of the subsidiaries of Parent that hold FCC Licenses as a result of the issuance of the Plan Securities to Electing DIP Lenders, Holders of Allowed First Lien Claims and Holders of Allowed Second Lien Notes Claims, and as proposed in the FCC Interim Long Form Application(s), which, for the avoidance of doubt, shall also include an assignment of the FCC Licenses from the Debtors as Debtors-in-Possession to the Reorganized Debtors that are intended to hold the FCC Licenses.

“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unsecured Claim” means any Claim that is not a Secured Claim.

“Voting Classes” means Classes 4 and 5.

“Voting Record Date” means the applicable date for determining (a) which Holders of Claims in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and to vote to accept or reject this Plan, and (b) which Holders of Claims and Equity Interests in the Non-Voting Classes are entitled, as applicable, to receive the Release Opt Out Form.

“Warrants Agreements” means the Special Warrants Agreement and the New Second Lien Warrants Agreement.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

A.	Administrative Claims

1. Generally

Subject to the paragraph below regarding Professional Fee Claims, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim or fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code), in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claim, shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Administrative Claim or (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; or (c) such other treatment as permitted by section 1129(a)(9) of the Bankruptcy Code; provided that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

2. Professional Fee Claims

(a)	Final Fee Applications

All final requests for Professional Fee Claims shall be Filed no later than forty-five (45) days after the Effective Date. After notice in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than twenty-one (21) days after the Filing of the applicable final request for payment of the Professional Fee Claim.

(b)	Professional Fee Escrow Account

No later than the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained by the Reorganized Debtors, in trust solely for the benefit of the Professionals. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Escrow Account. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in full in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account within five (5) Business Days after such Professional Fee Claims are Allowed by a Final Order; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. When all such Professional Fee Claims have been resolved (either because they are Allowed Professional Fee Claims that have been paid or because they have been disallowed, expunged, or withdrawn), any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court and distributed as set forth herein. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days after entry of the order approving such Professional Fee Claims.

(c)	Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate their accrued and unpaid Professional Fee Claims prior to and as of the Effective Date and shall deliver such estimate to the Debtors, Gibson Dunn, and Akin, within five (5) days of the Effective Date. If a Professional does not provide such estimate, the Reorganized Debtors shall estimate the accrued and unpaid fees and expenses of such Professional in consultation with the Ad Hoc Groups Advisors; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

(d)	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, each Reorganized Debtor shall in the ordinary course of business pay (subject to the receipt of an invoice) in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by such Debtor or Reorganized Debtor (as applicable) after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Reorganized Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Postpetition Securitization Program Claims

All Postpetition Securitization Program Claims shall be Allowed Claims. Except to the extent that a Holder of an Allowed Postpetition Securitization Program Claim agrees to less favorable treatment, any Claims against the Debtors arising under the Postpetition Securitization Program or the Postpetition Securitization Program Orders shall be (a) paid in full in Cash in accordance with the terms and conditions of the Postpetition Securitization Program or (b) consensually amended and extended on the Effective Date into the Exit Securitization Program.

On the Effective Date, or as soon as reasonably practicable thereafter, all reasonable and documented fees and out-of-pocket expenses incurred by the advisors to the parties to the Postpetition Securitization Program shall be paid in full in Cash to the extent required under the Final Postpetition Securitization Program Orders.

C.	DIP Claims

Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for its Allowed DIP Claim, on the Effective Date each Holder of an Allowed DIP Claim shall be entitled on account of such DIP Claim, at such Holder’s option, to either (i) have such DIP Claim be repaid in full in Cash or (ii) have its Pro Rata share of DIP Loans converted into First-Out Exit Term Loans on a dollar-for-dollar basis; provided that to the extent that the principal amount of DIP Loans held by Electing DIP Lenders as of the Effective Date exceeds $25 million, each Electing DIP Lender shall receive its Pro Rata share of $25 million of First-Out Exit Term Loans, and any DIP Loans held by such Electing DIP Lenders that are not converted on a dollar-for-dollar basis into their Pro Rata share of $25 million of First-Out Exit Term Loans shall be paid in Cash.

In addition to receiving First-Out Exit Term Loans, each Holder of an Allowed DIP Claim that is an Electing DIP Lender shall be entitled to its Pro Rata share of the DIP-to-Exit Equity Distribution.

To the extent a Holder of an Allowed DIP Claim does not elect to convert its DIP Claim into First-Out Exit Term Loans, such Holder shall have its DIP Claim paid in full in Cash, and to the extent such non-converting Holder does not otherwise fund in Cash its Pro Rata share of First-Out Exit Term Loans, any resulting deficit will be backstopped by the Exit Backstop Parties. The Exit Backstop Parties shall fund any such deficit in Cash (Pro Rata based on the percentages indicated on Exhibit 7 to the Restructuring Support Agreement) and in exchange each Exit Backstop Party will receive its Pro Rata share (based on the percentages indicated on Exhibit 7 to the Restructuring Support Agreement) of (i) the First-Out Exit Term Loans and (ii) the DIP-to-Exit Equity Distribution that otherwise would have been paid to such non-converting DIP Lender had such DIP Lender elected to convert its DIP Claims to First-Out Exit Term Loans or otherwise fund in Cash such First-Out Exit Term Loans.

D.	Priority Tax Claims

Subject to Article VIII hereof, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive, if legally required, interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Reorganized Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business. On the Effective Date, any Liens securing any Allowed Priority Tax Claims shall be deemed released, terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order or rule, or the vote, consent, authorization, or approval of any Person.

E.	Statutory Fees

All fees due and payable pursuant to section 1930 of chapter 123 of the Judicial Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

This Plan constitutes a separate plan of reorganization for each Debtor. Except for the Claims addressed in Article II of this Plan, all Claims and Equity Interests are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims and Priority Tax Claims, as described in Article II.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights

1.	Other Priority Claims	Unimpaired	Presumed to Accept

2.	Other Secured Claims	Unimpaired	Presumed to Accept

3.	Secured Tax Claims	Unimpaired	Presumed to Accept

4.	First Lien Claims	Impaired	Entitled to Vote

5.	Second Lien Notes Claims	Impaired	Entitled to Vote

6.	General Unsecured Claims	Unimpaired	Presumed to Accept

7.	510(b) Claims	Impaired	Deemed to Reject

8.	Intercompany Claims	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject

9.	Intercompany Interests	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject

10.	Existing Parent Equity Interests	Impaired	Deemed to Reject

B.	Classification and Treatment of Claims and Equity Interests

1. Class 1 - Other Priority Claims

(a)	Classification: Class 1 consists of the Other Priority Claims.

(b)

Treatment: Subject to Article VIII hereof, to the extent such Class 1 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 1 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Class 1 Claim, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders and the reasonable consent of the Required Consenting Second Lien Noteholders) or the Reorganized Debtors, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 1 Claim; (b) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (c) such other treatment such that such Allowed Class 1 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 1 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

2. Class 2 - Other Secured Claims

(a)	Classification: Class 2 consists of the Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim.

(b)

Treatment: Subject to Article VIII hereof, to the extent such Class 2 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 2 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed

Class 2 Claim, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders and the reasonable consent of the Required Consenting Second Lien Noteholders) or the Reorganized Debtors, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 2 Claim; (b) the return or abandonment of the Collateral securing such Allowed Class 2 Claim; (c) reinstatement of such Allowed Class 2 Claim; (d) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; or (e) such other treatment such that such Allowed Class 2 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 2 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

3. Class 3 - Secured Tax Claims

(a)	Classification: Class 3 consists of the Secured Tax Claims.

(b)

Treatment: Subject to Article VIII hereof, to the extent such Class 3 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 3 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders and the reasonable consent of the Required Consenting Second Lien Noteholders) or the Reorganized Debtors, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 3 Claim; (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; (c) the return or abandonment of the Collateral securing such Allowed Class 3 Claim; (d) such other treatment such that such Allowed Class 3 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; or (e) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or the Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (d) or (e) above shall be made in equal quarterly Cash payments beginning on the Effective Date (or as soon as reasonably practicable thereafter), and continuing on a quarterly basis thereafter until payment in full of the applicable Allowed Class 3 Claim.

(c)

Voting: Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 3 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

4. Class 4 - First Lien Claims

(a)	Classification: Class 4 consists of the First Lien Claims.

(b)

Allowance: Class 4 First Lien Claims shall be deemed Allowed in the aggregate principal amount of $852,541,670.13, plus all interest, fees, expenses, costs and other charges due under the First Lien Credit Documents and orders of the Bankruptcy Court, including DIP Orders, through and including the Effective Date.

(c)

Treatment: Except to the extent that such Holder agrees in writing to less favorable treatment, on the Effective Date each Holder of an Allowed First Lien Claim (other than Restructuring Expenses) will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed First Lien Claim, its Pro Rata share of:

(i)	the Second-Out Exit Term Loans; and

(ii)	the First Lien Claims Equity Distribution.

(d)	Voting: Class 4 is Impaired, and Holders of Claims in Class 4 are entitled to vote to accept or reject this Plan.

5. Class 5 – Second Lien Notes Claims

(a)	Classification: Class 5 consists of the Second Lien Notes Claims.

(b)

Allowance: Class 5 Second Lien Notes Claims shall be deemed Allowed in the aggregate principal amount of $1,000,000,000.00, plus all interest, fees, expenses, costs and other charges due under the Second Lien Notes Documents and orders of the Bankruptcy Court, including the DIP Orders, through and including the Effective Date.

(c)

Treatment: Except to the extent that such Holder agrees in writing to less favorable treatment, on the Effective Date each Holder of Allowed Second Lien Notes Claims (other than Restructuring Expenses) will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Second Lien Notes Claim, its Pro Rata share of the Second Lien Notes Claims Equity Distribution.

(d)	Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject this Plan.

6. Class 6 – General Unsecured Claims

(a)	Classification: Class 6 consists of the General Unsecured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtors agree to less favorable treatment on account of such Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later, either, in the discretion of the Debtors and, to the extent practicable, in consultation with the Required Consenting First Lien Lenders, (a) payment in full in Cash, or (b) such other treatment as to render such Holder Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

(c)

Voting: Class 6 is an Unimpaired Class, and the Holders of Claims in Class 6 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 6 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 6 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

7. Class 7 – 510(b) Claims

(a)	Classification: Class 7 consists of the 510(b) Claims.

(b)

Treatment: On the Effective Date, each Class 7 Claim shall be cancelled, released, discharged, and extinguished and shall be of no further force or effect, and Holders of 510(b) Claims shall not receive any distribution on account of such 510(b) Claims.

(c)

Voting: Class 7 is an Impaired Class and shall receive no distribution under the Plan. Therefore, the Holders of Claims in Class 7 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 7 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 7 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

8. Class 8 – Intercompany Claims

(a)	Classification: Class 8 consists of the Intercompany Claims.

(b)

Treatment: On the Effective Date, each Class 8 Claim shall be, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders and the reasonable consent of the Required Consenting Second Lien Noteholders) or the Reorganized Debtors, as applicable, reinstated, compromised, or canceled and released without any distribution.

(c)

Voting: Class 8 is either (i) Unimpaired, in which case the Holders of Claims in Class 8 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired, and not receiving any distribution under this Plan, in which case the Holders of Claims in Class 8 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims in Class 8 are not entitled to vote to accept or reject this Plan.

9. Class 9 – Intercompany Interests

(a)	Classification: Class 9 consists of the Intercompany Interests.

(b)

Treatment: On the Effective Date, all Intercompany Interests shall be, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders and the reasonable consent of the Required Consenting Second Lien Noteholders) or the Reorganized Debtors, as applicable, reinstated, compromised, or canceled and released without any distribution.

(c)

Voting: Class 9 is either (i) Unimpaired, in which case the Holders of such Intercompany Interests in Class 9 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired, and not receiving any distribution under this Plan, in which case the Holders of such Intercompany Interests in Class 9 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Intercompany Interests in Class 9 are not entitled to vote to accept or reject this Plan.

10. Class 10 – Existing Parent Equity Interests

(a)	Classification: Class 10 consists of the Existing Parent Equity Interests.

(b)

Treatment: On the Effective Date, all Existing Parent Equity Interests shall be cancelled, released, discharged, and extinguished and shall be of no further force or effect, and Holders of Existing Parent Equity Interests shall not receive any distribution on account of such Existing Parent Equity Interests.

(c)

Voting: Class 10 is an Impaired Class and shall receive no distribution under the Plan. Therefore, the Holders of Existing Parent Equity Interests in Class 10 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Existing Parent Equity Interests in Class 10 are not entitled to vote to accept or reject this Plan. The Holders of Existing Parent Equity Interests in Class 10 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Combined Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1, 2, 3, and 6 are Unimpaired under this Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Classes 8 and 9 are Impaired under this Plan; however, because the Holders of such Claims and Equity Interests are Debtors, the Holders of Claims and Equity Interests in Classes 8 and 9 are conclusively presumed to have accepted this Plan. Notwithstanding their non-voting status, Holders of Claims and Equity Interests in Classes 1, 2, 3, 6, 7 and 10 will receive a Release Opt Out Form to allow such Holders to affirmatively opt out of the Third Party Release.

B.	Deemed Rejection of Plan

Classes 7 and 10 are Impaired under the Plan and Holders of 510(b) Claims or Existing Parent Equity Interests in such Classes shall receive no distribution under this Plan on account of such 510(b) Claims or Existing Parent Equity Interests. Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Such Holders will, however, receive a Release Opt Out Form to allow such Holders to affirmatively opt out of the Third Party Release.

C.	Voting Classes

Classes 4 and 5 are Impaired under this Plan. The Holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject this Plan.

D.	Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims in such Class.

E.	Acceptance by Impaired Class

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

F.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, is Impaired or properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy at or before the Combined Hearing.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by either of Class 4 or Class 5. The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to modify this Plan or the Plan Supplement in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

H.	Intercompany Interests

To the extent reinstated under the Plan, the Intercompany Interests shall be reinstated for the ultimate benefit of the Holders of the New Common Stock and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. Distributions on account of the Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and to maintain the corporate structure. For the avoidance of doubt, to the extent reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date.

I.	Votes Solicited in Good Faith

The Debtors have, and upon Confirmation shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties shall be entitled to, and upon Confirmation are granted, the protections of section 1125(e) of the Bankruptcy Code.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, the entry of the Confirmation Order shall constitute authorization for the Debtors and Reorganized Debtors, as applicable, to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, subject to the consent rights and agreements and obligations contained in the Restructuring Support Agreement. Such restructuring may include one or more issuances, transfers, mergers, amalgamations, consolidations, restructurings, dispositions, liquidations, conversions, elections, dissolutions, cancellations, formations, or creations of one or more new Entities, as may be determined by the Debtors or Reorganized Debtors, to be necessary or appropriate, but in all cases subject to the terms and conditions of this Plan and the Restructuring Support Agreement and the Restructuring Documents and any consents or approvals required hereunder or thereunder (including, without limitation, receipt of the FCC Interim Long Form Approval) (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court upon the entry of the Confirmation Order. The actions to effectuate the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, conversion, elections, cancellation, formation, creation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of issuance, transfer, assignment, assumption, distribution, contribution, direction, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, cancellation, formation, creation, conversion, or dissolution, or the filing of elections, pursuant to applicable state law; (d) the creation of one or more new Entities; (e) the filing of any required FCC Application(s); and (f) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable state law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required hereunder or thereunder.

The Restructuring Transactions shall include, but not be limited to, the Restructuring Transactions set forth in the Restructuring Transaction Steps Memorandum. Pursuant to sections 363 and 1123 of the Bankruptcy Code, the Confirmation Order shall and shall be deemed to authorize the Restructuring Transactions, including, without limitation, those set forth in the Restructuring Transaction Steps Memorandum, which shall and shall be deemed to occur in the sequence set forth therein.

B.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal Entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated, cancelled, or otherwise modified by the Plan, the Plan Supplement, or otherwise, and to the extent any such document is amended, such document is deemed amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law). Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such respective Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

The Reorganized Debtors shall be authorized to dissolve the Debtors or the Reorganized Debtors in accordance with applicable law or otherwise, in each case as contemplated by the Restructuring Transaction Steps Memorandum, including, for the avoidance of doubt, any conversion of any of the Debtors or the Reorganized Debtors pursuant to applicable law, and to the extent any such Entity is dissolved, such Entity shall be deemed dissolved pursuant to the Plan and shall require no further action or approval (other than any requisite filings required under applicable state or federal law).

C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, all claims, rights, and Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than Claims or Causes of Action subject to the Debtor Release, the Professional Fee Escrow Account and any rejected Executory Contracts and/or Unexpired Leases), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens that survive the occurrence of the Effective Date as described in Article III of this Plan. On and after the Effective Date, the Reorganized Debtors may (a) operate their respective businesses, (b) use, acquire, and dispose of their respective property and (c) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

D.	Exit Term Loan Facility Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Term Loan Facility Credit Documents and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit Term Loan Facility Credit Documents). On the Effective Date, the Exit Term Loan Facility Credit Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

On and as of the Effective Date, all Electing DIP Lenders and Holders of Allowed First Lien Claims shall be deemed to be parties to, and bound by, the Exit Term Loan Facility Credit Agreement, without the need for execution thereof by any such DIP Lender or Holder of an Allowed First Lien Claim.

The Exit Term Loan Facility shall consist of: (a) a maximum of $25 million (subject to reduction as set forth below) of First-Out Exit Term Loans comprised of converted DIP Loans (or new loans from Electing DIP Lenders that opt to fund their share of First-Out Exit Term Loans in Cash) or new loans to the extent that Electing DIP Lenders hold less than $25 million of DIP Loans; and (b) Second-Out Exit Term Loans comprised of takeback debt to be provided to Holders of Allowed First Lien Claims, in an aggregate principal amount equal to (and in no event more than) $250 million minus the amount of the First-Out Exit Term Loans, subject to adjustment set forth below.

The principal amount of First-Out Exit Term Loans shall be adjusted downward on a dollar-for-dollar basis to the extent that the Debtors are, immediately prior to the Effective Date, projected to have in excess of $50 million in Cash immediately following the Effective Date. For the avoidance of doubt, the total amount of the Exit Term Loan Facility shall not exceed $250 million in the aggregate.

By voting to accept this Plan, each DIP Lender and First Lien Lender thereby instructs and directs the Distribution Agent and the Exit Term Loan Facility Agent (as applicable), to (a) act as Distribution Agent to the extent required by this Plan, (b) execute and deliver the Exit Term Loan Facility Credit Documents (each to the extent it is a party thereto), as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Exit Term Loan Facility Agent is a party and to promptly consummate the transactions contemplated thereby, and (c) take any other actions required or contemplated to be taken by the Exit Term Loan Facility Agent and/or the Distribution Agent (as applicable) under this Plan or any of the Restructuring Documents to which it is a party.

E.	Exit Securitization Program and Approval of Exit Securitization Program Documents

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit Securitization Program and the Exit Securitization Program Documents and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the applicable Exit Securitization Program Documents and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Exit Securitization Program Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors party thereto, enforceable in accordance with their respective terms and such obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan. Upon execution of the Exit Securitization Program Documents, all Liens and security interests granted by the Reorganized Debtors pursuant to, or in connection with, the Exit Securitization Program shall be valid, binding, perfected, enforceable Liens and security interests in the property subject to a security interest granted by the applicable Reorganized Debtors pursuant to the Exit Securitization Program, with the priorities established in respect thereof under applicable non-bankruptcy law.

F.	Issuance and Distribution of Plan Securities

On the Effective Date or as soon as reasonably practicable thereafter, subject to Article V.H and the terms and conditions of the Restructuring Transactions, Reorganized Parent shall issue the Plan Securities to (a) Electing DIP Lenders, (b) Holders of Allowed First Lien Claims in Class 4, and (c) Holders of Allowed Second Lien Notes Claims in Class 5, as and if applicable. In each case, the New Common Stock and Special Warrants shall be subject to dilution on account of the

MIP Equity and the New Second Lien Warrants. The allocation of New Common Stock and Special Warrants among the Electing DIP Lenders, the Holders of Allowed First Lien Claims, and the Holders of Allowed Second Lien Notes Claims (including upon exercise of the New Second Lien Warrants) shall be made in accordance with the Equity Allocation Mechanism and pursuant to this Plan. The Class A New Common Stock and the Class B New Common Stock shall carry voting rights in accordance with the New Governance Documents. The limited voting rights given to the Class B New Common Stock shall be designed such that Holders of Class B New Common Stock shall not be deemed to hold an attributable interest in the Reorganized Debtors in accordance with Communications Laws as a result of holding such shares of Class B New Common Stock. Reorganized Parent does not intend to list the New Common Stock on the NYSE, NASDAQ, or any other national securities exchange, and none of the Reorganized Debtors intends to be subject to reporting obligations under Sections 12(b), 12(g) or 15(d) of the Exchange Act, or similar statutory public reporting obligations, in respect of the New Common Stock or any other Plan Securities (the “Reporting Obligations”), and except as otherwise expressly provided in the New Governance Documents or required by applicable law, Reorganized Parent shall not be obligated to list the Plan Securities on any national securities exchange or to register the Plan Securities under the Securities Act or the Exchange Act. The Debtors (with the consent of the Required Consenting Lenders) and Reorganized Debtors intend to take such reasonable actions in connection with the allocation of the New Common Stock or other Plan Securities to ensure that none of the Reorganized Debtors will be subject to any Reporting Obligations, and holders of Allowed DIP Claims, Allowed First Lien Claims and Allowed Second Lien Notes Claims shall use good faith efforts to cooperate with the Debtors and Reorganized Debtors, as applicable, in such actions.

Distribution of the Plan Securities may be made by delivery of stock certificates or book-entry transfer thereof by (or at the direction or consent of) the applicable Distribution Agent in accordance with this Plan, the Equity Allocation Mechanism, the Warrants Agreements, and the New Governance Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of Reorganized Parent shall be the number of shares of New Common Stock as may be designated in the New Governance Documents and the Warrants Agreements.

G.	New Shareholders’ Agreement

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, Reorganized Parent shall enter into the New Shareholders’ Agreement, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Shareholders’ Agreement).

On and as of the Effective Date, each Holder of New Common Stock shall be deemed to be a party to the New Shareholders’ Agreement without the need for execution by such Holder. The New Shareholders’ Agreement shall be binding on all Entities receiving, and all Holders of, the Plan Securities (and their respective successors and assigns), whether such New Common Stock is received or to be received on or after the Effective Date and regardless of whether such Entity executes or delivers a signature page to the New Shareholders’ Agreement.

H.	Plan Securities; Securities Act Registration and Section 1145 and Private Placement Exemptions

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and shall provide or issue the Plan Securities (including the issuance of New Common Stock upon exercise of the Special Warrants and/or New Second Lien Warrants and Class A New Common Stock upon conversion of Class B New Common Stock) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The offering, issuance, and distribution of Plan Securities (including the issuance of New Common Stock upon exercise of the Special Warrants or the New Second Lien Warrants and Class A New Common Stock upon conversion of Class B New Common Stock) with respect to the First Lien Claims Equity Distribution and the Second Lien Notes Claims Equity Distribution shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities pursuant to section 1145(a) of the Bankruptcy Code.

The Plan Securities (including the issuance of New Common Stock upon exercise of the Special Warrants and Class A New Common Stock upon conversion of Class B New Common Stock) issued with respect to the DIP-to-Exit Equity Distribution will be issued in reliance upon the exemption from registration under the Securities Act set forth in Section 4(a)(2), Regulation D and/or Regulation S.

The Plan Securities with respect to the First Lien Claims Equity Distribution and Second Lien Notes Claims Equity Distribution issued and distributed pursuant to section 1145 of the Bankruptcy Code shall be freely transferable by the recipients thereof, subject to (a) any limitations that may be applicable to any Person receiving such securities that is an “affiliate” of Reorganized Parent as determined in accordance with applicable U.S. securities law and regulations or is otherwise an “underwriter” as defined in section 1145(b) of the Bankruptcy Code; (b) any transfer restrictions of such securities and instruments in the New Governance Documents; and (c) the receipt of applicable regulatory approvals, including any applicable required FCC approval.

The Plan Securities issued pursuant to Section 4(a)(2), Regulation D and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration (or an applicable exemption from such registration requirements) under the Securities Act and other applicable law. Such securities will also be subject to any transfer restrictions in the New Governance Documents and the receipt of applicable regulatory approvals, including any applicable required FCC approval.

Reorganized Parent does not intend to list the New Common Stock on the NYSE, NASDAQ, or any other national securities exchange, and none of the Reorganized Debtors intends to be subject to any Reporting Obligations in respect of the New Common Stock or any other Plan Securities, and except as otherwise expressly provided in the New Governance Documents or required by applicable law, Reorganized Parent shall not be obligated to list the Plan Securities on any national securities exchange or to register the Plan Securities under the Securities Act or the Exchange Act.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of Plan Securities through the facilities of DTC (and any stock transfer agent), the Reorganized Debtors shall not be required to provide any further evidence to DTC (or any stock transfer agent) other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the Plan Securities, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, neither DTC nor any stock transfer agent may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Plan Securities (including the New Common Stock, Special Warrants, New Second Lien Warrants, and New Common Stock issuable upon exercise of the Special Warrants and/or New Second Lien Warrants) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

I.	Management Incentive Plan

Within 120 days following the Effective Date, the New Board shall adopt a management incentive plan that provides for the issuance of the MIP Equity to employees and directors of the Reorganized Debtors. Ten percent (10%) of the fully diluted New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants, but excluding shares that may be issued in connection with the exercise of the New Second Lien Warrants) shall be reserved for issuance under the Management Incentive Plan. The amount of New Common Stock to be allocated and awarded under the Management Incentive Plan, the form of the MIP Equity (i.e., stock options, restricted stock, appreciation rights, other equity-based awards, etc.), the participants in the Management Incentive Plan, the allocations of the MIP Equity to such participants (including the amount of allocations and the timing of the grant of the MIP Equity, except as provided herein), and the terms and conditions of the MIP Equity (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its sole discretion.

J.	Subordination

The allowance, classification, and treatment of satisfying all Claims and Equity Interests proposed under the Plan takes into consideration any and all subordination rights, whether arising by contract or under general principles of equitable subordination, the DIP Orders, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. On the Effective Date, any and all subordination rights or obligations that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims and Allowed Equity Interests will not be subject to turnover or payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights; provided that any such subordination rights shall be preserved in the event the Confirmation Order is vacated, the Effective Date does not occur in accordance with the terms hereunder or the Plan is revoked or withdrawn.

K.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein (including, without limitation, Articles V.D and V.E of this Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

L.	Organizational Documents of the Reorganized Debtors

On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors’ respective certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies) shall be amended or amended and restated, as applicable, as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code. To the extent required under the Plan or applicable non-bankruptcy law, the Reorganized Debtors will file their respective New Governance Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate or other applicable laws of the respective states, provinces, or countries of incorporation or organization. The New Governance Documents shall, among other things: (i) authorize the issuance of the Plan Securities; and (ii) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities. Subject to Article VI.E of the Plan, after the Effective Date each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Governance Documents, and the Plan.

M.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the provisions of this Plan, including, without limitation, the issuance, transfer, or distribution of the Plan Securities to be issued pursuant hereto, and without further notice to or order of the Bankruptcy Court, any act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by such Person or Entity, or the need for any approvals, authorizations, actions or consents of or from any such Person or Entity.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the New Governance Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan including, without limitation, in connection with the authorization, execution and delivery of the Warrants Agreements, the Exit Term Loan Facility Credit Documents, and the Exit Securitization Program Documents, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

N.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the terms of the current members of the board of directors of Parent shall expire and the New Board shall be appointed. Except to the extent that a current director on the board of directors of Parent is designated to serve on the New Board, the current directors on the board of directors of Parent prior to the Effective Date, in their capacities as such, shall be deemed to have resigned or shall otherwise cease to be a director of Parent on the Effective Date. Each independent director of the Debtors, in such capacity, shall not have any of his/her respective privileged and confidential documents, communications, or information transferred (or deemed transferred) to the Reorganized Debtors, Reorganized Parent, or any other Entity without such director’s prior written consent.

O.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided in this Plan (including, without limitation, Articles V.D and V.E of this Plan), all notes, stock, instruments, certificates, credit agreements and other agreements and documents evidencing or relating to the First Lien Claims, the Second Lien Notes Claims, any Impaired Claim and/or the Existing Parent Equity Interests, shall be canceled and the obligations of (i) the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity, and (ii) the Second Lien Indenture Trustee shall be discharged and its duties deemed satisfied except (to the extent applicable) with respect to such Second Lien Indenture Trustee serving as the Distribution Agent with respect to the applicable Second Lien Notes Claims; provided that the First Lien Credit Documents and the Second Lien Notes Documents shall continue in effect for the limited purpose of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the First Lien Agent and the Second Lien Indenture Trustee or other applicable Distribution Agent thereunder to make (or cause to be made), distributions under this Plan. Except to the extent otherwise provided in this Plan and the Restructuring Documents, upon completion of all such distributions, the First Lien Credit Documents and the Second Lien Notes Documents and any and all notes, securities and instruments issued in connection therewith shall terminate completely without further notice or action and be deemed surrendered.

Notwithstanding Confirmation or the occurrence of the Effective Date, except as otherwise provided herein, only such provisions that, by their express terms, survive the termination or the satisfaction and discharge of the First Lien Credit Documents and the Second Lien Notes Documents, as applicable, shall survive the occurrence of the Effective Date, including the rights of the First Lien Agent and the Second Lien Indenture Trustee to assert, pursue and be paid with respect to any charging liens, expense reimbursement, indemnification, and similar amounts.

P.	Sources of Cash for Plan Distributions

All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations, the DIP Facility, the Exit Term Loan Facility, and the Exit Securitization Program. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors. The Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to make the payments and distributions required by the Plan, subject, to the extent applicable, to the terms of the Exit Term Loan Facility and the Exit Securitization Program. To

the extent consistent with any applicable limitations set forth in any applicable post-Effective Date agreement (including the Exit Term Loan Facility and the Exit Securitization Program), any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents, the Exit Term Loan Facility, and the Exit Securitization Program), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

Q.	Preservation and Reservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Article X.B and the Exculpation contained in Article X.E of this Plan), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including, without limitation, any actions specifically identified in the Plan Supplement or the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Causes of Action without notice to or approval from the Bankruptcy Court.

No Entity (other than the Consenting Lenders, the DIP Agent, the DIP Lenders, the DIP Backstop Parties and the Exit Backstop Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement (including the Schedule of Retained Causes of Action), or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. Except as otherwise set forth herein, the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity.

The Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified in the Plan Supplement or the Schedule of Retained Causes of Action or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the

Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final Order (including, without limitation, the Confirmation Order and the DIP Orders). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

For the avoidance of doubt, the Debtors and the Reorganized Debtors do not reserve any Causes of Action or Litigation Claims that have been expressly released (including, for the avoidance of doubt, Claims against the Consenting Lenders, the DIP Agent, the DIP Lenders, the DIP Backstop Parties and the Exit Backstop Parties and Claims otherwise released pursuant to the Debtor Releases provided in Article X.B and the Exculpation contained in Article X.E of this Plan).

R.	Payment of Fees and Expenses of Certain Creditors

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein and in the Restructuring Support Agreement, the First Lien Credit Documents, the Second Lien Notes Documents and/or DIP Orders, as applicable, without any requirement to File a fee application with the Bankruptcy Court or for Bankruptcy Court review or approval. On or before the date that is five days prior to the Effective Date, invoices for all Restructuring Expenses incurred or estimated to be incurred prior to and as of the Effective Date shall be submitted to the Debtors and paid by the Debtors or the Reorganized Debtors, as applicable, in accordance with, and subject to, the terms set forth herein and in the Restructuring Support Agreement, the First Lien Credit Documents, the Second Lien Notes Documents and/or DIP Orders, as applicable,. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due and payable in the ordinary course, the Restructuring Expenses related to this Plan and implementation, Consummation, and defense of the Restructuring Transactions, whether incurred before, on, or after the Effective Date, in accordance with any applicable engagement letter, the First Lien Credit Documents and/or the Second Lien Notes Documents.

S.	FCC Licenses and Related Matters

The Debtors shall file the required FCC Short Form Application(s) and the FCC Interim Long Form Application(s) as promptly as practicable following the Petition Date and in accordance with the Restructuring Support Agreement. The Debtors shall file a Petition for Declaratory Ruling and FCC Second Long Form Application (if applicable) after the Effective Date (and if applicable, in accordance with any FCC requirements) and, if such filings are made prior to the Effective Date, their grant shall not be a condition to Consummation. After the filing of the FCC Interim Long Form Application(s), any person who thereafter acquires a DIP Claim, a First Lien Claim, or a Second Lien Notes Claim may be issued Special Warrants in lieu of any New Common Stock that would otherwise be issued to such Person under the Plan to the extent that the issuance of New Common Stock would be inconsistent with the Communications Laws and/or the FCC Interim Long Form Approval. In addition, the Debtors may, with the consent of the Required Consenting First Lien Lenders and the Required Consenting Second Lien Lenders, request that the Bankruptcy Court implement restrictions on trading of Claims and Equity Interests that might adversely affect the FCC Approval Process. The Debtors or Reorganized Debtors, as applicable, shall diligently prosecute the FCC Applications, including the Petition for Declaratory Ruling, that the Debtors or Reorganized Debtors file, and shall promptly provide such additional documents or information requested by the FCC in connection with its review of the foregoing.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption or Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case:

(i) have been assumed or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii) are the subject of a motion to reject filed by the Debtors pending on the Effective Date;

(iii) are identified as rejected Executory Contracts and Unexpired Leases by the Debtors on the Schedule of Rejected Executory Contracts and Unexpired Leases to be Filed in the Plan Supplement, which may be amended by the Debtors up to and through the Effective Date to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court a subsequent Plan Supplement and serving it on the affected non-Debtor contract parties; or

(iv) are rejected or terminated pursuant to the terms of this Plan.

For the avoidance of doubt, the Specified Contracts are assumed pursuant to this provision to the extent not subject to a separate motion to assume.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, the Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions and the rejection of Executory Contracts and Unexpired Leases set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (a) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (b) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (c) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

C.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within twenty-one (21) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 6 General Unsecured Claim.

Any Person or Entity that is required to File a proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors

and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F hereof.

D.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be deemed and treated as an Executory Contract that is and will be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or Cure Claim need be Filed, and all Claims arising from the D&O Liability Insurance Policies will survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies.

In furtherance of the foregoing, the Reorganized Debtors shall maintain and continue in full force and effect the D&O Liability Insurance Policies for the benefit of the insured Persons for the full term of such policies, and all insured Persons, including without limitation, any members, managers, directors, and officers of the Reorganized Debtors who served in such capacity at any time prior to the Effective Date or any other individuals covered by such D&O Liability Insurance Policies, shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such insured Persons remain in such positions after the Effective Date. Notwithstanding the foregoing, after assumption of the D&O Liability Insurance Policies, nothing in this Plan or the Confirmation Order alters the terms and conditions of the D&O Liability Insurance Policies. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity.

E.	Indemnification Provisions

On the Effective Date, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or Cure Claim need be Filed, and all Claims arising from the Indemnification Provisions shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Provisions. Confirmation and Consummation

of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

F.	Employment Plans

The Specified Employee Plans shall be deemed to be and treated as Executory Contracts under this Plan and on the Effective Date, in accordance with the Restructuring Support Agreement, shall be assumed by the Debtors (and assigned to the Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code with respect to which no proof of Claim, request for administrative expense, or Cure Claim need be Filed; provided that severance payments to any “insider” (as defined in section 101(31) of the Bankruptcy Code) of the Debtors terminated during the Chapter 11 Cases shall be subject to sections 503(c)(2) and 502(b)(7) of the Bankruptcy Code, to the extent each section is applicable; provided, further, that notwithstanding anything in this Plan to the contrary, all employee equity incentive plans of the Debtors in effect prior to the Effective Date shall be canceled on the Effective Date.

After the Effective Date, the New Board shall, in its discretion, implement employee incentive or bonus plans as and when it deems appropriate in accordance with the terms of any applicable New Governance Document; provided that the Management Incentive Plan shall be implemented pursuant to and in accordance with the terms of this Plan, including Article V.I hereof. Within 120 days of the Effective Date, the Reorganized Debtors shall negotiate and enter into amendments solely to supplement the Specified Employment Agreements with respect to equity grants under the Management Incentive Plan. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Specified Employee Plans. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Specified Employee Plans.

G.	Insurance Contracts

On the Effective Date, each Insurance Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or Cure Claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance Contracts. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or any insurer under the Insurance Contracts.

H.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

I.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

J.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor may be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business without further approval of the Bankruptcy Court.

K.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII hereof.

B.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the DIP Orders, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below or as otherwise provided in this Plan, the Reorganized Debtors or other applicable Distribution Agent shall make, or facilitate the making of, as applicable, all distributions required to be distributed under this Plan. The Reorganized Debtors may employ or contract with other Entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such Entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan, (b) make all distributions contemplated hereby, (c) empower professionals to represent it with respect to its responsibilities and (d) exercise such other powers as are necessary and proper to implement the provisions hereof.

Distributions on account of the Allowed DIP Claims, Allowed Postpetition Securitization Program Claims, Allowed First Lien Claims, and Allowed Second Lien Notes Claims shall be made to (or in coordination with) the DIP Agent, the Securitization Program Agent, the First Lien Agent, or the Second Lien Indenture Trustee, as applicable, and such agent will be, and shall act as, the Distribution Agent with respect to the applicable Claims in accordance with the terms and conditions of this Plan and the applicable loan documents. All distributions to Holders of Allowed DIP Claims, Allowed Postpetition Securitization Program Claims, Allowed First Lien Claims, and Allowed Second Lien Notes Claims shall be deemed completed when made by the Reorganized Debtors to (or at the direction or consent of) the DIP Agent, the Securitization Program Agent, the First Lien Agent, or the Second Lien Indenture Trustee, as applicable.

The amount of any reasonable and documented fees and expenses incurred by any Distribution Agent in connection with distributions required to be distributed under this Plan, including any reasonable and documented compensation and expense reimbursement claims (including reasonable and documented attorney fees and expenses), whether incurred prior to, on or after the Effective Date, shall be paid in Cash by the Debtors or Reorganized Debtors, as applicable, and as of the date of such completion, the duties of the DIP Agent, the Securitization Program Agent, the First Lien Agent, or the Second Lien Indenture Trustee, as applicable, with respect to such distributions shall be deemed satisfied and discharged.

For the avoidance of doubt, if and to the extent the Second Lien Indenture Trustee serves as the Distribution Agent with respect to the Second Lien Notes Claims, (i) the Second Lien Indenture Trustee shall incur no liability and be held harmless by the Reorganized Debtors, except for its gross negligence or willful misconduct, and (ii) Distribution Agent shall be deemed to be an additional capacity of the Second Lien Indenture Trustee under the applicable Second Lien Notes Documents entitling it to all rights, privileges, benefits, immunities, and protections provided under such documents.

D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions

1. Effective Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed. Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim, other than one based on a publicly traded security, that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date. For the avoidance of doubt, the Distribution Record Date shall not apply to any publicly traded security.

2. Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent; provided, further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest proof of Claim, if any, Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date.

3. Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $25.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars or Plan Securities, in each case with respect to Impaired Claims. With respect to Impaired Claims, whenever any payment or distribution of a fraction of a dollar or a fraction of a share of Plan Securities under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of Plan Securities (up or down), with half dollars and half shares of Plan Securities or more being rounded up to the next higher whole number and with less than half dollars and half shares of Plan Securities being rounded down to the next lower whole number (and no Cash shall be distributed in lieu of such fractional Plan Securities). The total number of Plan Securities to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share of a Plan Security.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if the amount to be distributed to the specific Holder of an Allowed Claim on the Effective Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4. Undeliverable Distributions

(a) Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address in accordance with the time frames described in Article VII.D.4(b) hereof, at which time (or as soon as reasonably practicable thereafter) all currently due but missed distributions shall be made to such Holder. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b) Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within ninety (90) days after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim shall become the property of the Reorganized Debtors free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash, Plan Securities, and/or other property, as applicable, shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

(c) Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its rights for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such right against the Debtors, their Estates, the Reorganized Debtors, or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.

E.	Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors and any other applicable Distribution Agent (including for purposes of this Article VII.E, the Debtors) shall comply with all applicable withholding and reporting requirements imposed on them by any federal, state, local, or foreign Governmental Unit, and all distributions hereunder and under all related agreements shall be subject to any such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors and any other applicable Distribution Agent shall have the right, but not the obligation, to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements, including (i) withholding distributions pending receipt of information necessary to facilitate such distributions and (ii) in the case of a non-Cash distribution that is subject to withholding, withholding an appropriate portion of such property and either liquidating such withheld property to generate sufficient funds to pay applicable withholding taxes (or reimburse the distributing party for any advance payment of the withholding tax) or pay the withholding tax using its own funds and retain such withheld property. Notwithstanding any provision in this Plan to the contrary, upon the request of the Reorganized Debtors or any other applicable Distribution Agent, all Persons and Entities holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes, and each Holder of an Allowed Claim will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this Article VII.E shall be treated as if distributed to the Holder of the Allowed Claim.

Any Person or Entity entitled to receive any property as an issuance or distribution under this Plan shall, upon request, deliver to the applicable Reorganized Debtor or other applicable Distribution Agent, or such other Person designated by the Reorganized Debtor or the Distribution Agent, an IRS Form W-9 or, if the payee is a foreign Person or Entity, an applicable IRS Form W- 8, or any other forms or documents reasonably requested by a Reorganized Debtor or Distribution Agent to reduce or eliminate any withholding required by any Governmental Unit.

F.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law (as reasonably determined by the Reorganized Debtors), be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the applicable Distribution Agent, by checks drawn on, or wire transfer from, a domestic bank selected by such Distribution Agent. Cash payments to foreign creditors may be made, at the option of such Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

A Claim shall be correspondingly reduced, and the applicable portion of such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen days of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

2. Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary herein, nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims

1. Allowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 or section 510 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

2. Disallowance of Certain Claims

Any Holders of Claims disallowed pursuant to section 502(d) of the Bankruptcy Code, unless and until expressly Allowed pursuant to this Plan, shall not receive any distributions on account of such Claims until such time as such Causes of Action against that Holder have been settled or a Final Order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtors by that Holder have been turned over or paid to the Reorganized Debtors.

3. Prosecution of Objections to Claims

After Confirmation but before the Effective Date, the Debtors (in consultation with the Required Consenting First Lien Lenders and the Required Consenting Second Lien Noteholders), and after the Effective Date, the Reorganized Debtors, in each case, shall have the authority to File objections to Claims (other than Claims that are Allowed under this Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided that this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

4. Claims Estimation

After Confirmation but before the Effective Date, the Debtors (in consultation with the Required Consenting First Lien Lenders and the Required Consenting Second Lien Noteholders), and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. § 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen (14) calendar days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.

5. No Filings of Proofs of Claim

Except as otherwise provided in this Plan, Holders of Claims will not be required to File a proof of Claim, and except as provided in this Plan, no parties should File a proof of Claim. The Debtors do not intend to object in the Bankruptcy Court to the allowance of Claims Filed; provided that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors will constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing within thirty (30) days of receipt of any distribution on account of such Holder’s Claim, in which event the Claim will become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided that the Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

B.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted on the Claims register by the Reorganized Debtors without a claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	No Distributions Pending Allowance

If an objection to a Claim is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

D.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

The Reorganized Debtors or other applicable Distribution Agent shall make distributions on account of any Disputed Claim that has become Allowed after the Effective Date at such time that such Claim becomes Allowed (or as soon as reasonably practicable thereafter). Such distributions will be made pursuant to the applicable provisions of Article VII of this Plan.

E.	No Interest

Unless otherwise specifically provided for herein, in the DIP Orders, or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Consummation

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof.

1. The Confirmation Order shall be consistent with the Restructuring Support Agreement and otherwise in compliance with the consent rights contained therein; shall have been entered by the Bankruptcy Court; shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered; and shall not be subject to any pending appeal, and the appeals period for the Confirmation Order shall have expired; provided, that the requirement that the Confirmation Order not be subject to any pending appeal and the appeals period for the Confirmation Order shall have expired may be waived by the Debtors, the Required Consenting Lenders, and the Required DIP Lenders;

2. The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption, assumption and assignment and/or rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

3. The purchase limit under the Exit Securitization Program shall be in the amount of $100 million.

4. This Plan, the Disclosure Statement and the other Restructuring Documents, and all other documents contained in any supplement to this Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein, shall be in full force and effect and in form and substance consistent with the Restructuring Support Agreement, and otherwise in compliance with the consent rights of the Required Consenting Lenders and Required DIP Lenders, as applicable, each to the extent required in the Restructuring Support Agreement;

5. The Exit Term Loan Facility Credit Documents shall be executed (or deemed to be executed) and delivered and shall be in full force and effect and the Exit Term Loan Facility shall be consummated concurrently with the Effective Date (with all conditions precedent (other than any conditions related to the Effective Date or certification by the Debtors that the Effective Date has occurred) to the effectiveness of the Exit Term Loan Facility having been satisfied or waived);

6. The Exit Securitization Program Documents shall be executed (or deemed to be executed) and delivered and shall be in full force and effect and the Exit Securitization Program shall be consummated concurrently with the Effective Date (with all conditions precedent (other than any conditions related to the Effective Date or certification by the Debtors that the Effective Date has occurred) to the effectiveness of the Exit Securitization Program having been satisfied or waived);

7. All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by this Plan shall have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect;

8. Any and all governmental, regulatory, environmental, and third party approvals and consents (including, for the avoidance of doubt, the FCC Interim Long Form Approval), including Bankruptcy Court approval, that are legally required for the consummation of the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect; and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

9. There shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other governmental unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;

10. Subject only to the occurrence of the Effective Date, the New Governance Documents and the Warrants Agreements shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

11. The Restructuring Support Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

12. The DIP Facility shall be in full force and effect and shall not have been terminated in accordance with its terms;

13. The Professional Fee Escrow Account shall have been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan and in an amount sufficient to pay the Restructuring Expenses and reasonable and documented fees and expenses after the Effective Date, including those of (a) Latham & Watkins LLP, as counsel to the Debtors; (b) Porter Hedges LLP, as local counsel to the Debtors; (c) PJT Partners, Inc., as financial advisor and investment banker to the Debtors; (d) FTI Consulting, Inc., as restructuring advisor to the Debtors; and (e) FGS Global (US) LLC, as public relations consultant to the Debtors; pending approval of the Professional Fee Claims by the Bankruptcy Court; and

14. The Restructuring Expenses shall have been paid in full in Cash.

B.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Consummation of this Plan set forth in this Article IX (other than receipt of the FCC Interim Long Form Approval) may be waived in writing by the Debtors, the Required Consenting First Lien Lenders, the Required DIP Lenders, and the Required Consenting Second Lien Noteholders (the consent of the Required Consenting Second Lien Noteholders not to be unreasonably withheld or delayed) and without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to consummate this Plan; provided, that the condition to Consummation set forth in Article IX.A.14, with respect to payment of the Ad Hoc Second Lien Group Advisors, shall require the consent of the Required Consenting Second Lien Noteholders (without qualification). The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

ARTICLE X.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.	General

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan.

B.	Release of Claims and Causes of Action

1. Release by the Debtors and their Estates. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtor Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action, Litigation Claims, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (a) the Chapter 11 Cases (including the filing thereof), the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the First Lien Credit Facility and First Lien Credit Documents, the Second Lien Notes and Second Lien Notes Documents, the Warrants Agreements, the DIP Facility and DIP Loan Documents, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents, the Prepetition Securitization Program and Prepetition Securitization Documents, the Postpetition Securitization Program and Postpetition Securitization Program Documents, the Exit Securitization Program and Exit Securitization Program Documents, the Plan Securities and any related documentation, the New Governance Documents, the FCC Approval Process, and any other Restructuring Documents, (b) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (c) the business or contractual arrangements between any Debtor and any Released Parties, (d) the negotiation, formulation or preparation of the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the Warrants Agreements, the DIP Facility and DIP Loan Documents, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents, the Prepetition Securitization Program and Prepetition Securitization Documents, the Postpetition Securitization Program and Postpetition Securitization Program Documents, the Exit Securitization Program and Exit Securitization Program Documents, the Plan Securities and any related documentation, the New Governance Documents, the FCC Approval Process, and any other Restructuring Documents, or related agreements, instruments or other documents, (e) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (f) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtors or the Reorganized Debtors, and/or (g) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan, that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Person or Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided that the foregoing provisions of this Debtor Release shall not operate to waive or release (a) the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents and the Exit Securitization Program and Exit Securitization Program Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court and (b) claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article X.B shall or shall be deemed to (a) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person or Entity that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (b) operate as a release or waiver of any Intercompany Claims or any obligations of any Entity arising after the Effective Date under the Exit Term Loan Facility or Exit Term Loan Facility Credit Documents, the Exit Securitization Program or Exit Securitization Program Documents, or any document, instrument or agreement set forth in the Plan Supplement, in each case unless otherwise expressly provided for in this Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interest of the Debtors and their Estates; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtor Releasing Parties asserting any claim or Cause of Action released pursuant to the Debtor Release.

2. Release By Third Parties. Except as otherwise expressly provided in this Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action, Litigation Claims, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (a) the Chapter 11 Cases (including the filing thereof), the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the First Lien Credit Facility and First Lien Credit Documents, the Second Lien Notes and the Second Lien Notes Documents, the Warrants Agreements, the DIP Facility and DIP Loan Documents, the Prepetition Securitization Program and Prepetition Securitization Documents, the Postpetition Securitization Program and Postpetition Securitization Program Documents, the Exit Securitization Program and Exit Securitization Program Documents, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents, the Plan Securities and any related documentation, the New Governance Documents, the FCC Approval Process, and any other Restructuring Documents, (b) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (c) the business or contractual arrangements between any Debtor and any Released Parties, (d) the negotiation, formulation or preparation of the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the Warrants Agreements, the DIP Facility and DIP Loan Documents, the Prepetition Securitization Program and Prepetition Securitization Documents, the Postpetition Securitization Program and Postpetition Securitization Program Documents, the Exit Securitization Program and Exit Securitization Program Documents, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents, the Plan Securities and any related documentation, the New Governance Documents, the FCC Approval Process, and any other Restructuring Documents, or related agreements, instruments or other documents, (e) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (f) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtors or the Reorganized Debtors, and/or (g) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided that the foregoing provisions of this Third Party Release shall not operate to waive or release (a) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court and (b) claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (a) consensual; (b) essential to confirmation of this Plan; (c) in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third Party Release; (e) in the best interest of the Debtors, their Estates, and all Holders of Claims and Equity Interests; (f) fair, equitable and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third Party Release.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before Confirmation, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date: (a) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (b) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (c) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.	Exculpation

Except as otherwise specifically provided in this Plan, from and after the Effective Date, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim, obligation, Cause of Action or liability for any Exculpated Claim, except for fraud, gross negligence, willful misconduct or criminal conduct, and in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to this Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of securities hereunder. The exculpation hereunder will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

F.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (A) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (B) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (C) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND; (D) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND; OR (E) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE

RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE CONFIRMATION ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE AT THE TIME OF CONFIRMATION, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

NO PERSON OR ENTITY MAY COMMENCE OR PURSUE A CLAIM OR CAUSE OF ACTION OF ANY KIND AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE EXCULPATED PARTIES, OR THE RELEASED PARTIES THAT RELATES TO OR IS REASONABLY LIKELY TO RELATE TO ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF A CLAIM OR CAUSE OF ACTION RELATED TO THE CHAPTER 11 CASES PRIOR TO THE EFFECTIVE DATE, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THE RESTRUCTURING SUPPORT AGREEMENT, THE DISCLOSURE STATEMENT, THIS PLAN, THE PLAN SUPPLEMENT, OR ANY TRANSACTION RELATED TO THE RESTRUCTURING, ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO BEFORE OR DURING THE CHAPTER 11 CASES IN CONNECTION WITH THE RESTRUCTURING TRANSACTIONS, ANY PREFERENCE, FRAUDULENT TRANSFER, OR OTHER AVOIDANCE CLAIM ARISING PURSUANT TO CHAPTER 5 OF THE BANKRUPTCY CODE OR OTHER APPLICABLE LAW, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THIS PLAN, INCLUDING THE ISSUANCE OF SECURITIES PURSUANT TO THIS PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THIS PLAN OR ANY OTHER RELATED AGREEMENT, OR UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE RELATED OR RELATING TO ANY OF THE FOREGOING, WITHOUT REGARD TO WHETHER SUCH PERSON OR ENTITY IS A RELEASING PARTY, WITHOUT THE BANKRUPTCY COURT (A) FIRST DETERMINING, AFTER NOTICE AND A HEARING, THAT SUCH CLAIM OR CAUSE OF ACTION REPRESENTS A COLORABLE CLAIM OF ANY KIND AND (B) SPECIFICALLY AUTHORIZING SUCH PERSON OR ENTITY TO BRING SUCH CLAIM OR CAUSE OF ACTION AGAINST ANY SUCH DEBTOR, REORGANIZED DEBTOR, EXCULPATED PARTY, OR RELEASED PARTY. THE BANKRUPTCY COURT WILL HAVE SOLE AND EXCLUSIVE JURISDICTION TO ADJUDICATE THE UNDERLYING COLORABLE CLAIM OR CAUSES OF ACTION. AT THE HEARING FOR THE BANKRUPTCY COURT TO DETERMINE WHETHER SUCH CLAIM OR CAUSE OF ACTION REPRESENTS A COLORABLE CLAIM OF ANY KIND, THE BANKRUPTCY COURT MAY, OR SHALL IF ANY DEBTOR, REORGANIZED DEBTOR, OR OTHER PARTY IN INTEREST REQUESTS BY MOTION (ORAL MOTION BEING SUFFICIENT), DIRECT THAT SUCH PERSON OR ENTITY SEEKING TO COMMENCE OR PURSUE SUCH CLAIM OR CAUSE OF ACTION FILE

A PROPOSED COMPLAINT WITH THE BANKRUPTCY COURT EMBODYING SUCH CLAIM OR CAUSE OF ACTION, SUCH COMPLAINT SATISFYING THE APPLICABLE FEDERAL RULES OF CIVIL PROCEDURE, INCLUDING, BUT NOT LIMITED TO, RULE 8 AND RULE 9 (AS APPLICABLE), WHICH THE BANKRUPTCY COURT SHALL ASSESS BEFORE MAKING A DETERMINATION.

Nothing in the Confirmation Order or this Plan shall effect a release of any claim by the United States Government or any of its agencies, including without limitation any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against any party or person, nor shall anything in the Confirmation Order or this Plan enjoin the United States from bringing any claim, suit, action, or other proceedings against any party or person for any liability of such persons whatsoever, including without limitation any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such persons, nor shall anything in the Confirmation Order or this Plan exculpate any party or person from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against any party or person.

G.	Binding Nature Of Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THIS PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, THE DEBTORS, THE REORGANIZED DEBTORS, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, ALL PERSONS AND ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, EXCULPATIONS, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THIS PLAN, EACH PERSON AND ENTITY ACQUIRING PROPERTY UNDER THIS PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTORS AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR ENTITY (A) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (B) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN OR IS CONCLUSIVELY PRESUMED TO REJECT THIS PLAN.

H.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim (other than an Allowed Claim held by a Consenting Lender or a DIP Lender) and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of a Claim be entitled to set off any such Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Effective Date, and notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

J.	Recoupment

In no event shall any Holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before Confirmation, notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

ARTICLE XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters arising out of or related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4. resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date; provided that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person’s or Entity’s obligations incurred in connection with this Plan;

9. hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

11. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

12. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

13. issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

14. enforce the terms and conditions of this Plan, the Confirmation Order, and the Restructuring Documents;

15. resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

16. hear and determine all Litigation Claims;

17. enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

18. resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan;

19. enter an order or final decree concluding or closing the Chapter 11 Cases;

20. enforce all orders previously entered by the Bankruptcy Court; and

21. hear any other matter not inconsistent with the Bankruptcy Code.

Notwithstanding the foregoing, (a) any dispute arising under or in connection with the Exit Term Loan Facility, the Exit Securitization Program, the New Governance Documents and the New Shareholders’ Agreement shall be dealt with in accordance with the provisions of the applicable document and (b) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article XI of this Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

B.	Post-Effective Date Fees and Expenses

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

C.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of this Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict.

D.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan and the consent rights contained in the Restructuring Support Agreement (including the exhibits thereto): (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

E.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute (i) approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code; and (ii) a finding that such modifications to the Plan do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

F.	Revocation or Withdrawal of Plan

Subject to the consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto), the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date with respect to any or all Debtors and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, with respect to one or more of the Debtors, then with respect to such applicable Debtor or Debtors: (i) the Plan will be null and void in all respects; (ii) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (iii) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Equity Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

G.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

H.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (a) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (b) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

I.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

J.	Severability

If, prior to Confirmation, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

K.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Audacy, Inc.

2400 Market Street, 4th Floor

Philadelphia, Pennsylvania 19103

Attn: Andrew Sutor, Executive Vice President & General Counsel

Email: Andrew.Sutor@Audacy.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

300 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn:  Caroline A. Reckler

          Joseph C. Celentino

Telephone: (312) 876-7700

Email: caroline.reckler@lw.com

           joe.celentino@lw.com

-and-

Porter Hedges LLP

1000 Main St., 36th Floor

Houston, TX 77002

Attn:  John F. Higgins

          M. Shane Johnson

          Megan Young-John

Telephone: 713-226-6000

Email: jhiggins@porterhedges.com

           sjohnson@porterhedges.com

           myoung-john@porterhedges.com

If to the Consenting First Lien Lenders and DIP Lenders:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attn: Scott J. Greenberg

          Matthew J. Williams

          AnnElyse Scarlett Gains

Email: SGreenberg@gibsondunn.com

           MJWilliams@gibsondunn.com

           AGains@gibsondunn.com

If to the Consenting Second Lien Lenders:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036

Attn: Michael S. Stamer;

          Jason P. Rubin

Email: mstamer@akingump.com

           jrubin@akingump.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by electronic mail, when transmitted by the sender. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to the Debtors’ or Reorganized Debtors’ legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party.

L.	Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (ii) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (iii) the making, assignment, or recording of any lease or sublease; (iv) the grant of collateral as security for any or all of the Exit Term Loan Facility; or (v) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales or use tax, or other similar tax or governmental assessment. All appropriate state or local governmental officials, agents, or filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

M.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

N.	Tax Reporting and Compliance

The Reorganized Debtors are authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

O.	Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

P.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

Q.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

R.	Default by a Holder of a Claim or Equity Interest

An act or omission by a Holder of a Claim or an Equity Interest (other than the DIP Lenders, the DIP Agent and the Consenting Lenders) in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party (other than the DIP Lenders, the DIP Agent and the Consenting Lenders) in contempt of the Confirmation Order and may be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a Holder of a Claim or Equity Interest (other than the DIP Lenders, the DIP Agent and the Consenting Lenders), the Bankruptcy Court may: (a) designate a party to appear, sign, and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting Holder of a Claim or Equity Interest in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

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Dated: January 4, 2024

Respectfully submitted,

AUDACY, INC. AND ITS AFFILIATE DEBTORS

By:	/s/ Andrew P. Sutor, IV
Title:	Executive Vice President